As filed with the Securities and Exchange Commission on December 17, 2003
Registration No. 333-XXXXXX

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PDC 2004-2006 DRILLING PROGRAM I
(Exact name of registrant as specified in its charter)

West Virginia (State or other jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	Applied for (IRS Employer Identification No.)

103 East Main Street
Bridgeport, West Virginia 26330
304/842-6256

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven R. Williams, President
Petroleum Development Corporation
103 East Main Street
Bridgeport, West Virginia 26330
304/842-6256
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laurence S. Lese

Duane Morris LLP
1667 K Street, N.W., Suite 700
Washington, D.C. 20006-1608
(202) 776-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes affective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 the Securities Act of 1933, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
Units of general and limited partnership interest	20,000 units	$20,000	$400,000,000	$32,360

(1) Registration fee calculated on the basis of the current Section 6(b) of the Securities Act of 1933 rate of $80.90 per $1 million of securities registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) shall determine.

PROSPECTUS

PDC 2004-2006 DRILLING PROGRAM
$400 Million Offered ($1.75 Million Minimum Subscriptions)
Preformation General Partnership Units and Limited Partnership Units
$20,000 per Unit (Minimum Subscription - $5,000)

PDC 2004-2006 Drilling Program, which we refer to as the "program" in this prospectus, is a series of up to twelve limited partnerships which Petroleum Development Corporation, the managing general partner, will form to drill, own, and operate natural gas and oil wells in Colorado, Michigan, North Dakota, Alabama, West Virginia, Pennsylvania, Utah and other states. The program intends to drill its wells in Colorado.

These Securities Are Speculative and Involve a High Degree of Risk. See "Risk Factors" on page 5 for an explanation of the various risks involved in this offering. Investment risks and considerations include:

    Drilling gas and oil wells is highly risky; you might lose your entire investment in the program.
    No investor may participate in the management of any partnership.
    The program has not yet selected any prospects for gas and oil drilling; thus, no investor can evaluate any prospect before investing.
    Investors may be subject to unlimited liability.
    No public market exists or will develop for the units; you may not be able to sell your units when or if you wish.
    Significant tax considerations are involved in an investment.

We must sell a minimum of $3 million of units in a limited partnership (with respect to each of the PDC -A designated limited partnerships; $1.75 million with respect to each of the PDC -B and -C designated limited partnerships; and $3.5 million with respect to each of the PDC -D designated limited partnerships) if we sell any units. We will sell units beyond the minimum amount on a best efforts basis. The offerings of partnerships designated PDC 2004- Limited Partnership will terminate on December 31, 2004; of those designated PDC 2005- Limited Partnership will terminate on December 30, 2005; and of those designated PDC 2006- Limited Partnership will terminate on December 29, 2006. Branch Banking and Trust Company will hold subscription proceeds of each partnership in a separate escrow account and will not release funds to a partnership before the sale of the minimum number of that partnership's units. See "Plan of Distribution" on page ___ for a discussion of the various terms and conditions involved in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the attorney general of the State of New York nor the attorney general of the State of New Jersey nor the Bureau of Securities of the State of New Jersey has passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.
	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Partnerships
Per Unit ..........	$ 20,000	$ 2,100 (10.5%)	$ 17,900 (89.5%)
Total Minimum .....	$ 1,750,000	$ 183,750 (10.5%)	$ 1,566,250 (89.5%)
Total Maximum .....	$400,000,000	$42,000,000 (10.5%)	$358,000,000 (89.5%)

PDC Securities Incorporated, Dealer Manager

and an Affiliate of the Managing General Partner

The date of this prospectus is , 2004.

TABLE OF CONTENTS

SUMMARY *

RISK FACTORS *

Special Risks of the Partnerships *

Drilling natural gas and oil wells is speculative, may be unprofitable, and may result in the total loss of your investment *

Spot market prices for natural gas typically have been lower in Colorado than spot market prices in the Eastern United States *

Investors can anticipate an extended period before they achieve payout on their investment in the partnership. *

The Managing General Partner has not selected any prospects for acquisition, and as a result the investor partners will be unable to evaluate any prospect before they invest in the program *

Because of a lengthy offering period, delays in the investment of an investor's subscription are likely; because of the delay, you can expect a delay in any cash distributions from the partnership to you *

Additional general partners will be individually liable for partnership obligations and liabilities beyond the amount of their subscriptions, partnership assets, and the assets of the Managing General Partner *

The Managing General Partner and its affiliates will receive compensation from the partnership upon funding of the partnership and throughout the life of the partnership; these compensation payments could result in conflicts of interest by the Managing General Partner and its affiliates; compensation payments made to the Managing General Partner and its affiliates will reduce the amount of cash distributions that investors may receive *

The partnership's wells might not produce commercial quantities of natural gas or oil; as a result, your investment in the partnership might not be profitable *

Our retention of partnership revenues to pay for additional development work would result in a reduction of cash distributions to investors in the short term and may not increase cash distributions in the long term *

Withholding funds for development work will decrease your cash distributions but may not decrease the taxes you must pay *

There will be no public market for the units, and as a result an investor partner may not be able to sell his or her units *

Sufficient insurance coverage may not be available for the partnership, thereby increasing the risk of loss for the investor partners *

A partnership which drills fewer wells will be less diversified, thereby increasing the risk of financial loss for the investors *

Through their involvement in partnership and other non-partnership activities, the Managing General Partner and its affiliates have interests which conflict with those of the investor partners; actions taken by the Managing General Partner in furtherance of its own interests could result in the partnership's being less profitable and a reduction in cash distributions to the investors *

Unaffiliated persons might manage jointly-owned partnership prospects; a partnership could be financially liable for obligations of jointly-owned prospects; as a result, the expenses of the partnership might increase and the cash distributions to investors might decrease *

The partnership may not borrow funds, even if needed for partnership operations; as a result, the partnership might not have sufficient capital for its operations and we might not be able to fully develop the partnership's wells; in that event, an investor might anticipate a reduction in cash distributions *

The partnership and other partnerships sponsored by the Managing General Partner may compete with each other for prospects, equipment, contractors, and personnel; as a result, the partnership may find it more difficult to operate effectively and profitably *

The partnership may drill exploratory wells, which involves a greater risk of financial loss than drilling development wells *

The results of drilling previous partnerships sponsored by the Managing General Partner are not indicative of the results to be experienced by the partnerships; your investment in the partnership might not be profitable *

In view of the cost sharing arrangements, the investor partners will bear the substantial amount of costs and risks of non-commercial wells *

Investor partners may be personally liable if they violate the limited partnership agreement *

Indemnification of additional general partners by the Managing General Partner could reduce the value of the partnership and the investment interests of the investor partners *

Receipt by limited partners of partnership distributions could result in liability of the limited partners to the partnership *

A significant financial loss by the Managing General Partner could result in our inability to indemnify additional general partners for personal losses suffered because of partnership liabilities *

An investor partner may not receive a cash distribution if the distribution would cause a capital account deficit *

The dealer manager is not independent and has not conducted an independent due diligence evaluation of the offering *

Risks Pertaining to Natural Gas and Oil Investment *

The drilling of natural gas and oil wells is highly speculative and risky and may result in unprofitable wells *

The prices for natural gas and oil have been quite unstable; a decline in the price could cause the partnership to be unprofitable *

Fluctuating market conditions and government regulations may cause a decline in the profitability of the partnership *

Rapid growth of production in the Rocky Mountain region may result in lower prices and production restrictions until new pipeline facilities are put in service *

Environmental hazards involved in drilling gas and oil wells may result in substantial liabilities for the partnership *

Increases in drilling costs would reduce the partnership's profitability *

A reduced availability of drilling rigs, due in part to intense competition in drilling, may delay the drilling of partnership wells and cash distributions to investors *

Failure by subcontractors to pay for materials or services could reduce the partnership's profitability *

Delay in partnership gas or oil production could reduce the partnership's profitability *

Tax Status and Tax Risks *

Partnership classification as a corporation or a publicly traded partnership would substantially alter the tax treatment of the partnership *

An investment as a limited partner may not be advisable for a person who does not anticipate having substantial current taxable income from passive activities *

An investment as an additional general partner in the partnership may not be advisable for a person whose taxable income from all sources is not recurring and is not subject to the higher marginal federal income tax rates *

Under the Code, a partner's tax liabilities may exceed the cash distributions received by that partner *

If the Service audits the partnership's tax returns, an investor partner might owe more taxes plus interest and penalties *

Partnership losses after the conversion of general partnership interests to limited partnership interests will be passive losses for tax purposes *

A material portion of the subscription proceeds will not be currently deductible *

If the Service challenges the partnership's deduction for the prepayment of drilling costs, you could owe additional taxes plus interest and penalties *

Counsel's tax opinion does not cover various tax considerations involved in one's investment in the partnership *

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS *

TERMS OF THE OFFERING *

General *

Activation of the Partnerships *

Types of Units *

Conversion of units by the Managing General Partner and by additional general partners *

Unit Repurchase Program *

Investor Suitability *

ASSESSMENTS AND FINANCING *

SOURCE OF FUNDS AND USE OF PROCEEDS *

Source of Funds *

Use of Proceeds *

Subsequent Source of Funds *

PARTICIPATION IN COSTS AND REVENUES *

Profits and Losses; Cash Distributions *

Revenues *

Costs *

Cash Distribution Policy *

Termination *

COMPENSATION TO THE MANAGING GENERAL PARTNER AND AFFILIATES *

PROPOSED ACTIVITIES *

Introduction *

Drilling Policy *

Acquisition of Undeveloped Prospects *

Title to Properties *

PDC Prospects *

Drilling and Completion Phase *

Production Phase of Operations *

Interests of Parties *

Insurance *

The Managing General Partner's Policy Regarding Roll-Up Transactions *

COMPETITION, MARKETS AND REGULATION *

Competition and Markets *

Natural Gas Pricing *

Regulation *

Proposed Regulation *

MANAGEMENT *

General Management *

Experience and Capabilities as Driller/Operator *

Petroleum Development Corporation *

Certain Shareholders of Petroleum Development Corporation *

Remuneration *

Legal Proceedings *

CONFLICTS OF INTEREST *

Certain Transactions *

FIDUCIARY RESPONSIBILITY OF THE MANAGING GENERAL PARTNER *

PRIOR ACTIVITIES *

Prior Partnerships *

Previous Drilling Activities *

Tax Deductions and Tax Credits of Participants in Previous Partnerships *

Partnership Estimated Proved Reserves and Future Net Revenues *

TAX CONSIDERATIONS *

Summary of Conclusions *

General Tax Effects of Partnership Structure *

Intangible Drilling and Development Costs Deductions *

Classification of Costs *

Timing of Deductions *

Recapture of IDC *

Depletion Deductions *

Depreciation Deductions *

Interest Deductions *

Transaction Fees *

Basis and At Risk Limitations *

Passive Loss Limitations *

Introduction *

General Partner Interests *

Limited Partner Interests *

Alternative Minimum Tax *

Gain or Loss on Sale of Property or Units *

Partnership Distributions *

Partnership Allocations *

Tax Shelter Rules *

Profit Motive *

Administrative Matters *

Accounting Methods and Periods *

Social Security Benefits; Self-employment Tax *

State and Local Taxes *

Individual Tax Advice Should Be Sought *

SUMMARY OF LIMITED PARTNERSHIP AGREEMENT *

Responsibility of Managing General Partner *

Liability of General Partners, Including Additional General Partners *

Liability of Limited Partners *

Allocations and Distributions *

Voting Rights *

Retirement and Removal of the Managing General Partner *

Term and Dissolution *

Indemnification *

Reports to Partners *

Power of Attorney *

Other Provisions *

TRANSFERABILITY OF UNITS *

PLAN OF DISTRIBUTION *

SALES LITERATURE *

LEGAL OPINIONS *

EXPERTS *

ADDITIONAL INFORMATION *

GLOSSARY OF TERMS *

FINANCIAL STATEMENTS F-1

APPENDICES:

A. Form of Limited Partnership Agreement A-1

B. Subscription Agreement B-1

C. Special Subscription Instructions C-1

D. Opinion of Counsel - Tax Considerations D-1

SUMMARY

This summary highlights material information from this prospectus. You should read the entire prospectus carefully and the attached appendices before you decide to invest. We direct prospective investors to the "Glossary of Terms" beginning on page ___ for definitions of various technical terms appearing throughout the prospectus.

Business of the Partnerships

Each partnership will drill, own, and operate natural gas and oil wells which may be located in Colorado, Michigan, West Virginia, Pennsylvania, Utah, Wyoming, North Dakota, Alabama and/or other states and will produce and sell gas and oil from these wells. The partnerships intend to drill their respective wells in Colorado. Of the offering proceeds available for drilling operations, we plan to utilize most partnership proceeds in the drilling of development wells but may utilize up to 10% on one or more exploratory wells. A development well is a well which is drilled close to and to the same formation as wells which have already produced and sold oil or gas. An exploratory well is one which is drilled in an area where there has been no oil or gas production, or a well which is drilled to a previously untested or non-producing zone in an area where there are wells producing from other formations. See "Proposed Activities" (page ___) for a discussion of the various business activities that we propose to undertake after the operations of a partnership commence.

The address and telephone number of the partnerships and Petroleum Development Corporation, the Managing General Partner, are 103 East Main Street, P.O. Box 26, Bridgeport, West Virginia 26330 and (304) 842-6256. See "Management" (page ___) for information regarding the business and management of Petroleum Development Corporation.

Investment Objectives

This section discusses the investment objectives of the partnerships in PDC 2004-2006 Drilling Program. For reasons we discuss later in this summary and prospectus under "Risk Factors," you may not realize some or all of the benefits discussed below. You should only invest in this partnership if you can afford the loss of your entire investment.

The program provides you with an opportunity to invest in the drilling, completion, and production of natural gas and oil wells. The objective of the investment is to produce the following benefits for investors in the program:

    Cash distributions from the sale of natural gas and oil. Investors will receive a portion of the cash profits from wells if we drill successful wells and if revenue from the wells exceeds expenses. We plan to drill partnership wells in areas where most successful wells continue to produce for 20 years or more. We expect to send the first partnership distribution to investors six months after a partnership closes. Closing of a partnership occurs at the end of the last day that we accept subscriptions from investors.
    A diversified investment in ten or more wells. We try to include at least ten wells in each partnership so that the impact of an unsuccessful well or wells is balanced by successful results of other wells. We also try to include wells from two or more geographic areas to offset poor results in one area by results in the other area.
    Reduce your taxes due in the year you make your investment. We have structured the partnership to allow you to deduct 88-89-1/2% of your investment from your taxable income in the year you invest as intangible drilling costs, which we refer to as "IDC." Under federal tax law, your federal tax savings will be based upon the IDC deduction, your marginal income tax rate and the amount of your investment in the partnership. There are factors which may limit your ability to use the deductions to reduce taxes, and you may have to recapture some or all of the tax savings if you sell your partnership interest.
    Accurate and timely reports, including Form K-1 tax information distributed the first week of February. We want you to know how and when your money is spent, what the operating results of the partnership are, and where the money you get in return comes from. We plan, prepare and distribute the Form K-1 tax information you need to prepare your taxes in early February each year, even though the Internal Revenue Service deadline is April 15, so you can file your tax return when you are ready.

The production from natural gas and oil wells decreases as time passes, so your cash flow will also decrease over time. Natural gas and oil prices change constantly, so your cash flow can also increase or decrease from month to month. Your cash distributions will be partially sheltered from taxes by depletion.

You may not receive some or all of these investment benefits for a variety of reasons including those discussed under "Risk Factors" later in the prospectus.

Terms of the Offering (page ___)

The Program. PDC 2004-2006 Drilling Program is a series of up to twelve limited partnerships to be formed under the West Virginia Uniform Limited Partnership Act. In this prospectus, we refer to each as a "partnership" or in the plural as the "partnerships." We will offer and sell units of the various partnerships during 2004, 2005 and 2006. See "Terms of the Offering" (page ___) for a discussion of the terms and conditions involved in making an investment in the program. Each partnership when formed will constitute a separate business entity. A limited partnership agreement will govern the rights and obligations of the partners of each partnership. We attach a form of the limited partnership agreement as Appendix A to the prospectus. See "Summary of Partnership Agreement" (page ___) where we summarize the material features of the limited partnership agreement.

The Managing General Partner. The managing general partner of each partnership will be Petroleum Development Corporation, which we refer to in this prospectus as the "Managing General Partner" or sometimes as "PDC." See "Management" (page ___) for a description of the business and management of PDC and the business experience of the senior officers and employees of PDC.

Units of Partnership Interest. You may choose to purchase units of general partnership interest or units of limited partnership interest in the particular partnership being offered. "Unit" means a partnership interest of a limited partner or of an additional general partner purchased by an investor partner. This interest is the right and obligation to share a proportional part of the investor partners' share of partnership income, expense, assets and liabilities. The fractional interest purchased by a one unit investment in the investor partners' interest in the partnership is the ratio of one unit to the total number of units sold. If you invest as an additional general partner, you will be able to apply tax deductions generated by the partnership to reduce your federal adjusted gross income regardless of the source of the income, but you will have unlimited liability for the activities of the partnership. If you are an individual investor and invest as a limited partner, you will be able to use your deductions only to reduce taxable income from passive sources. The Internal Revenue Service defines passive income as income from partnerships and rental activities. Your liability as a limited partner is restricted to your investment in the partnership. See "Terms of the Offering - Types of Units" (page ___) for a discussion of the different aspects involved in an investment in limited partnership interests and general partnership interests.

Funding of a Partnership. In order to fund a partnership, we must sell a minimum of 150 units or $3,000,000 for each PDC limited partnership designated as an -A Limited Partnership; a minimum of 87-1/2 units or $1,750,000 for each limited partnership designated as a -B or -C Limited Partnership; and a minimum of 175 units or $3,500,000 for each PDC limited partnership designated as a -D Limited Partnership. The maximum subscription for each limited partnership designated as an -A Limited Partnerships is 1,500 units or $30,000,000; the maximum of subscription for each limited partnership designated as a -B or -C Limited Partnership is 875 units or $17,500,000 million; and the maximum subscription for each limited partnership designated as a -D Limited Partnership is 1,750 units or $35,000,000. For example, we must sell at least 150 units or $3,000,000 to fund the PDC 2006-A Limited Partnership; at least 87-1/2 units or $1,750,000 to fund the PDC 2005-B Limited Partnership; and at least 175 units or $3,500,000 to fund the PDC 2006-D Limited Partnership. If you wish to see a table presenting the minimum and maximum subscriptions and the targeted offering termination and closing date for each partnership, see "Terms of the Offering - General" (page ___).

Subscription and Escrow. All subscriptions are payable in cash upon subscription. We may not complete a sale of units to you until at least five business days after the date you have received a final prospectus. Once you submit your subscription and the five-day period has passed, your subscription is not revocable and you will not be able to get your subscription funds back, including the time your funds are in the escrow account, unless we do not complete the offering. We have selected Branch Banking and Trust Company ("BB&T"), as escrow agent to hold all subscription proceeds of each partnership in a separate interest-bearing escrow account. See "Terms of the Offering" (page ___) for a discussion of how we will hold your subscriptions between our receipt of your funds and the time we close the offering or return your funds if we do not complete the offering.

Conversion of Units by the Managing General Partner and by Additional General Partners. We will convert all units of general partnership interest of a particular partnership into the same dollar amount of units of limited partnership interest of that partnership upon completion of drilling and completion operations of that partnership. Additional general partners may convert their units of general partnership interest into units of limited partnership interest if there is a material change in the amount of the partnership's insurance coverage. We must notify you if there is a large reduction of the insurance coverage, and you will be able to tell us to convert your interest any time during the 30 days preceding the change. You will not be able to convert your unit if the conversion would cause a termination of the partnership for federal tax purposes. See "Terms of the Offering - Conversion of Units by the Managing General Partner and by Additional General Partners" (page ___), "Proposed Activities - Insurance" (page ___), and "Tax Considerations - Conversion of Interests" (page ___) for a discussion of the circumstances involved in converting units to limited partnership interests, the nature and extent of the insurance PDC carries, and the tax implications involved in a conversion of interests.

Unit Repurchase Program. Beginning with the third anniversary of the date of the first cash distribution of the particular partnership, investor partners of that partnership may request us to repurchase their units. Repurchase of units is subject to our financial ability to purchase the units and an opinion of counsel that the partnership will not be treated as a publicly traded partnership under the Internal Revenue Code. The purchase price will be not less than four times the most recent twelve months' cash distributions from production. See "Terms of the Offering - Unit Repurchase Program" (page ___) and "Tax Considerations - Gain or Loss on Sale of Property or Units" (page ___) for an explanation of how the repurchase program operates and for a discussion of the tax implications involved in a repurchase of units.

Suitability Standards - Long-Term Investment. We have instituted strict suitability standards for investment in the partnerships. You may not invest unless you satisfy the suitability requirements. See "Terms of the Offering - Investor Suitability" (page ___) to see if you are eligible to purchase units in the program.

Risk Factors. This offering involves numerous risks, including the risks associated with gas and oil drilling and investments in gas and oil drilling programs, unlimited liability as an additional general partner, lack of a trading market in the units, and significant tax considerations. See "Risk Factors" (page ___) and "Tax Considerations" (page ___). You should carefully consider the significant risk factors inherent in and affecting the business of the partnerships and this offering before making an investment. You should also carefully read the "Tax Considerations" section of the prospectus and the tax opinion of our tax counsel in Appendix D to the prospectus for a discussion of the tax implications involved in an investment in units.

Compensation of the Managing General Partner (page ___)

We and our affiliates will receive substantial compensation upon the formation and as a result of the operation of the partnership. We will receive fees for drilling and operating partnership wells, for marketing the natural gas produced by partnership wells, and for administering the partnerships, commissions and fees for selling the units of the partnerships, and a one-time management fee equal to 1-1/2% of the aggregate subscriptions of the partnership upon closing of that partnership. The compensation payable to the Managing General Partner and its affiliates will reduce the amount of cash distributions to investors. See "Compensation to the Managing General Partner and Affiliates" (page ___) where we discuss the Managing General Partner's equity interest in the partnership as well as the various fees, payments and reimbursements that the Managing General Partner and/or its affiliates will receive during the life of the partnership.

Participation in Costs and Revenues (page ___)

Generally, investor partners will receive 80% and the Managing General Partner will receive 20% of partnership profits and losses throughout the term of each partnership. Amounts will be paid to partners only after payment of fees and expenses to the Managing General Partner and its affiliates and only if there is sufficient cash available. The investors' share of Partnership profits is increased to 90% and our share is decreased to 10% if the partnership does not have an average annual return of 12.5% at any time during the first 10 years of the partnership. We calculate the average annual return as the sum of estimated initial tax savings of 25% of the investment plus investor cash distributions as a percentage of the investment, divided by the number of years since the closing of the partnership less 6 months. You can see an example of this calculation is shown on page ___. The interests of the investor partners and us could also change if we invest additional funds for tangible drilling and lease costs. See "Participation in Costs and Revenues - Revenues - Revisions to Sharing Arrangements" (page ___) and " - Costs - Lease Costs, Tangible Well Costs, and Gathering Line Costs" (page ___). In these sections, we explain the revenues and costs allocations involved in operation of the partnership's business.

Application of Proceeds (page ___)

We estimate that we will apply the proceeds from the aggregate funding of a partnership, including our cash contribution which we must make as our capital investment upon closing of the partnership, as follows. See "Source of Funds and Use of Proceeds" (page ___). This section shows the amount of capital a partnership will have upon formation, the organization and offering costs, the management fee, and the amount of funds that will be available to a partnership to drill its wells.

Activity	Percentage of Total Capital Contributions
Drilling and Completion Costs	90.2%
Organization and Offering Costs	8.6%
Management Fee	1.2%
Total	100.0%

Tax Considerations; Opinion of Counsel (page ___)

Duane Morris LLP has issued to us its opinion, concerning all material federal income tax issues applicable to an investment in the partnerships. See "Tax Considerations" (page ___) for a discussion of the tax implications of an investment in the program. To fully understand these tax issues, you should read the tax opinion in Appendix D.

Rights of the Investor Partners (page ___)

The limited partnership agreement, which we attach to this prospectus as Appendix A, sets forth your rights as an investor partner. For a summary of your rights, see "Summary of Limited Partnership Agreement."

RISK FACTORS

Investment in the partnerships involves a high degree of risk and is suitable only for investors of substantial financial means who have no need of liquidity in their investments. As a prospective investor, you should consider carefully the following factors, in addition to the other information in this prospectus, prior to making your investment decision.

Special Risks of the Partnerships

Drilling natural gas and oil wells is speculative, may be unprofitable, and may result in the total loss of your investment

. The drilling and completion operations to be undertaken by each of the partnerships for the development of natural gas and oil reserves are speculative and involve the possibility of a total loss of your investment in a partnership. Drilling activities may be unprofitable, not only from non-productive wells, but also from wells which do not produce natural gas or oil in sufficient quantities or quality to return a profit on the amounts expended. None of the prior partnerships sponsored by us has, to date, generated cash distributions in excess of investor subscriptions without tax savings. See "Prior Activities - Participants' Net Cash Table" and " - Percentage of Gross Return on Subscriptions" which reflect, respectively, the cash distributed to the investor partners and the gross returns to investor partners considering the cash distributions and tax benefits attributable to an investment in prior partnerships. Investment is suitable only for individuals who are financially able to withstand a total loss of their investment. See "Terms of the Offering - Investor Suitability" (page ___) to determine whether you qualify to invest in the program.

Spot market prices for natural gas typically have been lower in Colorado than spot market prices in the Eastern United States.

Historically, prices for natural gas in Colorado have, on average, been lower than those nationally as reflected by the natural gas prices traded on the New York Mercantile Exchange ("NYMEX"). For the years 1999 through 2003, Colorado natural gas prices as indicated by the Colorado Interstate Gas ("CIG") monthly index ranged from $1.20 per MMBtu to $8.63 per MMBtu, while during the same timeframe, the last day's settled price for Natural Gas NYMEX contracts ranged from $1.67 per MMBtu to $9.98 per MMBtu. For that period of 1999 through 2003, the average percentage relationship of the CIG monthly index was 78.7% of the NYMEX settled price.

Investors can anticipate an extended period before they achieve payout on their investment in the partnership.

Estimated payout periods of the various partnerships, which have conducted their drilling operations in Colorado, sponsored by the Managing General Partner from 1999 through 2002 range from 7 to 17 years based on estimated future net revenues of these various partnerships. See "Participants' Estimated Future and Total Payout and Payout Period" table below under "Prior Activities."

The Managing General Partner has not selected any prospects for acquisition, and as a result the investor partners will be unable to evaluate any prospect before they invest in the program

. We have not selected any prospect for acquisition by any partnership and will not select prospects for a particular partnership until after the activation of that partnership. You will not have an opportunity before purchasing units to evaluate for yourself the relevant geophysical, geological, economic or other information regarding the prospects to be selected. See "Proposed Activities - Acquisition of Undeveloped Prospects" (page ___) for a description of how we will select prospects for the partnership.

Because of a lengthy offering period, delays in the investment of an investor's subscription are likely; because of the delay, you can expect a delay in any cash distributions from the partnership to you

. Upon execution and delivery by you, your subscription will be irrevocable and cannot be withdrawn. Because the offering period for a particular partnership can extend for up to five months, delays in the investment of proceeds from your initial subscription date are likely. As a result, you will be unable to invest funds in other investments. Also, because of the delay in the investment, there will be a delay in cash distributions to you by the partnership. Cash distributions will be paid only after payment of fees and expenses to the Managing General Partner and its affiliates and only if there is sufficient cash available. See "Terms of the Offering - General" (page ___) for a discussion of the procedures involved in the offering and in the formation of a partnership.

Additional general partners will be individually liable for partnership obligations and liabilities beyond the amount of their subscriptions, partnership assets, and the assets of the Managing General Partner

. Under West Virginia law, the state in which each partnership will organize, general partners of a partnership have unlimited liability with respect to that partnership. Therefore, the additional general partners will be liable individually and as a group for all obligations and liabilities of creditors and claimants, whether arising out of contract or tort, in the conduct of partnership operations. If you invest as an additional general partner, you may be liable for amounts in excess of your subscriptions, the assets of the partnership, including insurance coverage, and the assets of the Managing General Partner.

The Managing General Partner and its affiliates will receive compensation from the partnership upon funding of the partnership and throughout the life of the partnership; these compensation payments could result in conflicts of interest by the Managing General Partner and its affiliates; compensation payments made to the Managing General Partner and its affiliates will reduce the amount of cash distributions that investors may receive

. We will receive compensation throughout the life of the partnership. These compensation payments may result in conflicts of interest between the Managing General Partner and its affiliates and the investor partners and might lead us to take actions not most advantageous to the partnership. See "Conflicts of Interest" for a discussion of the conflicts of interest that may be present in connection with the operation of the partnership. In addition, the payment of compensation to the Managing General Partner and its affiliates will reduce the amount of cash distributions that investor partners may receive from the partnership. See "Compensation to the Managing General Partner and Affiliates" (page ___) for a discussion of fees, payments and reimbursements that the Managing General Partner and its affiliates will receive upon organization of the partnership and during its operating life.

The partnership's wells might not produce commercial quantities of natural gas or oil; as a result, your investment in the partnership might not be profitable

. The selection of prospects for natural gas and oil drilling is inherently speculative and is subject to a high degree of risk. We cannot predict whether any prospect will produce natural gas or oil or commercial quantities of natural gas or oil. We cannot predict the life and production of any well. The actual lives could differ from those anticipated. Partnership wells may not produce sufficient gas and oil for investors to receive a profit or even to recover their initial investment. See "Proposed Activities - Acquisition of Undeveloped Prospects" (page ___) for a discussion of how we will select prospects for the partnership.

Our retention of partnership revenues to pay for additional development work would result in a reduction of cash distributions to investors in the short term and may not increase cash distributions in the long term

. If development work is unsuccessful, no additional oil and gas may be produced, so there will not be an increase in cash distributions to offset those amounts withheld to pay the costs of the work. We intend initially to develop partnership properties only with the proceeds of the subscriptions and our capital contribution. However, these funds may not be sufficient to fund all of the partnership's development costs. In the future we may wish to rework or recomplete partnership wells and we will not hold money from the initial investment for that future work. Additionally, the limited partnership agreement does not permit the partnership to borrow funds on behalf of the partnership or for partnership activities. As a result, the partnership may have to retain revenues from its operations to pay for these development costs and, by so doing, would reduce the amount of cash distributions to the investors. See "Source of Funds and Use of Proceeds" for a discussion of the sources of partnership capital and our intended uses of that capital.

Withholding funds for development work will decrease your cash distributions but may not decrease the taxes you must pay

. Even though you do not receive the cash withheld to pay development costs, the Internal Revenue Service may consider some or all of the funds withheld as taxable income to you. So you could owe taxes on the income without cash from the partnership to pay the tax. If we retain funds for development work, it will reduce the amount of your cash distributions when the funds are being deducted, may not increase future cash flow, and may result in "phantom income" to you. Phantom income is income you must report as taxable income on your tax return even though you have not received the cash because it was used to fund the additional development work. See "Tax Considerations" for a discussion of the tax implications of an investment in the program.

There will be no public market for the units, and as a result an investor partner may not be able to sell his or her units

. There will be no public market for the units nor will a public market develop for the units. You may not be able to sell your partnership interests or may be able to sell them only for less than fair market value. A sale or transfer of units by you requires our prior written consent. See "Transferability of Units" (page ___) for a discussion of the limited liquidity of a purchase of units and how you might sell your units.

Sufficient insurance coverage may not be available for the partnership, thereby increasing the risk of loss for the investor partners

. It is possible that some or all of the insurance coverage which the partnership has available may become unavailable or prohibitively expensive. In that case, we may elect to change the insurance coverage. See "Proposed Activities - Insurance" (page ___) for a discussion of the extent of our insurance coverage. Additional general partners could be exposed to additional financial risk due to the reduced insurance coverage and due to the fact that additional general partners would continue to be individually liable for obligations and liabilities of the partnership. As an investor partner, you could be subject to greater risk of loss of your investment since less insurance would be available to protect your partnership from casualty losses.

A partnership which drills fewer wells will be less diversified, thereby increasing the risk of financial loss for the investors

. We intend to spread the risk of natural gas and oil drilling by participating in wells on a number of different prospects. However, the cost of drilling wells in different geographic locations varies greatly. A partnership subscribed at the minimum level or which drills more expensive wells would be able to participate in fewer prospects, resulting in a decrease of the diversification of the partnership's investment in prospects and an increase of your risk of financial loss of that partnership. See "Proposed Activities - Drilling and Completion Phase - Drilling and Operating Agreement" (page ___) for a discussion of the drilling and operating agreement that will govern the partnership's activities and of the costs involved in drilling and operating the partnership's wells.

Through their involvement in partnership and other non-partnership activities, the Managing General Partner and its affiliates have interests which conflict with those of the investor partners; actions taken by the Managing General Partner in furtherance of its own interests could result in the partnership's being less profitable and a reduction in cash distributions to the investors

. Our continued active participation in oil and gas activities for our own account and on behalf of other partnerships organized or to be organized by us, our sale of leases to and other transactions with the partnerships, and the manner in which partnership revenues are allocated create conflicts of interest with the partnerships. We have interests which inherently conflict with your interests. In operating the partnership, the Managing General Partner and its affiliates could take actions which benefit themselves and which do not benefit the partnership. These actions could result in the partnership's being less profitable. In that event, an investor partner could anticipate a reduction of cash distributions. See "Conflicts of Interest" (page ___) for a discussion of the various conflicts involved as a result of the Managing General Partner's activities.

Unaffiliated persons might manage jointly-owned partnership prospects; a partnership could be financially liable for obligations of jointly-owned prospects; as a result, the expenses of the partnership might increase and the cash distributions to investors might decrease

. The partnerships will usually acquire less than the full working interest in prospects and, as a result, will engage in joint activities with other working interest owners. Additionally, the partnership might purchase less than a 50% working interest in one or more prospects. As a result, someone other than the partnership or us may control and manage the partnership's prospects. A partnership could be held liable for the joint activity obligations of the other working interest owners, including nonpayment of costs and liabilities arising from the actions of the working interest owners. Full development of the prospects could be jeopardized in the event of the inability of other working interest owners to pay their respective shares of drilling and completion costs. As a result, the expenses of that partnership would increase, and cash distributions to you by that partnership would be less than what you had anticipated. See "Proposed Activities - Drilling and Completion Phase - Drilling and Operating Agreement" (page ___) for a discussion of the drilling and operating agreement that will govern the partnership's activities.

The partnership may not borrow funds, even if needed for partnership operations; as a result, the partnership might not have sufficient capital for its operations and we might not be able to fully develop the partnership's wells; in that event, an investor might anticipate a reduction in cash distributions

. The partnership intends to utilize substantially all available capital from this offering for the drilling and completion of wells and will have only nominal funds available for partnership purposes prior to the time as there is production from partnership well operations. The limited partnership agreement does not permit the partnership to borrow money as may be required for its business. Therefore, any future requirement for additional funding will have to come, if at all, from the partnership's production. There is no assurance that production will be sufficient to provide the partnership with necessary additional funding. As a result, it is possible that we will be unable to fully develop the partnership's wells and the partnership might be less profitable. In that event, an investor might anticipate a reduction in cash distributions from the partnership. See "Source of Funds and Use of Proceeds - Subsequent Source of Funds" (page ___) and "Proposed Activities - Production Phase of Operations - Expenditure of Production Revenues" (page ___) for a discussion of the funds available to the partnership for its drilling and operating activities.

The partnership and other partnerships sponsored by the Managing General Partner may compete with each other for prospects, equipment, contractors, and personnel; as a result, the partnership may find it more difficult to operate effectively and profitably

. During and after 2004, we plan to offer interests in other partnerships to be formed for substantially the same purposes as those of the partnerships. Therefore, a number of partnerships with unexpended capital funds, including those partnerships formed before and after the partnerships, may exist at the same time. Due to competition among partnerships for suitable prospects and availability of equipment, contractors, and our personnel, the fact that partnerships previously organized by us may still be purchasing prospects (when the partnership is attempting to purchase prospects) may make more difficult the completion of prospect acquisition activities by a partnership. In that event, it is possible that the partnership would be less profitable.

The partnership may drill exploratory wells, which involves a greater risk of financial loss than drilling development wells

. Each partnership may drill one or more exploratory wells. Drilling exploratory wells involves greater risks of dry holes and loss of your investment. A dry hole is a well which does not find enough oil or gas to justify the cost of completing the well. Dry holes must be plugged with cement and have the surface restored to near its original condition. Drilling development wells generally involves less risk of dry holes but developmental acreage is more expensive and subject to greater royalties and other burdens on production. If we drill unsuccessful wells, your investment in the partnership might not be profitable. See "Proposed Activities" (page ___) for a discussion of our proposed drilling program and how we intend to use the funds of the partnership.

The results of drilling previous partnerships sponsored by the Managing General Partner are not indicative of the results to be experienced by the partnerships; your investment in the partnership might not be profitable

. The partnership in which you invest may not be as successful as partnerships of previous programs sponsored by us. As a result, you should not consider information concerning the prior drilling experience of previous partnerships sponsored by us, presented under the caption "Prior Activities" (page ___), as being indicative of the results you might expect from your investment in these partnerships. Your investment in the partnership might not be profitable.

In view of the cost sharing arrangements, the investor partners will bear the substantial amount of costs and risks of non-commercial wells

. Under the cost and revenue sharing provisions of the limited partnership agreement, we and the investor partners may share in costs disproportionate to our respective sharing of revenues. Because the investor partners will bear the substantial amount of costs of acquiring, drilling and developing the prospects, the investor partners will bear the substantial amount of costs and risks of drilling dry holes and marginally productive wells. See "Participation in Costs and Revenues" (page ___) for a description of the costs and revenues sharing arrangements between the Managing General Partner and the investors.

Investor partners may be personally liable if they violate the limited partnership agreement

. As an investor partner, you may not participate in the management of partnership business. The limited partnership agreement forbids you as an investor partner from acting in a manner harmful to the business of the partnership. If you violate the terms of the limited partnership agreement, you may have to pay for those losses and may also have to pay other partners for all damages resulting from your breach of the limited partnership agreement. See "Summary of Limited Partnership Agreement" (page ___) for a description of your rights as a partner of the partnership.

Indemnification of additional general partners by the Managing General Partner could reduce the value of the partnership and the investment interests of the investor partners

. We have agreed to indemnify each of the additional general partners for obligations related to casualty and business losses which exceed available insurance coverage and partnership assets. Any successful claim of indemnification might reduce the value of the partnership. As a result, the value of your investment interest in the partnership would be reduced. In the event of a successful claim, you could lose your entire investment in the partnership. See "Summary of Partnership Agreement - Indemnification" (page ___) for a discussion of the indemnification provisions of the limited partnership agreement.

Receipt by limited partners of partnership distributions could result in liability of the limited partners to the partnership

. If limited partners receive a return of any part of their capital contributions to a partnership, without violation of the limited partnership agreement or the West Virginia Uniform Limited Partnership Act, those limited partners will be liable to the partnership for a period of one year after the return for the amount of the returned contributions. If the return is in violation of the limited partnership agreement or the West Virginia Act, the limited partners will be liable to the partnership for a period of six years after the return for the amount of the contribution wrongfully returned.

A significant financial loss by the Managing General Partner could result in our inability to indemnify additional general partners for personal losses suffered because of partnership liabilities

. As a result of our commitments as general partner of several partnerships and because of the unlimited liability of a general partner to third parties, our net worth is at risk of reduction if we suffer a significant financial loss. Because we are primarily responsible for the conduct of the partnership's affairs, a significant adverse financial reversal for us could result in our inability to pay for partnership liabilities and obligations. Additional general partners might be personally liable for payments of the partnership's liabilities and obligations. Therefore, the Managing General Partner's financial incapacity could increase your risk of personal liability as an additional general partner because PDC would be unable to indemnify you for any personal losses you suffered. See "Prior Activities - Prior Partnerships" (page ___) for a description of the extent of our financial obligations as managing general partner of other limited partnerships.

An investor partner may not receive a cash distribution if the distribution would cause a capital account deficit

. The limited partnership agreement prohibits you from receiving allocations or cash distributions to the extent the allocation or distribution would create deficits in your capital account. A deficit would occur, for example, if the sum of the expenses and losses allocated to a partner plus the distributions made to you exceed the sum of the income and gains allocated to you plus the amount you paid for your partnership interest. See "Tax Considerations" for a discussion of allocations and distributions.

The dealer manager is not independent and has not conducted an independent due diligence evaluation of the offering

. PDC Securities Incorporated, the dealer manager of this offering, is our affiliate and is not independent which creates a conflict of interest in its due diligence examination and evaluation of this offering.

Risks Pertaining to Natural Gas and Oil Investment

The drilling of natural gas and oil wells is highly speculative and risky and may result in unprofitable wells

. Natural gas and oil drilling is a highly speculative activity marked by many unsuccessful efforts. You must recognize the possibility that the wells drilled may not be productive. Even completed wells may not produce enough natural gas or oil to show a profit. Delays and added expenses may also be caused by poor weather conditions affecting, among other things, the ability to lay pipelines. In addition, ground water, various clays, lack of porosity, and permeability may hinder or restrict production or even make production impractical or impossible. Any of these events could cause the partnership not to be profitable. See "Proposed Activities" (page ___) for a discussion of our drilling program.

The prices for natural gas and oil have been quite unstable; a decline in the price could cause the partnership to be unprofitable

. Global economic conditions, political conditions, and energy conservation have created unstable prices. Revenues of each partnership are directly related to natural gas and oil prices which we cannot predict. The prices for domestic natural gas and oil production have varied substantially over time and by location and may in the future. A decline in gas and oil prices would result in lower revenues for the partnership and a reduction of cash distributions to the partners of that partnership. Prices for natural gas and oil have been and are likely to remain extremely unstable. See "Competition, Markets and Regulation" (page ___) for a discussion of the marketing and pricing of natural gas and oil.

Fluctuating market conditions and government regulations may cause a decline in the profitability of the partnership

. The sale of any natural gas and oil produced by the partnerships will be affected by fluctuating market conditions and regulations, including environmental standards, set by state and federal agencies. From time-to-time, a surplus of natural gas or oil may occur in areas of the United States. The effect of a surplus may be to reduce the price the partnerships receive for their gas or oil production, or to reduce the amount of natural gas or oil that the partnerships may produce and sell. As a result, the partnership may not be profitable. See "Competition, Markets and Regulation" (page ___) for a discussion of the marketing and pricing of natural gas and oil.

Rapid growth of production in the Rocky Mountain region may result in lower prices and production restrictions until new pipeline facilities are put in service

. Beginning in 2001 and throughout most of 2002, the Rocky Mountain region, including our Colorado properties, experienced lower prices and occasional curtailments resulting from a local oversupply situation for natural gas. A major pipeline expansion was placed in service in May 2003 to move gas from the Rocky Mountain region to Nevada and southern California. We expect this new pipeline expansion to solve the oversupply problem. However, if excess production exceeds the additional pipeline capacity, or if producers continue to successfully develop new supplies in the area and if additional pipeline facilities or markets are not developed to utilize or transport the new supplies, the local surplus could continue or reoccur, resulting in lower prices and/or production curtailment.

Environmental hazards involved in drilling gas and oil wells may result in substantial liabilities for the partnership

. There are numerous natural hazards involved in the drilling of wells, including unexpected or unusual formations, pressures, blowouts involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves. Uninsured liabilities would reduce the funds available to a partnership, may result in the loss of partnership properties and may create liability for additional general partners. A partnership may be subject to liability for pollution, abuses of the environment and other similar damages. It is possible that insurance coverage may be insufficient to protect the partnership. In that event, partnership assets would pay personal injury and property damage claims and the costs of controlling blowouts or replacing destroyed equipment rather than for drilling activities. These payments would cause the partnership to be less profitable. See "Proposed Activities - Insurance" (page ___) for a discussion of our insurance coverage.

Increases in drilling costs would reduce the partnership's profitability

. The oil and gas industry historically has experienced periods of rapid cost increases. Increases in the cost of exploration and development would affect the ability of the partnerships to acquire additional leases, gas and oil equipment, and supplies and would increase the costs and lower the profits of that partnership. Lower profits would result in lower cash distributions to the partners of that partnership.

A reduced availability of drilling rigs, due in part to intense competition in drilling, may delay the drilling of partnership wells and cash distributions to investors

. A large number of companies and individuals engage in drilling for natural gas and oil and there is competition for the most desirable leases as well as materials and equipment to drill and complete wells. Increased drilling operations in some areas of the United States have resulted in the decreased availability of drilling rigs and gas/oil field tubular goods. Also, international developments and the possible improved economics of domestic oil and gas exploration may influence others to increase their domestic oil and gas exploration. These factors may reduce the availability of rigs to the partnership resulting in delays in drilling activities. The reduced availability of rigs could delay the partnership in drilling wells on a timely basis and delay the production of natural gas or oil and cash distributions to investors. A delay in drilling could also impact the timing of investors' tax deductions. See "Competition, Markets and Regulation - Competition and Markets" (page ___) and "Tax Considerations - Intangible Drilling and Development Costs Deductions" (page ___) for a discussion of the partnership's competition and the tax implications of drilling wells on a timely basis.

Failure by subcontractors to pay for materials or services could reduce the partnership's profitability

. If non-affiliated subcontractors fail to timely pay for materials and services, the wells of the partnerships could be subject to materialmen's and workmen's liens. In that event, the partnerships could incur excess costs in discharging these liens and the profitability of the partnership would decline.

Delay in partnership gas or oil production could reduce the partnership's profitability

. Drilling wells in areas remote from marketing facilities may delay production from those wells until sufficient reserves are established to justify construction of necessary pipelines and production facilities. The partnership's inability to complete wells in a timely fashion may also result in production delays. In addition, marketing demands which tend to be seasonal may reduce or delay production from wells. Wells drilled for the partnerships may have access to only one potential market. Local conditions including but not limited to closing businesses, conservation, shifting population, pipeline maximum operating pressure constraints, and development of local oversupply or deliverability problems could halt or reduce sales from partnership wells. Any of these delays in the production and sale of the partnership's gas and oil could reduce the partnership's profitability.

Tax Status and Tax Risks

It is possible that the tax treatment currently available with respect to natural gas and oil exploration and production will change on a retroactive or prospective basis as a result of additional legislative, judicial, or administrative actions. See "Tax Considerations" (page ___) and the tax opinion of our tax counsel which we attach as Appendix D to this prospectus for a discussion of the tax implications of an investment in the program.

Partnership classification as a corporation or a publicly traded partnership would substantially alter the tax treatment of the partnership

. Tax counsel has rendered its opinion that each partnership will be classified for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. The opinion is not binding on the Internal Revenue Service or the courts. The Service could assert that a partnership should be classified as one of these other structures. If a partnership were so classified, any income, gain, loss, deduction, or credit of the partnership would remain at the entity level, and not flow through to you, the income of the partnership would be subject to corporate tax rates at the entity level and distributions to you may be considered dividend distributions subject to federal income tax at the investor partners' level. See "Tax Considerations - General Tax Effects of Partnership Structure" (page ___) which discusses the tax implications of classification of business entities.

An investment as a limited partner may not be advisable for a person who does not anticipate having substantial current taxable income from passive activities

. Net losses generated by the partnership and allocable to a limited partner generally will be subject to the passive activity rules. Under the passive activity rules, passive activity losses of limited partners who are individuals, estates, trusts, and personal service corporations are deductible only to the extent of that limited partner's passive activity income (less restrictive limitations apply to closely held C corporations). Therefore, limited partners may not be able to currently deduct all of the expenses and losses allocated to them from the partnership. See "Tax Considerations - Passive Loss Limitations" (page ___) for a discussion of taxation of passive losses.

An investment as an additional general partner in the partnership may not be advisable for a person whose taxable income from all sources is not recurring and is not subject to the higher marginal federal income tax rates

. An additional general partner generally will not be subject to the passive activity rules discussed in the previous paragraph. However, the expenses and losses allocated to a partner from the partnership may be used only to offset other taxable income the partner may have. In addition, as mentioned above, an additional general partner could be subject to additional personal liability under West Virginia law. Consequently, to compensate for that additional risk, a person choosing to invest as an additional general partner should ensure that he or she has sufficient current taxable income from all sources (including passive activities) subject to the higher marginal federal income tax rates to offset any expenses and losses allocated from the partnership.

Under the Code, a partner's tax liabilities may exceed the cash distributions received by that partner

. Federal income tax payable by you by reason of your distributive share of partnership taxable income for any year may exceed the cash distributed to you by the partnership. You must include in your own return for a taxable year your share of the items of the partnership's income, gain, profit, loss, and deductions for the year, to the extent required under the Internal Revenue Code as then in effect, whether or not cash proceeds are actually distributed to you. For example, income from the partnership's sale of gas production is taxable to you as ordinary income subject to depletion and other deductions; your distributive share of the partnership's taxable income will be taxable to you whether or not the income is actually distributed to you.

If the Service audits the partnership's tax returns, an investor partner might owe more taxes plus interest and penalties

. Although the partnerships will not be registered with the Service as "tax shelters," it is possible that the Service will audit each partnership's returns. If audits occur, tax adjustments might be made that would increase the amount of taxes due or increase the risk of audit of your individual tax return. If additional tax is owed, you may also owe interest and penalties in addition to that tax. In addition, costs and expenses may be incurred by a partnership in contesting the adjustments. The cost of responding to audits of your tax return will be borne solely by you. See "Tax Considerations - Administrative Matters" (page ___) for a discussion of Service audits of the tax returns of partners of a partnership.

Partnership losses after the conversion of general partnership interests to limited partnership interests will be passive losses for tax purposes

. Tax counsel to the Managing General Partner has rendered its opinion that interests in the partnerships held by the additional general partners generally will not be subject to the passive activity rules. However, if an additional general partner interest is converted to a limited partner interest prior to the spudding date, but after the end of the taxable year in which intangible drilling and development costs were incurred, intangible drilling and development costs will be subject to the passive activity rules. In addition, that portion of partnership gross income for the prior taxable year attributable to intangible drilling and development costs treated as passive loss will be considered passive income.

A material portion of the subscription proceeds will not be currently deductible

. A material portion of the subscription proceeds of a partnership will be expended for cost and expense items which will not be currently deductible for income tax purposes. See "Tax Considerations - Transaction Fees" (page ___) as to the tax treatment of fees incurred by the partnership.

If the Service challenges the partnership's deduction for the prepayment of drilling costs, you could owe additional taxes plus interest and penalties

. Some drilling cost expenditures may be made as prepayments during 2004 (with respect to partnerships designated as "PDC 2004- Limited Partnership"), 2005 (with respect to partnerships designated as "PDC 2005- Limited Partnership"), and 2006 (with respect to partnerships designated as "PDC 2006- Limited Partnership") for drilling and completion operations which in large part may be performed during 2005, 2006 and 2007, respectively. All or a portion of these prepayments may be then currently deductible by the applicable partnership if:

    the well to which the prepayment relates is spudded within 90 days after December 31, 2004, 2005 or 2006, respectively; a well is spudded when a drilling rig begins to drill the hole in the ground.
    the payment is not a mere deposit; and
    the payment serves a substantial business purpose or otherwise satisfies the clear reflection of income rule.

A partnership could fail to satisfy the requirements for deduction of prepaid intangible drilling and development costs. The Service may challenge the deductibility of these prepayments. If that challenge were successful, you could owe additional taxes plus interest and penalties for years in which the deductions are disallowed. However, the prepaid expenses would be deductible in the tax year in which the services under the drilling contracts are actually performed. See "Tax Considerations - Intangible Drilling and Development Costs Deductions" (page ___) for a discussion of the tax treatment of these deductions.

Counsel's tax opinion does not cover various tax considerations involved in one's investment in the partnership

. Due to the lack of authority, or the essentially factual nature of the question, tax counsel to the partnership, Duane Morris LLP, has expressed no opinion as to the following:

    whether the losses of the partnership will be treated as derived from "activities not engaged in for profit," and therefore nondeductible from other gross income, whether any of the partnership's properties will be entitled to percentage depletion, whether any interest incurred by a partner with respect to any borrowings will be deductible or subject to limitations on deductibility, whether the fees to be paid to us and to third parties will be deductible, and the impact of an investment in the partnership on an investor's alternative minimum tax.

Various of the above-referenced matters are factual in nature, and the facts are unknown at this time. Therefore, counsel is unable to render an opinion at this time with respect to these matters as to the tax consequences and burdens a taxpayer will likely experience as a result of an investment in the partnership. The facts when they become known with respect to the various matters referred to above may vary from taxpayer to taxpayer and may result in different tax consequences and burdens for individual taxpayers.

You should recognize that an opinion of counsel merely represents counsel's best legal judgment under existing statutes, judicial decisions, and administrative regulations and interpretations. There can be no assurance, however, that some of the deductions claimed by a partnership will not be challenged successfully by the Service.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, trends impacting the natural gas and oil industry (including prices and market demand), the partnerships' success in drilling and development activities, the expected effect of deregulation and the partnerships' ability to expand their drilling activities geographically, and anticipated tax consequences, that involve risks and uncertainties. The partnerships' actual results and development could differ materially from those discussed or implied in the forward-looking statements as a result of these and other factors. Factors that may cause or contribute to those differences include those discussed under "Risk Factors," "Participation in Costs and Revenues" (page ___), "Proposed Activities" (page ___), "Competition, Markets and Regulation" (page ___), and "Tax Considerations" (page ___) as well as those discussed elsewhere in this prospectus. We caution you, however, that this list of factors may not be exhaustive.

TERMS OF THE OFFERING

General

    Up to twelve limited partnerships (four in 2004, four in 2005, four in 2006)
    Units of general partnership interest and units of limited partnership interest being offered - investor must choose
    $20,000 cost per unit
    Minimum subscription - $5,000
    Minimum partnership - $1,750,000 in subscriptions
    Maximum partnership - $35,000,000 in subscriptions
    Maximum aggregate subscriptions for twelve partnerships - $400,000,000
    Subscription proceeds will be placed in escrow until partnership funded.

PDC 2004-2006 Drilling Program will offer for sale an aggregate of 20,000 Units at $20,000 per unit, aggregating $400,000,000, of preformation interests in a series of up to twelve limited partnerships to be formed under the laws of West Virginia. You may purchase units only if you meet the suitability standards set forth below. We will offer units for sale over a three-year period. The managing general partner of each partnership will be Petroleum Development Corporation, a publicly-owned Nevada corporation. We in our discretion may accept subscriptions for less than full units. The minimum subscription is one-quarter unit ($5,000). In the event you purchase units on more than one occasion during the offering period of a partnership, the minimum purchase on each occasion is $5,000 (one-quarter Unit). We will not sell units to tax-exempt investors or to foreign investors.

You may elect to purchase units as an additional general partner or as a limited partner.

Upon the sale of at least the minimum number of units in a partnership (150 units aggregating $3,000,000 with respect to each limited partnership designated as an -A Limited Partnership; 87-1/2 units aggregating $1,750,000 with respect to each limited partnership designated as a -B or -C Limited Partnership; and 175 units aggregating $3,500,000 with respect to each limited partnership designated as a -D Limited Partnership) and upon termination of the offering of units in that partnership, we will form a limited partnership under the laws of West Virginia. At that time, the units of preformation general partnership interest and preformation limited partnership interest will become units of general partnership interest and units of limited partnership interest, respectively, in the particular partnership. There is no restriction on the composition of the type of partnership interests with respect to any partnership.

If we do not sell the minimum required aggregate subscription amount of $1,750,000, $3,000,000 or $3,500,000, as appropriate, in the offering of units of any partnership, we will not fund that partnership, and the escrow agent will promptly return all subscription proceeds with respect to that partnership to the respective subscribers in full with any interest earned on the escrowed funds and without any deduction from the escrowed funds. We may not complete a sale of units to any investor until at least five business days after the date the investor has received a final prospectus. In addition, we will send to each investor a confirmation of the purchase.

We will designate the various partnerships as follows. The subscription period for each of the partnerships in our program will be as follows, unless earlier terminated or withdrawn by us:

Partnership	Minimum	Maximum	Planned
Name	Subscription	Subscription	Termination

PDC 2004-A	$3 million	$30 million	April 30, 2004
PDC 2004-B	$1.75 million	$17.5 million	August 31, 2004
PDC 2004-C	$1.75 million	$17.5 million	October 31, 2004
PDC 2004-D	$3.5 million	$35 million	December 31, 2004

We will offer and sell the securities of each of these partnerships only during 2004.

PDC 2005-A	$3 million	$30 million	April 30, 2005
PDC 2005-B	$1.75 million	$17.5 million	August 31, 2005
PDC 2005-C	$1.75 million	$17.5 million	October 31, 2005
PDC 2005-D	$3.5 million	$35 million	December 30, 2005

We will offer and sell the securities of each of these partnerships only during 2005.

PDC 2006-A	$3 million	$30 million	April 30, 2006
PDC 2006-B	$1.75 million	$17.5 million	August 31, 2006
PDC 2006-C	$1.75 million	$17.5 million	October 31, 2006
PDC 2006-D	$3.5 million	$35 million	December 29, 2006

We will offer and sell the securities of each of these partnerships only during 2006.

The offering of any particular partnership may extend beyond its anticipated termination date by not more than sixty days or be terminated earlier; however, no offering of partnerships designated "PDC 2004- Limited Partnership," "PDC 2005- Limited Partnership" or "PDC 2006- Limited Partnership" may extend beyond December 31, 2004, 2005, or 2006, respectively.

Although the offering of units in subsequent partnerships will not commence until the subscription of units in prior partnerships has reached the minimum subscription or that prior offering has terminated, we may choose to offer the units of PDC 2004-C Limited Partnership and PDC 2004-D Limited Partnership (and PDC 2005-C Limited Partnership and PDC 2005-D Limited Partnership; and PDC 2006-C Limited Partnership and PDC 2006-D Limited Partnership, as appropriate) at the same time until the offering of units in PDC 2004-C Limited Partnership (or PDC 2005-C Limited Partnership and PDC 2006-C Limited Partnership, as appropriate) has terminated, in order that investors be allowed to diversify their investments in the two partnerships, if they so choose.

Once the offering with respect to a particular partnership has closed, we will not offer or sell additional units with respect to that partnership. At or about the time of funding of a particular partnership, we anticipate that we will supplement this prospectus to reflect the results of the offering of that partnership. We will not commence operations of a particular partnership until termination of its offering period.

We will fund each partnership promptly following the termination of its respective offering period, provided that the partnership has reached the minimum subscriptions. We will not fund any partnership beyond December 31, 2004, with respect to partnerships designated "PDC 2004- Limited Partnership," beyond December 30, 2005, with respect to partnerships designated "PDC 2005- Limited Partnership," and beyond December 29, 2006, with respect to partnerships designated "PDC 2006- Limited Partnership."

Subscriptions for units are payable $20,000 in cash per unit purchased upon subscription. Your subscription is not revocable after you submit it to us. Your subscription will continue to be irrevocable during the time your funds are in the escrow account. We will not return your subscription funds to you unless we decide not to complete the offering of the partnership you are investing in. We will place all subscription proceeds of each partnership in a separate interest-bearing escrow account with our escrow agent, Branch Banking and Trust Company ("BB&T"), 223 West Nash Street, Wilson, North Carolina 27893, during the offering period of that partnership. The escrow agreement requires the escrow agent to invest escrowed funds upon receipt and forbids the escrow agent from disbursing funds except upon deposit of checks representing at least the minimum subscriptions and upon written instructions from us and the dealer manager. At that time the escrow agent will disburse the escrowed subscriptions in accordance with these instructions. In the event that we fail to raise the minimum subscriptions, the escrow agent will promptly return the escrowed funds to the subscribers.

The escrow agent will promptly return escrowed subscriptions of partnerships not closed by the sixtieth day following the anticipated offering termination date to the respective investor of that partnership. However, if the offering of units in PDC 2004-C Limited Partnership or PDC 2004-D Limited Partnership (or PDC 2005-C Limited Partnership or PDC 2005-D Limited Partnership; or PDC 2006-C Limited Partnership or PDC 2006-D Limited Partnership, as appropriate) has not closed on or before December 31, 2004 (or 2005 or 2006, as appropriate), the escrow agent will promptly return the escrowed funds of that particular partnership to those investors. The escrow agent will not commingle subscriptions with our funds, nor will subscriptions be subject to the claims of our creditors. The escrow agent will invest subscription proceeds during the offering period only in short-term institutional investments comprised of or secured by securities of the U.S. government. The interest rate on the escrow account is variable. We will direct the escrow agent to pay to the respective subscriber after closing any interest accrued on subscription funds prior to closing of the offering and funding of a partnership.

Investors should make their checks for units payable to "BB&T as Escrow Agent for "PDC 2004- Limited Partnership" (or "PDC 2005- Limited Partnership" or "PDC 2006- Limited Partnership," as appropriate) and give their checks to their broker for submission to the dealer manager and escrow agent. All subscription funds received by the selling brokers from investor partners will be transferred by noon of the next business day after receipt to the dealer-manager for transfer to Branch Banking and Trust Company by noon of the next business day after receipt for deposit into escrow. Your execution of the subscription agreement and its acceptance by us constitute your execution of the limited partnership agreement and your agreement to be bound by the terms of the limited partnership agreement as a partner, including your granting of a special power of attorney to us appointing us as your lawful representative to execute and file a certificate of limited partnership and any amendment of the certificate, governmental reports, certifications, contracts, and other matters.

Activation of the Partnerships

    Each partnership will receive funds following termination of offering period.
    Each partnership is a separate business and economic entity from each other partnership.
    Partnerships will organize under West Virginia law.

We will organize each partnership under the Act and each partnership will receive funds promptly following the termination of its offering period. However, we will not fund a partnership with less than the requisite minimum aggregate subscriptions. A partnership will not commence any drilling operations until after its funding.

Each partnership will be a separate and distinct business and economic entity from each other partnership. Thus, as an investor partner, you will be a partner only of that partnership in which you specifically invest and will have no interest in any of the other partnerships (unless you also invest in other partnerships). Therefore, you should consider and rely solely upon the operations and success (or lack of success) of your own partnership in assessing the quality of your investment.

Upon funding of a partnership, we will deposit the subscription funds in interest-bearing accounts or invest those funds in short-term highly-liquid securities where there is appropriate safety of principal, in that partnership's name until the funds are required for partnership purposes. Interest earned on amounts so deposited or invested will be the property of the respective partnership whose funds earned the interest.

We anticipate that within 12 months following the formation of a partnership it will have expended or committed all subscriptions for partnership operations. We will return any unexpended and/or uncommitted subscriptions at the end of the 12-month period pro rata to the investor partners and we will reimburse those partners for organization and offering costs and the management fee allocable to the return of capital. The term "uncommitted capital" will not include amounts set aside for necessary operating capital reserves.

We will file a certificate of limited partnership and any other documents required to form the partnerships with the State of West Virginia and will elect for the partnerships to be governed by the West Virginia Uniform Limited Partnership Act. We will also take all other actions necessary to qualify the partnerships to do business as limited partnerships or cause the limited partnership status of the partnerships to be recognized in any other jurisdiction where the partnerships conduct business.

Types of Units

    Investor may choose to be limited partner or additional general partner.

You may purchase units in a partnership as a limited partner or as an additional general partner. Although investor partners will generally share income, gains, losses, deductions, and cash distributions allocable to them pro rata based upon the amount of their subscriptions, there are material differences in the federal income tax effects and the liability associated with these different types of units. Any income, gain, loss, or deduction attributable to partnership activities will generally be allocable to the partners who bear the economic risk of loss with respect to these activities. Further, additional general partners generally may offset partnership losses and deductions against income from any source. Limited partners generally may offset partnership losses and deductions only against passive income. See "Tax Considerations" for a discussion of the tax implications of investing as a limited partner or as an additional general partner.

You may transfer or assign your units of partnership interest in accordance with Section 7.03 of the limited partnership agreement. Transferees seeking to become substituted partners must meet the suitability requirements set forth in this prospectus. A substituted additional general partner will have the same rights and responsibilities, including unlimited liability, in the partnership as every other additional general partner. See "Risk Factors - Additional general partners will be individually liable for partnership obligations and liabilities beyond the amount of their subscriptions, partnership assets, and the assets of the Managing General Partner" for a discussion of the risks of investing as an additional general partner.

You must indicate on the investor signature page of the subscription agreement the number of limited partnership units or general partnership units subscribed for. If you fail to indicate on the subscription agreement a choice between investing as a limited partner or as an additional general partner, we will not accept your subscription but will promptly return the subscription agreement and the tendered subscription funds to you.

Limited Partners. The limited partners will consist of the initial limited partner, Steven R. Williams, one of our executive officers and directors, until the admission of a limited partner to the partnership, and each investor who purchases units of limited partnership interest being offered by this prospectus. The liability of a limited partner of the partnership for the partnership's debts and obligations will not exceed that partner's capital contributions, his or her share of partnership assets, and the return of any part of his or her capital contribution (a) for a period of one year afterwards for the amount of his or her returned contribution if a limited partner has received the return without violation of the limited partnership agreement or the West Virginia Act, but only to the extent necessary to discharge the limited partner's liabilities to creditors who extended credit to the partnership during the period the contribution was held by the partnership and (b) for a period of six years afterwards for the amount of the contribution wrongfully returned if a limited partner has received the return in violation of the limited partnership agreement or the West Virginia Act.

General Partners. The general partners will consist of the managing general partner and each investor purchasing units of general partnership interest. We refer to these persons in this prospectus as "additional general partners." As a general partner of a partnership, each additional general partner will be fully liable for the debts, obligations and liabilities of the partnership individually and as a group with all other general partners as provided by the West Virginia Act to the extent liabilities are not satisfied from the proceeds of insurance, from the indemnification by us, or from the sale of partnership assets. See "Risk Factors - Additional general partners will be individually liable for partnership obligations and liabilities beyond the amount of their subscriptions, partnership assets, and the assets of the Managing General Partner" for a discussion of the risks if you invest as an additional general partner. While the activities of the partnership are covered by substantial insurance policies and indemnification by us which we discuss in this prospectus, it is possible that the additional general partners will incur personal liability (not covered by insurance, partnership assets, or indemnification) as a result of the activities of the partnership.

Conversion of units by the Managing General Partner and by additional general partners.

    We will convert all units of general partnership interest into units of limited partnership interest after drilling and completion operations are done.
    If there is a material change in a partnership's insurance coverage, additional general partners may convert prior to the change.
    Liability for investors will be limited after conversion.

We will convert all units of general partnership interest of a particular partnership into units of limited partnership interest when drilling and completion operations of that partnership are done. Additional general partners may also convert their interests into limited partnership interests at any time within the 30 day period prior to any material change in the amount of the partnership's insurance coverage. Upon conversion they will become limited partners of that partnership. Effecting conversion is subject to the express requirements that the conversion will not cause a termination of the partnership for federal income tax purposes and that the additional general partner provides written notice to us of the intent to convert.

Conversion of an additional general partner to a limited partner in a particular partnership will be effective upon our filing an amendment to the Certificate of Limited Partnership. We are obligated to file an amendment to the Certificate at any time during the full calendar month after receipt by us of the required notice of the additional general partner, provided that the conversion will not constitute a termination of the partnership for tax purposes. A conversion made in response to a material change in that partnership's insurance coverage will be effective prior to the effective date of the change in insurance coverage. After the conversion of a partner's general partnership interest to that of a limited partner, each converting additional general partner will continue to have unlimited liability regarding partnership liabilities arising prior to the effective date of the conversion, but will have limited liability to the same extent as limited partners after conversion to limited partner status is effected. See page ___ under the heading "Tax Considerations - Conversion of Interests" for an explanation of the tax considerations regarding a conversion of an additional general partner interest to a limited partner interest.

We are not entitled to convert our interests into limited partnership interests. Limited partners do not have any right to convert their units into units of general partnership interest. In the event additional general partners desire to convert to limited partners due to a loss of insurance coverage, the partnership will cease drilling activities until all desired conversions can be made.

Unit Repurchase Program

    You may request us to repurchase your units at any time beginning with the third anniversary of the first cash distribution of the particular partnership.
    You may, at your election, sell your units to the Managing General Partner for not less than four times the most recent twelve months' cash distributions from production.
    If requested by investors, the Managing General Partner is obligated to purchase in any calendar year units which aggregate up to 10% of the initial subscriptions, subject to its financial ability to do so and opinions of counsel.

Beginning with the third anniversary of the date of the first cash distribution of the particular partnership, you may request us to repurchase your units. If requested by investors and subject to the available borrowing capacity under our loan agreements to effect repurchases and the opinion of counsel referred to below, each year we will be obligated to repurchase for cash up to 10% of the units originally subscribed to in the particular partnership. Our obligation to purchase units will, however, be conditioned on the receipt of an opinion of our counsel that the consummation of the repurchase will not cause the partnership to be treated as a "publicly traded partnership" for purposes of Code Section 7704 and on counsel's determination that the repurchases of a particular investor partner's units will not result in the termination of the partnership for federal income tax purposes. It is possible that repurchases of units could result in the units being "readily tradable on a secondary market or the substantial equivalent thereof," Code Section 7704(b)(2), the result of which the partnership could be deemed to be a "publicly-traded partnership." To limit the possibility of this characterization, we will require receipt of counsel's opinion.

We will not favor one particular partnership over another in the repurchase of units. We will extend the right to request equally to all interest holders participating in an individual partnership, excluding interests held by us. Notwithstanding the preceding sentence, if investor partners request the repurchase of more than 10% of the units of a partnership or more units than we are able to purchase, we will purchase units on a "first-come, first-served" basis based on date of receipt by us of a letter of acceptance of the repurchase right from the investor partner. If we are unable to repurchase all units requested for repurchase, because of limitations imposed this unit repurchase program or by the Code or due to insufficient borrowing capacity under any loan banking agreement(s) to which we may be a party, a requesting investor partner will be entitled to have his or her units repurchased on a "first-come, first-served" basis, regardless of partnership, provided that the repurchase of a particular investor partner's units will not have the effect of causing termination of his or her partnership for tax purposes or of causing the partnership to be treated as a "publicly traded partnership." If we are unable to repurchase all units requested for repurchase at the same time by partners of any partnership, we will repurchase those particular units on a pro rata basis.

In order to initiate the process in which we will repurchase your units, you must provide us written notification of your intention to have us purchase your units. We will provide you a written notice of a specified price for purchase of the particular units within 30 days of our receipt of your written notification. Within 60 days following your receipt of the repurchase price established by us, you, if in fact you elect to accept the repurchase price, need to notify us in writing that the price is acceptable. We will promptly mail you a check for the proceeds of the purchase.

The minimum repurchase price which we may make will be a cash amount equal to not less than four times cash distributions from production of that particular partnership for the twelve months prior to the month preceding the date upon which we have received the written notification referred to above. We may, in our sole and absolute discretion, increase the repurchase price for units to be repurchased.

A repurchase price established by us may not represent the fair market value of the units. In setting the price, we will consider our available funds and our desire to acquire production as represented by the unit and will take into account what we perceive to be our own best interests as a publicly-owned company. You are free to accept or not to accept the price that we set; you are in no way obligated to accept our price. We will provide you with detailed information as to how we calculated our price. We will also provide each interest holder with a calculation of the valuation of his or her interest, based on the most recent reserve evaluation prepared by an independent expert in accordance with SEC Regulation S-X, Article 4, Rule 4-10. This calculation will take into account our best estimate of anticipated production declines or increases, known price increases or decreases, operating, recompletion and plugging costs, and other relevant factors. Recompletion is the process of going into an existing producing well to complete the well in a new zone at a different depth, or to retreat the zone which is already producing, with the objective of increasing the production of oil or gas. When a well is unsuccessful, or when it has produced as much oil and gas as it can produce profitably, it must be plugged. Plugging a well requires that the well be filled partially or completely with cement so that any remaining oil or gas is trapped in the producing zone so it cannot leak to pollute the environment or create a safety hazard.

To date, approximately 1,349 units (out of approximately 11,966 eligible units) of prior programs sponsored by us have been presented under the respective unit repurchase programs (which are the same as that of the partnership) for repurchase at prices ranging from 3 to 4 times the most recent 12 month cash distributions. Programs that we sponsored previous to 1998 provided for a three times cash distribution minimum offer price. The 11,966 units include all partnerships through and including PDC 2000-A Limited Partnership. More recent programs had not satisfied the three-year holding period. The figures reflect all partnerships formed by us from 1984 through May 2000.

Investor Suitability

    Investment in the units involves a high degree of risk.
    You may invest only if you are qualified to purchase units.
    Investment is suitable only for investors having substantial financial resources who understand the long-term nature, tax consequences, and risk factors associated with this investment.
    Minimum requirements are $225,000 net worth, or a net worth of $60,000 and taxable income of $60,000.
    States with more stringent requirements are set forth below.
    Transferees of units must meet the suitability requirements set forth in this section.
    Tax-exempt investors and foreign investors may not purchase units.

It is the obligation of persons selling units to make every reasonable effort to assure that the units are suitable for investors, based on the investor's investment objectives and financial situation, regardless of the investor's income or net worth. We will not sell units to tax-exempt investors or to foreign investors.

We will sell units, including fractional units, to you only if you satisfy the following suitability requirements. Net worth will be determined exclusive of home, home furnishings and automobiles. In addition, we will sell units to you only if you make a written representation that you are the sole and true party in interest and that you are not purchasing for the benefit of any other person (or that you are purchasing for another person who meets all of the conditions set forth in this section).

The following represent footnotes to various states set forth in the two following tables. Please refer to the following footnotes as appropriate.

(X) California residents generally may not transfer units without the consent of the California Commissioner of Corporations.

(Y) Michigan, Missouri, New Mexico, Ohio, Pennsylvania, and South Dakota investors may not invest if the dollar amount of their investment is equal to or more than 10% of their net worth.

Purchasers of Units of Limited Partnership Interest. If you wish to purchase units of limited partnership interest in the partnership, you must satisfy the following suitability requirements for your state of residence, as summarized in the following table and accompanying footnotes, including those footnotes that precede this section.
State AK AL AR AZ CA CO CT DC DE FL GA HI IA ID IL IN KS KY LA MA MD ME MN MS MI	Requirement 2 1 4 (X) 1 1 1 1 1 5 (Y)	State MO MT NC ND NE NH NJ NM NV NY OH	Requirement 5 (Y) 1 5 1 3 1 1 (Y) 1 1 (Y)	State OK OR PA RI SC SD TN TX UT VA VT WA WI WV WY	Requirement 1 6 (Y) 1 6 (Y) 1 1 1

The following footnotes relate to the corresponding numbers in the table above.

    You must have a minimum net worth of $225,000 or a minimum net worth of $60,000 and had during the last tax year or estimate that you will have during the current tax year "taxable income" as defined in Section 63 of the Code of at least $60,000 without regard to an investment in units.
    You must be a person whose total purchase does not exceed 5% of your net worth if the purchase of securities is at least $10,000, and have either: (a) a minimum annual gross income of $60,000 and a minimum net worth of $60,000, exclusive of principal automobile, principal residence, and home furnishings, or (b) a minimum net worth of $225,000, exclusive of principal automobile, principal residence, and home furnishings.
    You must have either: (a) a net worth of not less than $250,000 (exclusive of home, furnishings, and automobiles), or (b) a net worth of not less than $125,000 (exclusive of home, furnishings, and automobiles), and $50,000 in taxable income.
    You must (a) have net worth of not less than $250,000 (exclusive of home, furnishings, and automobiles) and expect to have gross income in 2004 (with respect to the PDC 2004 designated partnerships) or in 2005 (with respect to the PDC 2005 designated partnerships) or in 2006 (with respect to the PDC 2006 designated partnerships) of $65,000 or more, or (b) have net worth of not less than $500,000 (exclusive of home, furnishings, and automobiles), or (c) have net worth of not less than $1,000,000, or (d) expect to have gross income in 2004 (with respect to the PDC 2004 designated partnerships) or in 2005 (with respect to the PDC 2005 designated partnerships) or in 2006 (with respect to the PDC 2006 designated partnerships) of not less than $200,000.
    You must have (a) a net worth of not less than $225,000 (exclusive of home, furnishings, and automobiles), or (b) a net worth of not less than $60,000 (exclusive of home, furnishings, and automobiles) and estimated 2004 (with respect to investments in the PDC 2004 designated partnerships; or 2002 with respect to investments in the PDC 2005 designated partnerships; or 2006 with respect to investments in the PDC 2006 designated partnerships) taxable income as defined in Section 63 of the Internal Revenue Code of 1986 of $60,000 or more without regard to an investment in a partnership.
    You must have either: (a) a net worth of at least $225,000 (exclusive of home, furnishings, and automobiles); or (b) a net worth of at least $60,000 (exclusive of home, furnishings, and automobiles) and taxable income, as defined in Section 63 of the Code, of $60,000 or more in 2003 (for the PDC 2004 designated partnerships; in 2004 for the PDC 2005 designated partnerships; or in 2005 for the PDC 2006 designated partnerships), or estimate that your 2004 (for the PDC 2004 designated partnerships; 2005 for the PDC 2005 partnerships; or 2006 for the PDC 2006 designated partnerships) taxable income, as defined in Section 63 of the Code, will be $60,000 or more, without regard to the investment in the program; or (c) that you are purchasing in a fiduciary capacity for a person or entity who satisfies the requirements of (a) or (b).

Purchasers of Units of General Partnership Interest. If you wish to purchase units of general partnership interest in the partnership, you must satisfy the following suitability requirements for your state of residence, as summarized in the following table and accompanying footnotes, including those footnotes that precede this section set forth above under "Investor Suitability."
State AK AL AR AZ CA CO CT DC DE FL GA HI IA ID IL IN KS KY LA MA	Requirement 2 4 5 6 (X) 1 1 5 1 5 1 4	State MD ME MN MS MI MO MT NC ND NE NH NJ NM NV NY	Requirement 1 4 5 (Y) 4 (Y) 1 4 1 3 1 5 (Y) 1	State OH OK OR PA RI SC SD TN TX UT VA VT WA WI WV WY	Requirement 4 (Y) 5 4 (Y) 1 7 (Y) 4 1 5 1

The following footnotes relate to the corresponding numbers in the table above.
  You must have a minimum net worth of $225,000 or a minimum net worth of $60,000 and had during the last tax year or estimate that you will have during the current tax year "taxable income" as defined in Section 63 of the Code of at least $60,000 without regard to an investment in units.
  You must be a person whose total purchase does not exceed 5% of your net worth if the purchase of securities is at least $10,000, and have either: (a) a minimum annual gross income of $60,000 and a minimum net worth of $60,000, exclusive of principal automobile, principal residence, and home furnishings, or (b) a minimum net worth of $225,000, exclusive of principal automobile, principal residence, and home furnishings.
  You must have either: (a) a net worth of not less than $250,000 (exclusive of home, furnishings, and automobiles), or (b) a net worth of not less than $125,000 (exclusive of home, furnishings, and automobiles), and $50,000 in taxable income.
  You must have (a) an individual or joint minimum net worth (exclusive of home, home furnishings and automobiles) with your spouse of $225,000, without regard to the investment in the program and a combined minimum gross income of $100,000 or more for the current year and for the two previous years; or (b) an individual or joint minimum net worth with your spouse in excess of $1,000,000, inclusive of home, home furnishings and automobiles; or (c) an individual or joint minimum net worth with your spouse in excess of $500,000, exclusive of home, home furnishings and automobiles; or (d) a combined minimum gross income in excess of $200,000 in the current year and the two previous years.
  You must have (a) an individual or joint minimum net worth (exclusive of home, home furnishings, and automobiles) with your spouse of $225,000, without regard to an investment in the program, and an individual or combined taxable income of $60,000 or more for the previous year and an expectation of an individual or combined taxable income of $60,000 or more for each of the current year and the succeeding year; or (b) an individual or joint minimum net worth with your spouse in excess of $1,000,000, inclusive of home, home furnishings and automobiles; or (c) an individual or joint minimum net worth with your spouse in excess of $500,000, exclusive of home, home furnishings and automobiles; or (d) a combined minimum gross income in excess of $200,000 in the current year and the two previous years.
  You must (a) have net worth of not less than $250,000 (exclusive of home, furnishings, and automobiles) and expect to have gross income in 2004 (with respect to the PDC 2004 designated partnerships) or in 2005 (with respect to the PDC 2005 designated partnerships) or in 2006 (with respect to the PDC 2006 designated partnerships) of $120,000 or more, or (b) have net worth of not less than $500,000 (exclusive of home, furnishings, and automobiles), or (c) have net worth of not less than $1,000,000, or (d) expect to have gross income in 2004 (with respect to the PDC 2004 designated partnerships) or in 2005 (with respect to the PDC 2005 designated partnerships) or in 2006 (with respect to the PDC 2006 designated partnerships) of not less than $200,000.
  You must have (a) an individual or joint minimum net worth (exclusive of home, home furnishings, and automobiles) with your spouse of $225,000, without regard to an investment in the program, and an individual or combined taxable income of $60,000 or more for the previous year and an expectation of an individual or combined taxable income of $60,000 or more for each of the current year and the succeeding year; or (b) an individual or joint minimum net worth with your spouse in excess of $1,000,000 (inclusive of home, home furnishings and automobiles); or (c) an individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year.

Miscellaneous. Transferees of units seeking to become substituted partners must also meet the suitability requirements discussed above, as well as the requirements imposed by the limited partnership agreement, including transfers of units by a partner to a dependent or to a trust for the benefit of a dependent or transfers by will, gift or by the laws of descent and distribution.

Where you purchase units in a fiduciary capacity for any other person (or for an entity in which you are deemed to be a "purchaser" of the subject units) all of the suitability standards set forth above will be applicable to that other person.

You are required to execute your own subscription agreements. We will not accept any subscription agreement that has been executed by someone other than you or in the case of fiduciary accounts by someone who does not have the legal power of attorney to sign on your behalf.

For details regarding how to subscribe, see "Special Subscription Instructions" which we attach as Appendix C.

ASSESSMENTS AND FINANCING

    The units of the partnerships are not subject to assessments.
    The partnership may not borrow funds on behalf of the partnership or for partnership activities.
    Operations for drilling wells by the particular partnerships will be funded through subscription proceeds and capital contributed to the partnerships by the Managing General Partner. Over the term of a partnership, additional funds might be necessary to complete that partnership's activities.

We intend to develop a particular partnership's interests in its prospects only with the proceeds of subscriptions and our capital contributions. However, these funds may not be sufficient to fund all costs and it may be necessary for a partnership to retain partnership revenues for the payment of these costs, or for us to advance the necessary funds to a partnership. We will not drill any wells beyond the initial wells. Additional development refers to work necessary or desirable to enhance production from existing wells. We will retain payment for the development work from partnership proceeds in one of two methods:

      We will prepare an authority for expenditures estimate for the partnership. The operator will complete the development work and will bill the partnership for the work performed; or
      We will prepare an authority for expenditures estimate for the partnership. The partnership will retain revenues from operations until it has accumulated sufficient funds to pay for the development work, at which time the operator will commence the work, and we will pay the operator as the work progresses.

The choice of which option to use will be at our discretion, based on the amount of the anticipated expenditure and the urgency of the necessary work. Generally, we will elect option (a) for emergency and expenditures of less than $10,000 and option (b) for expenditures of $10,000 and greater.

The limited partnership agreement does not permit the partnership to borrow funds on behalf of the partnership or for partnership activities. See Section 6.03(a) of the limited partnership agreement.

SOURCE OF FUNDS AND USE OF PROCEEDS

Source of Funds

Upon completion of the offering, the sole funds available to each partnership will be the contributions of the investor partners ($3,000,000 ranging to $30,000,000 for each of the -A designated Limited Partnerships; $1,750,000 ranging to $17,500,000 for each of the -B and -C Limited Partnerships; and $3,500,000 ranging to $35,000,000 for each of the -D designated Limited Partnerships) and our contribution in cash equal to 22% of the aggregate subscriptions of the investor partners ($660,000 ranging to $6,600,000 for each of the -A designated Limited Partnerships; $385,000 ranging to $3,850,000 for each of the -B and -C Limited Partnerships; and $770,000 ranging to $7,700,000 for each of the -D designated Limited Partnerships) for a total amount of partnership capital equaling $2,135,000 for sale of the minimum 87-1/2 units ranging to $42,700,000 for sale of the maximum 1,750 units. See the table presented below under "Use of Proceeds" for the amounts of capital available to the partnerships after deduction of brokerage-related expenses and the one-time management fee.

Use of Proceeds

The following table presents information respecting the financing of a partnership in four different circumstances:

    The sale of 87-1/2 units ($1,750,000), the minimum number of units for each of PDC 2004-B and -C Limited Partnerships, PDC 2005-B and -C Limited Partnerships and PDC 2006-B and -C Limited Partnerships;
    The sale of 875 units ($17,500,000), the maximum number of units for each of PDC 2004-B and -C Limited Partnerships, PDC 2005-B and -C Limited Partnerships and PDC 2006-B and -C Limited Partnerships;
    The sale of 150 units ($3,000,000), the minimum number of units for each of PDC 2004-A Limited Partnership, PDC 2005-A Limited Partnership and PDC 2006-A Limited Partnership;
    The sale of 1,500 units ($30,000,000), the maximum number of units for each of PDC 2004-A Limited Partnership, PDC 2005-A Limited Partnership and PDC 2006-A Limited Partnership;
    The sale of 175 units ($3,500,000), the minimum number of units for each of PDC 2004-D Limited Partnership, PDC 2005-D Limited Partnership and PDC 2006-D Limited Partnership; and
    The sale of 1,750 units ($35,000,000), the maximum number of units in each of PDC 2004-D Limited Partnership, PDC 2005-D Limited Partnership and PDC 2006-D Limited Partnership.

In the table below, the percentages presented are based upon total investor partners' capital contributions and our capital contribution in cash. Each of the -A designated Limited Partnerships may sell a maximum of 1,500 units ($30,000,000) and must sell a minimum of 150 units ($3,000,000) for the particular partnership to close and be funded. Each of the -B and -C designated Limited Partnerships may sell a maximum of 875 units ($17,500,000) and must sell a minimum of 87-1/2 units ($1,750,000) for the particular partnership to close and be funded. Each of the -D designated Limited Partnerships may sell a maximum of 1,750 units ($35,000,000) and must sell a minimum of 175 units ($3,500,000) for the particular partnership to close and be funded.

The following table reflects that PDC Securities Incorporated, the dealer-manager of the program and our affiliate, will receive and may reallow in whole or in part up to a maximum of $3,675,000 for each of the-D designated Limited Partnerships with respect to the sale of the maximum 1,750 units by each partnership ranging to $183,750 for the sale of the minimum of 87-1/2 units for each of the -B and -C Limited Partnerships by each partnership for sales commissions, reimbursement of due diligence expenses, marketing support fees and other compensation payable to other NASD-licensed broker-dealers in connection with the sale of the units. Of these amounts, in lieu of reimbursement of specific expenses, PDC Securities will retain 2% of subscriptions for wholesaling fees and expenses, meeting costs and other selling expenses; these fees will range from $35,000 for the sale of the minimum number of 87-1/2 units for each of the-B and -C designated Limited Partnerships, ranging to $700,000 for the sale of the maximum number of 1,750 units with respect to each of the -D designated Limited Partnerships. These payments will be made solely in cash on the amount of initial subscriptions.

The table also reflects that we will pay organization and offering costs in excess of 10-1/2% of subscriptions, without recourse to the partnership. The percentage column that appears in the following table relates to each of the six columns that precede it. Included in the "Amount available for investment" line item is the cost to the partnerships of acquiring prospects, which may include prospects acquired from us.

We will disburse substantially all of the funds available to the partnership for the following purposes and in the following manner:
	87-1/2 Units Sold	875 Units Sold	150 Units Sold	1,500 Units Sold	175 Units Sold	1,750 Units Sold	%
Total Partnership Capital	$2,135,000	$21,350,000	$3,660,000	$36,600,000	$4,270,000	$42,700,000	100.0%
LESS: Public offering expenses, dealer manager's fee and sales commission	183,750	1,837,500	315,000	3,150,000	367,500	3,675,000	8.6%
LESS: Management fee to managing general partner	26,250	262,500	45,000	450,000	52,500	525,000	1.2%
Amount available for investment	$1,925,000	$19,250,000	$3,300,000	$33,000,000	$3,850,000	$38,500,500	90.2%

Subsequent Source of Funds

We will commit or expend substantially all of the partnership's initial capital following the offering. The limited partnership agreement does not permit the partnership to borrow any funds for its activities. Consequently, partnership production must satisfy any future requirements for additional capital. See "Risk Factors - A partnership may not borrow funds, even if needed for partnership operations; as a result, the partnership might not have sufficient capital for its operations and we might not be able to fully develop the partnership's wells; in that event, an investor might anticipate a reduction in cash distributions" for a discussion of the risks involved as a result of the prohibition of partnership borrowing.

PARTICIPATION IN COSTS AND REVENUES

Profits and Losses; Cash Distributions

The limited partnership agreement provides for the allocation of profits and losses during the production phase of a particular partnership and for the distribution of cash available for distribution between investor partners and us, as follows:
	Investor Partners	Managing General Partner
Throughout term of Partnership	80%	20%

The allocations and distributions to the investor partners and to us may vary during the ten years of partnership well operations commencing six months after the close of a partnership for any partnership that fails to meet the partnership's performance standard. See "Revenues - Revision to Sharing Arrangements," immediately below. Additionally, if we must increase our capital contribution above our required cash investment of 22% of subscriptions to cover tangible drilling and lease costs, our share of profits and losses and cash available for distribution will increase to equal our percentage investment, and the investor partners' share will correspondingly decrease. See "Costs - Lease Costs, Tangible Well Costs, and Gathering Line Costs," below for a discussion of the allocations of the costs of the partnership.

Revision to Sharing Arrangements. The limited partnership agreement provides for the allocation of partnership profits and losses 80% to the investor partners and 20% to us throughout the term of each partnership. However, amounts will be paid to the partners only after payment of fees and expenses to the Managing General Partner and its affiliates and only if there is sufficient cash available. The limited partnership agreement provides for the enhancement of investor cash distributions if the particular partnership does not meet the performance standard described below during the ten-year period commencing six months after the close of that partnership and ending ten years later.

The performance standard is as follows: If the average annual rate of return, as defined below, to the investor partners is less than 12.5% of their subscriptions, the allocation rate of all items of profit and loss and cash available for distribution for investor partners will increase by ten percentage points above the then-current sharing arrangements for investor partners and the allocation rate with respect to those items for the Managing General Partner will decrease by ten percentage points below the then-current sharing arrangements for the Managing General Partner, until the average annual rate of return increases to 12.5% or more, or until ten years and six months from the closing date of the partnership expire, whichever event shall occur sooner. "Average annual rate of return" for purposes of this preferred sharing arrangement means (1) the sum of cash distributions and estimated initial tax savings of 25% of investor subscriptions, realized for a $10,000 investment in the partnership, divided by (2) $10,000 multiplied by the number of years (less six months) which have elapsed since the closing of the partnership. To the extent that the sharing arrangements change in any particular year as a result of this performance standard, the allocations of revenues to the investor partners will increase accordingly and the allocation of revenues to the Managing General Partner will correspondingly decrease. The above-referenced revised sharing arrangement policy is not, and no investor should consider the policy to be, any form of guarantee or assurance of a rate of return on an investment in the partnership. The policy is the result of a contractual agreement by us as set forth in paragraph 4.02 of the limited partnership agreement. There is no guarantee or assurance whatsoever that the partnership will drill commercially successful gas or oil wells or that the cash distributions to the partners, including any cash distributions under the policy, will achieve a 12.5% rate of return.

Example: It has been 5 years and 6 months since a partnership was closed. Investors have received cash distributions equal to 30% of their initial subscription. What is the status of the preferred return?

To determine the status of the preferred return, you add the estimated initial tax savings of 25% and the 30% cash return for a total of 55%. Five years and six months have elapsed since the partnership closed, so we subtract 6 months to find the number of years to use to determine the average annual return (5 years 6 months less 6 months equals 5 years). Finally, divide the total return by the 5-year period to determine average annual rate of return (55% 5 years = 11% per year). The 11% per year is less than the 12.5% per year requirement, so the investor partners will share 90% of the cash available for distribution, and the Managing General Partner will receive 10%.

The foregoing allocation of profits and losses is an allocation of each item of income, gain, loss, and deduction which, in the aggregate, constitute a profit or a loss.

Revenues

Natural Gas and Oil Revenues; Sales Proceeds. The limited partnership agreement provides for the allocation of revenues from natural gas and oil production and gain or loss from the sale or other disposition of productive wells and leases 80% to the investor partners and 20% to us. The production revenues to be allocated are subject to "Revision to Sharing Arrangements," immediately above, and to revisions due to increases in our capital contributions to cover tangible drilling and lease costs, as disclosed below under "Lease Costs, Tangible Well Costs, and Gathering Line Costs."

Interest Income. We will credit to the investor partners 100% of any interest earned on the deposit of subscription funds prior to the closing of the offering and funding of the respective partnership. We will allocate and credit interest earned on the deposit of operating revenues and revenues from any other sources in the same percentages that oil and gas revenues are then being allocated to the investor partners and us.

Sale of Equipment. We will allocate to us 100% of all revenues from sales of equipment.

Sale of Productive Properties. In the event of the sale or other disposition of a productive well, a lease upon which the well is situated, or any equipment related to that lease or well, we will allocate and credit to the investor partners and us the gain from the sale or disposition in the same percentages as oil and gas revenues are then being allocated. The term "proceeds" above does not include revenues from a royalty, overriding royalty, lease interest reserved, or other promotional consideration reserved by a partnership in connection with any sale or disposition. We will allocate these revenues to the investor partners and us in the same percentages as allocation of oil and gas revenues.

Costs

Organization and Offering Costs. We, and not the partnership, will pay organization and offering costs, net of the dealer manager commissions, discounts and due diligence expenses, and wholesaling fees, of the partnerships. We will pay all legal, accounting, printing, and filing fees associated with the organization of the partnerships and the offerings of units. We will allocate to us 100% of these costs. The investor partners will pay all dealer manager commissions, discounts, and due diligence reimbursement and will be allocated 100% of these costs. However, we will allocate and charge to us 100% of organization and offering costs in excess of 10-1/2% of subscriptions.

Management Fee. We will allocate the nonrecurring management fee 100% to the investor partners and 0% to us. The one-time management fee will equal 1-1/2% of the total subscriptions and is payable to the Managing General Partner upon closing of the particular partnership.

Lease Costs, Tangible Well Costs, and Gathering Line Costs. We will allocate the costs of leases, tangible well costs and gathering line costs 0% to the investor partners and 100% to us.

We will contribute and/or pay for the partnership's share of all leases, tangible drilling and completion costs, and gathering line costs. If these costs exceed our required 22% capital contribution, we will increase our capital contribution. In that event, our share of all items of profit and loss during the production phase of operations and cash available for distribution would be modified to equal for us the percentage arrived at by dividing our capital contributions by the capital available for investment; the investor partners' allocations of these items would be changed accordingly.

Intangible Drilling Costs. Intangible drilling costs are costs required to drill a well and prepare the well for production. These costs have no salvage value. Items like the cost of drilling the well, the cost of grading the surface, labor costs, and geological costs associated with selecting a well site are intangible well costs. The cost of production equipment, casing pipe, and other equipment are tangible costs because it may be possible to remove them from a depleted or unsuccessful well and sell them or use them somewhere else. We will allocate intangible drilling costs and recapture of intangible drilling costs in proportion to the investor partners' and our respective payment of intangible drilling costs. Recapture, if any, attributable to intangible drilling and development costs will be allocable on the same percentage basis as the allocation of intangible drilling and development costs. Recapture means that you must include the income you receive for the sale of partnership interest as part of your regular taxable income to the extent the sales price exceeds your partnership tax basis, rather than as long-term capital gains. Regular income is generally taxed at a higher rater than long-term capital gains.

Investor partners' portion of capital available for investment will pay the intangible expenses. The entire capital contribution of the investor partners, after payment of brokerage commissions, due diligence reimbursement, and the management fee, will be utilized to pay for IDC. If the capital contributions of the investor partners are insufficient to pay the intangible drilling costs, we will pay the additional amount of these costs, and in these circumstances the sharing arrangements for intangible drilling costs and recapture of intangible drilling costs will be in proportion to the investor partners' and our respective payment of intangible drilling costs.

Operating Costs. Operating costs are the costs at the well level associated with producing and maintaining productive wells, like well tending charges, painting equipment and maintaining access roads. We will allocate and charge operating costs of partnership wells 80% to the investor partners and 20% to us, subject to revision in the event of the preferred return and/or our increased investment, as we have discussed in this section.

Direct Costs. Direct costs are partnership level costs, primarily independent auditor and reserve engineer fees and tax preparation. We will allocate and charge direct costs of the partnerships 80% to the investor partners and 20% to us, subject to revision in the event of the preferred return and/or our increased investment, as we have discussed in this section.

Administrative Costs. We will allocate 100% of the administrative costs of the partnerships to us.

The table below summarizes the participation of the investor partners and us, taking account of our capital contribution, in the costs and revenues of the partnerships. See "Glossary of Terms," "Participation in Costs and Revenues," and the limited partnership agreement, Appendix A to this prospectus.

With regard to the table below, we, without recourse to the partnerships, will pay organization and offering costs in excess of 10-1/2% of subscriptions. The "Direct Costs" line item represents operating costs incurred after the completion of productive wells, including monthly per-well charges paid to us. We will receive monthly reimbursement from the partnerships for their direct costs incurred by us on behalf of the partnerships.
	Investor Partners	Managing General Partner

Partnership Costs

Broker-dealer Commissions and Expenses	100%	0%
Management Fee	100%	0%
Undeveloped Lease Costs	0%	100%
Tangible Well Costs	0%	100%
Intangible Drilling and Development Costs	100%	0%
Total Drilling and Completion Costs	80%	20%
Operating Costs	80%	20%
Direct Costs	80%	20%
Administrative Costs	0%	100%

Partnership Revenues

Sale of Oil and Gas Production (1)	80%	20%
Sale of Productive Properties (1)	80%	20%
Sale of Equipment	0%	100%
Sale of Undeveloped Leases (1)	80%	20%
Interest Income (1)	80%	20%

____________________

(1) The allocation of these partnership revenues is subject to revision. See "Revision to Sharing Arrangements" and "Lease Costs, Tangible Well Costs, and Gathering Line Costs," above.

We estimate that direct costs allocable to the investor partners for the initial 12 months of their operations will be approximately $8,000 if minimum subscriptions ($1,750,000) are received (representing .37% of aggregate partnership capital), and approximately $440,000 if maximum subscriptions ($400,000,000) are received (representing 0.11% of aggregate partnership capital). The following table sets forth the components of these estimated charges to the investor partners during the first year after a partnership is formed, assuming the minimum and maximum subscriptions are obtained:
	Minimum Subscriptions (87-1/2 Units)	Maximum Subscriptions (20,000 Units)

Administrative Costs	$ -0-	$ -0-
Total Administrative Costs	$ -0-	$ -0-

Direct Costs:
Audit and Tax Preparation	$5,000	$180,000
Independent Engineering Reports	2,000	200,000
Materials, Supplies and Other	1,000	60,000
Total Direct Costs	$8,000	$440,000

We will bear all administrative costs of the partnerships; however, the financial statements of the partnerships will reflect these costs, since generally accepted accounting principles require that all costs of doing business be included in the historical financial statements.

The following table presents for each partnership formed by us in the last three years the dollar amount of direct costs and administrative costs incurred by the particular partnership in each year and the percentage of subscriptions raised reflected by those costs.
Direct Costs
	2000		2001		2002
Partnership Name	Amount	% of Subscriptions	Amount	% of Subscriptions	Amount	% of Subscriptions
PDC 2000-A	$9,893	0.20%	$8,974	0.18%	$6,215	0.13%
PDC 2000-B	12,701	0.11%	9,815	0.08%	10,953	0.09%
PDC 2000-C	11,501	0.08%	10,931	0.08%	13,586	0.10%
PDC 2000-D	15,654	0.06%	18,540	0.07%	35,153	0.14%
PDC 2001-A	-	-	11,191	0.12%	13,426	0.14%
PDC 2001-B	-	-	12,135	0.10%	13,955	0.11%
PDC 2001-C	-	-	12,260	0.12%	13,056	0.12%
PDC 2001-D	-	-	17,507	0.07%	23,764	0.10%
PDC 2002-A	-	-	-	-	12,133	0.17%
PDC 2002-B	-	-	-	-	13,546	0.12%
PDC 2002-C	-	-	-	-	12,784	0.14%
PDC 2002-D	-	-	-	-	19,017	0.07%

Administrative Costs
	2000		2001		2002
Partnership Name	Amount	% of Subscriptions	Amount	% of Subscriptions	Amount	% of Subscriptions
PDC 2000-A	0	0.00%	0	0.00%	0	0.00%
PDC 2000-B	0	0.00%	0	0.00%	0	0.00%
PDC 2000-C	0	0.00%	0	0.00%	0	0.00%
PDC 2000-D	0	0.00%	0	0.00%	0	0.00%
PDC 2001-A	-	-	0	0.00%	0	0.00%
PDC 2001-B	-	-	0	0.00%	0	0.00%
PDC 2001-C	-	-	0	0.00%	0	0.00%
PDC 2001-D	-	-	0	0.00%	0	0.00%
PDC 2002-A					0	0.00%
PDC 2002-B					0	0.00%
PDC 2002-C					0	0.00%
PDC 2002-D					0	0.00%

Allocations Among Investor Partners; Deficit Capital Account Balances

We will allocate revenues and costs of a partnership allocated to the investor partners among them in proportion to which the amount of each investor partner's capital contribution bears to the aggregate of the capital contributions of all investor partners in the partnership.

To avoid the requirement of restoring a deficit capital account balance, there will be no allocations of losses to an investor partner to the extent those allocation would create or increase a deficit in his or her capital account (adjusted for liabilities, as provided in the limited partnership agreement).

Cash Distribution Policy

    We plan to make distributions of partnership cash on a monthly basis, but will make distributions no less often than quarterly, subject to funds being available for distribution.
    We will make cash distributions of 80% to the investor partners and 20% to the Managing General Partner throughout the term of the partnership; cash distributions may increase for investor partners and decrease for the Managing General Partner in view of the revised sharing arrangement policy and may decrease for investor partners and increase for the Managing General Partner if the Managing General Partner invests capital above its minimum capital contribution to cover additional tangible drilling and lease costs.
    We cannot presently predict amounts of cash distributions, if any, from the program.

We intend to distribute substantially all of each partnership's available cash flow on a monthly basis to its respective partners; we will make cash distributions not less frequently than quarterly. However, we expressly condition any distribution upon our having sufficient cash available for distribution. In this regard, we will review the accounts of each partnership at least quarterly for the purpose of determining the sufficiency of distributable cash available for distribution. Amounts will be paid to partners only after payment of fees and expenses to the Managing General Partner and its affiliates and only if there is sufficient cash available. The ability of the partnerships to make or sustain cash distributions will depend upon numerous factors. We can give no assurance that any level of cash distributions to the investor partners of a particular partnership will be attained, that cash distributions will equal or approximate cash distributions made to investors in prior drilling programs sponsored by us, or that any level of cash distributions can be maintained. See "Prior Activities" for a tabular presentation of how our previous drilling programs have performed. See also "Risk Factors," in general, and "Special Risks of the Partnership - Drilling natural gas and oil wells is speculative, may be unprofitable, and may result in the total loss of your investment," above, for information regarding the various risks involved if you choose to invest in the partnership.

In general, the volume of production from producing properties declines with the passage of time. The cash flow generated by each partnership's activities and the amounts available for distribution to a partnership's respective partners will, therefore, decline in the absence of significant increases in the prices that the partnerships receive for their respective oil and gas production, or significant increases in the production of oil and gas from prospects resulting from the successful additional development of these prospects.

In general, we will divide cash distributions 80% to the investor partners and 20% to us throughout the term of the partnership. However, we will revise partnership sharing arrangements during the ten-year revision period if the average annual rate of return does not equal established goals. See "Revenues - Revision to Sharing Arrangements," above. Our revised sharing arrangement policy is not, and no investor should consider the policy to be, any form of guarantee or assurance of a rate of return on an investment in the partnership. Moreover, we will revise the partnership sharing arrangements if we invest capital above our required minimum capital contribution to cover additional tangible drilling and lease costs. See "Costs - Lease Costs, Tangible Well Costs, and Gathering Line Costs," above. Cash will be distributed to the investor partners and us as a return on capital in the same proportion as their interest in the net income of the partnership. However, no investor partner will receive distributions to the extent the distributions would create or increase a deficit in that partner's capital account.

For a fuller discussion of capital accounts and tax allocations, see "Tax Considerations - Partnership Allocations."

Termination

Upon termination and final liquidation of a partnership, we will distribute the assets of the partnership to the partners based upon their capital account balances. If we have a deficit in our capital account, we must restore the deficit; however, no investor partner will be obligated to restore his or her deficit, if any.

Amendment of Partnership Allocation Provisions

    The Managing General Partner may amend the limited partnership agreement without investor approval, if necessary for partnership allocations to be recognized for federal tax purposes.

We are authorized to amend the limited partnership agreement, if, in our sole discretion based on advice from our legal counsel or accountants, an amendment to revise the cost and revenue allocations is required for those allocations to be recognized for federal income tax purposes because of either the promulgation of Treasury Regulations or other developments in the tax law. Any new allocation provisions provided by an amendment must be made in a manner that would result in the most favorable aggregate consequences to the investor partners as nearly as possible consistent with the original allocations described in this prospectus. See Section 11.09 of the limited partnership agreement.

COMPENSATION TO THE MANAGING GENERAL PARTNER AND AFFILIATES

The following is a tabular presentation of the items of compensation discussed more fully below:
Recipient	Form of Compensation	Amount

Managing General Partner	Partnership interest	20% interest

Managing General Partner	Management fee	1-1/2% of subscriptions (nonrecurring fee)

Managing General Partner	Sale of leases to Partnerships	The lower of cost or fair market value

Managing General Partner	Contract drilling rates	Competitive prices

Managing General Partner	Operator's per-well charges	Competitive prices

Managing General Partner	Direct costs	Cost

Managing General Partner and Affiliates	Payment for equipment, supplies, gas marketing and other services	Competitive prices

Affiliate	Brokerage sales commissions; reimbursement of due diligence and marketing support expenses; wholesaling fees	10-1/2% of subscriptions - $183,750 ranging to $42 million

For a tabular presentation of payments to us made by previous partnerships sponsored by us, see "Conflicts of Interest - Certain Transactions," below. The categories of compensation set forth above are comparable to the corresponding categories of compensation for other partnerships sponsored by us disclosed in the "Certain Transactions" table below, except with respect to the management fee which was not a feature of the 1993 partnerships sponsored by us.

Following closing of a partnership and upon funding of that partnership, we will contribute to the partnership an amount in cash equal to 22% of the subscriptions of that partnership's investors. In exchange for our investment, we will receive a 20% interest in the partnership. Our interest in the partnership may vary in view of the revised sharing arrangement policy (see "Participation in Costs and Revenues - Profits and Losses; Cash Distributions - Revision to Sharing Arrangements" for a discussion of our allocations policy) and if we invest additional capital to fund that partnership's tangible drilling and lease costs (see "Participation in Costs and Revenues - Costs - Lease Costs, Tangible Well Costs, and Gathering Line Costs").

Upon completion of the offering with respect to each partnership and upon funding of that partnership, we will receive a one-time management fee equal to 1-1/2% of total contributions of the investor partners to the partnership, an amount equal to $26,250 for sale of the minimum number of 87-1/2 units with respect to each of the -B and -C designated Limited Partnerships; $45,000 for the sale of 150 units with respect to each of the -A designated Limited Partnerships; and $52,500 for the sale of 175 units with respect to each of the -D designated Limited Partnerships. Since we can sell a maximum of $17.5 million with respect to each of the -B and -C designated Limited Partnerships, $30 million with respect to each of the -A designated Limited Partnerships, and $35 million with respect to each of the -D designated Limited Partnerships, the maximum amount of the management fee would be $262,500 with respect to each of the -B and -C designated Limited Partnerships, $450,000 with respect to each of the -A Limited Partnerships and $525,000 with respect to each of the -D designated Limited Partnerships.

The partnership will reimburse us for all documented out-of-pocket expenses incurred on behalf of the partnership; however, there will be no reimbursement of administrative costs by a partnership.

We will sell (at the lower of fair market value on the date of purchase or our cost of the prospects) sufficient undeveloped prospects to the partnership to drill the partnership's wells. Fair market value for leases and prospects transferred from our inventory will be based on the cost at which similarly situated leases and prospects are available or traded from or between other unaffiliated companies operating in the same geographic area. The cost of the prospects will include a portion of our reasonable, necessary and actual expenses for geological, geophysical, engineering, interest expense, drafting, legal, and other like services allocated to the partnership's properties. We will not retain any overriding royalty for ourselves from the prospects (see "Proposed Activities - Acquisition of Prospects" for a discussion of our acquisition policy).

Each partnership will enter into a drilling contract with us to drill and complete partnership wells. In those cases where the partnership acquires less than a 50% working interest in a prospect, a party other than us may drill, complete, and operate wells on the prospect. We may use our own personnel and equipment during the drilling and completion phase of operations. We will bill these services at rates not to exceed those charged for similar services and equipment by other non-affiliated operators in the partnership area of operations. To the extent that the contract prices exceed our actual costs of drilling and completion, we will be deemed to have received compensation. The amount of compensation which we could earn as a result of these arrangements is dependent upon many factors, including the actual cost of wells and the number of wells drilled. We estimate that we would need to drill approximately 40 - 60 wells annually to absorb fully existing technical, supervisory, and management costs.

The partnership will pay us, as operator, for drilling and completing the partnership's wells, based upon the depth of the well at its deepest penetration and whether the well is completed or plugged as a dry hole. Different footage rates are established for each area of operations based on drilling and completion costs for that area. "Footage" is the depth in feet penetrated from the surface by the well as measured by the drilling contractor. See "Proposed Activities - Drilling and Completion Phase - Drilling and Operating Agreement." In addition, in each area where the partnership conducts its drilling activities, the partnership will pay the cost of the prospect, as defined, and tangible costs of drilling and completing the partnership wells. In the event these rates exceed competitive rates available from other persons in the area engaged in the business of providing comparable services or equipment, we will adjust the foregoing rates to an amount equal to that competitive rate, but not less than the cost of providing the services or equipment. In the event that the competitive industry rates in the area and our costs in providing these drilling and completion services are in excess of our contract drilling and completion rates, we will be bound by contract with the partnership to furnish the contracted services at the contract rates. We review on an ongoing basis the rates of unaffiliated driller-operators to determine competitive rates in the geographic area. Rates will be comparable to those charged by other operators in the prospect area for equivalent services. We will determine comparable rates from one of the following sources: offering memoranda or prospectuses for private or public drilling programs, quoted rates, published rates or costs, annual reports of public companies, or competitive bids. In utilizing outside contractors for drilling and completion operations (rather than performing these services ourselves), we will receive an overhead payment for services as defined in the Copas Accounting Procedure - Joint Operations equal to the most recently published per well average monthly drilling overhead rate for gas and oil wells in the area where they are located as published by Ernst & Young LLP in their 2002-2003 Survey of Combined Fixed Rate Overhead Charges for Oil and Gas Producers, and actual cost for any direct costs associated with drilling and completion operations. That monthly overhead rate as so published is currently $4,875 per well per month for wells in Colorado. The total cost per well for wells drilled by unaffiliated operators, including direct and overhead charges, may exceed the footage rates listed in this prospectus. In the event we determine to conduct our drilling activities in other geographical areas or to other geologic zones, we will supplement the prospectus to discuss the different areas or zones and the costs involved in conducting drilling activities in those areas or zones.

During the production phase of operations, the operator will receive for each producing well a monthly fee based upon competitive industry rates for operations and field supervision and $75 for partnership accounting, engineering, management, and general and administrative expenses. The operator will bill non-routine operations to the partnership at their costs. See "Proposed Activities - Drilling and Completion Phase - Drilling and Operating Agreement" for a discussion of our drilling policy and the costs involved in drilling and operating partnership wells.

Each partnership will reimburse us for direct costs incurred by us on behalf of that partnership.

We and our affiliates may enter into other transactions with the partnerships for services, supplies and equipment, and will be entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies and equipment. We intend to market some of the gas produced through our subsidiary Riley Natural Gas. See "Conflicts of Interest" for a discussion of the various conflicts of interest involved in the program.

PDC Securities Incorporated, our affiliate and the dealer-manager of the program, is the dealer-manager of the Program and in that capacity will receive as sales commissions, for reimbursement of due diligence and marketing support expenses and wholesaling fees $42,000,000 for sale of the program's 20,000 units, the entire number of units that the program has registered under the Securities Act, ranging to $183,750 for sale of the minimum number of 87-1/2 units. PDC Securities may, as dealer manager, reallow sales commissions and due diligence and marketing support expenses in whole or in part to NASD licensed broker-dealers for sale of the units, reimbursement of due diligence and marketing support expenses, and other compensation; but, in lieu of reimbursement of specific expenses, will retain 2% of subscriptions for wholesaling fees and expenses, meeting costs and other selling expenses, equal to $35,000 for the sale of the minimum number of 87-1/2 units ranging to $8,000,000 for the sale of the entire 20,000 units that the program registered. See "Plan of Distribution."

PROPOSED ACTIVITIES

Introduction

    The primary purpose of the partnerships will be drilling, completing, and producing natural gas and oil from development wells.
    We may conduct limited exploratory activities.
    Partnerships will acquire up to 100% of the working interest of each prospect, subject to royalty interests.
    Each partnership will be a separate business entity.
    Investors in one partnership will have no interest in any of the other partnerships.

The partnerships will drill, complete, own and operate natural gas and oil wells. The partnership intends to drill its wells in Colorado. Partnership operations may include wells in North Dakota, Alabama, Michigan, West Virginia, Pennsylvania, Utah, and Wyoming. We may also conduct partnership operations in other formations not described in the prospectus, in the previously listed states, or in Montana, New York, South Dakota, Kentucky, Tennessee, Indiana, Kansas, Nebraska, Ohio and/or Oklahoma as we may deem advisable. We intend to apply at least 90% of each partnership's capital contributions available for participation in drilling and completion activities to comparatively lower risk development wells but may apply some of the remaining 10% to comparatively higher risk exploratory wells. We will spread the risks to a limited extent by having each partnership participate in drilling operations on a number of different prospects. The cost of drilling wells in different geographic locations will vary greatly. If we drill more expensive wells, the partnership will be able to drill fewer wells. As a result, the partnership will be less able to diversify its investment, and the risk associated with drilling will increase. The number of wells drilled by a partnership is determined by the amount of funds raised for that partnership and the specific prospects drilled by that partnership, and cannot be determined in advance of funding of a partnership.

The program provides you with an opportunity to invest in the drilling, completion, and production of natural gas and oil wells. Please see page 1 of this prospectus for a description of the objectives of the investment in the program.

You should be aware that distributions will decrease over time due to the declining rate of production from wells. Changes in gas and oil prices will decrease or increase cash distributions. Distributions will be partially sheltered by the percentage depletion allowance. See "Risk Factors - Special Risks of the Partnerships," " - Risks Pertaining to Oil and Gas Investments," and " - Tax Status and Tax Risks," "Prior Activities," and "Tax Considerations - Summary of Conclusions," " - Intangible Drilling and Development Costs," " - Depletion Deduction," " - Partnership Distributions," and " - Partnership Allocations" for a discussion of the various risks involved if you invest in the program.

The attainment of the partnership's business objectives will depend upon many factors, including our ability to select productive prospects, the drilling and completion of wells in an economical manner, the successful management of the prospects, the level of natural gas and oil prices in the future, the availability of pipelines sufficient to transport the natural gas and oil that we produce, the degree of governmental regulation over the production and sale of natural gas and oil, the future economic conditions in the United States (and the world), and changes in the Internal Revenue Code. Accordingly, we can give no assurance that the partnership will achieve its business objectives. Moreover, because each partnership will constitute a separate and distinct business and economic entity from each other Partnership, the degree to which the business objectives are achieved will vary among the partnerships.

Various of the activities and policies of the partnership discussed throughout this section and elsewhere in the prospectus are defined in and governed by the limited partnership agreement, including that at least 90% of the net offering proceeds will be used to drill development wells; the requirements relating to the acquisition of prospects and the payment of royalties; the amount of our capital contribution to the partnership; the guidelines with respect to well pricing and the cost of services furnished by us; the states where the partnership's wells will be drilled; assessments and borrowing policies; voting rights of investor partners; the term of the partnership; and our compensation. Other policies and restrictions upon the activities of the partnership and us are not set forth in the limited partnership agreement, but instead reflect our current intention and thus are subject to change at our discretion. For these later activities, we, in making a change, will utilize our reasonable business judgment as manager of the partnership and will exercise our judgment consistent with our obligations as a fiduciary to the investor partners.

Upon the successful completion of the offering, the partnership will effect the following transactions, each of which is more fully described below:

    We will assign to the partnership up to 100% of the working interest in the prospects; and
    The partnership will enter into a drilling and operating agreement with us or with unaffiliated persons as operator, providing for the drilling and completion of partnership wells and
      for the subsequent supervision of field operations with respect to each producing well.

Drilling Policy

    Most wells will be direct offsets to producing wells.

Each partnership will invest in a number of prospects, either by itself or in conjunction with other parties, consistent with the objective of maintaining a meaningful interest in the wells to be drilled. The partnerships will not acquire any interest in currently or formerly producing gas and oil wells. Most wells to be drilled by the partnerships will be adjacent to producing wells and drilled to the same formation(s) as the producing wells. Therefore, it is unlikely that a well on a prospect will have the effect of proving up any additional acreage outside of the prospect. For this reason, the partnerships are expected to acquire spacing units on each prospect determined by state rules and regulations in conjunction with local practice. The spacing unit for Colorado wells will encompass approximately 32 acres for wells drilled in the Wattenberg Field and approximately 20 acres for wells drilled in the Grand Valley Field.. Nevertheless, if drilling on a partnership prospect proves up an adjoining spacing unit owned by us, or if there is reliable evidence that there would be material drainage of a partnership prospect by an adjoining spacing unit in which we own an interest, we will assign to the partnership a proportionate interest in the spacing unit.

Acquisition of Undeveloped Prospects

    The Managing General Partner will select undeveloped prospects.
    Selection of prospects for a partnership will occur after that partnership has been funded.
    At least 90% of prospects will be development wells.
    The partnerships will acquire prospects at the lesser of cost or fair market value.
    Average royalty and overriding royalty burden will not exceed 20%.
    The Managing General Partner will not retain overriding royalty interests.

We will select undeveloped prospects sufficient to drill the partnerships' wells. We have not pre-selected any prospects. Most prospects to be selected for the partnerships are expected to be single well proved undeveloped prospects. We define a prospect generally as a contiguous oil and gas leasehold estate, or lesser interest, upon which drilling operations may be conducted for a single development well.

Depending on its attributes, a prospect may be characterized as an "exploratory" or "development" site. Generally speaking, exploratory drilling involves the conduct of drilling operations in search of a new and yet undiscovered pool of oil and gas (or, alternatively, drilling within a discovered pool with the hope of greatly extending the limits of that pool), whereas development drilling involves drilling to a known producing formation in a previously discovered field.

The partnership intends to conduct the majority of its development drilling operations in Colorado to develop Cretaceous Sandstones. We reserve the right to conduct partnership operations in New York, Ohio, Montana, North Dakota, Alabama, South Dakota, Tennessee, Kentucky, Indiana, Kansas, Nebraska, Pennsylvania, West Virginia, Utah, Wyoming and/or Oklahoma and/or to other formations as we may, in our sole and absolute discretion, deem advisable, provided that the locations and/or formations are, in our opinion, of comparable quality and character to those described in this prospectus.

Wells in the intended area of operations are usually given a fracture treatment in which fluids are pumped into the potential zone in an attempt to create additional fractures and widen present fractures. We anticipate that gas will be produced from all the subject wells, and that most Wattenberg Field wells in Colorado will also produce significant quantities of oil. There could also be some oil and brine production from wells in any area. Many zones which contain oil and gas will not produce or will only produce at low rates unless they are treated to allow the oil and gas to reach the well more easily. One method to accomplish this is by using a fracture treatment. The most commonly used fracture treatment method uses a mixture of sand and treated water pumped at high pressure and flowrates into the well and out through holes in the pipe at the productive zone. This creates cracks in the pay zone which reach out into the zone to allow oil or gas to flow into the well more easily. When the pumping of the fracturing fluid is stopped, the sand props the fractures open so they don't reseal under the pressure from the earth above.

The partnerships will acquire prospects under arrangements in which the partnership will acquire up to 100% of the working interest, subject to landowners' royalty interests and other royalty interests payable to unaffiliated third parties in varying amounts, provided that the weighted average of the royalty interests for all prospects of a particular partnership will not exceed 20%. In our discretion, we may acquire less than 100% of the working interest in a prospect provided that costs are reduced proportionately. The limited partnership agreement forbids us from acquiring or retaining any overriding royalty interest in the partnership's interest in the prospects. The partnerships will generally acquire less than 100% of the working interest in each prospect in which they participate. In order to comply with the conditions for the treatment of additional general partners' interests in the partnership as not passive activities (and not subjecting the additional general partners to limitation on the deduction of partnership losses attributable to the additional general partners to income from passive activities), we have represented that the partnerships will acquire and hold only operating mineral interests and that none of the partnership's revenues will be from non-working interests. We, for our sole benefit, may sell or otherwise dispose of prospect interests not acquired by the partnerships or may retain a working interest in the prospects and participate in the drilling and development of the prospect. In such case the partnership costs would be proportional to their interest in the property, and we (or the parties) would pay for the costs of the non-partnership interests.

In acquiring interests in leases, the partnerships may pay consideration and make contractual commitments and agreements as we deem fair, reasonable and appropriate. While we expect to assign to the partnerships a substantial portion of the leases to be developed by the partnerships, the partnerships may also purchase leases directly from unaffiliated persons. We will transfer at our cost all leases which are transferred to the partnerships, unless we have reason to believe that cost is materially more than the fair market value of the property in which case the price will not exceed the fair market value of the property. We will obtain an appraisal from a qualified independent expert with respect to sales of our properties to the partnerships.

The actual number, identity and percentage of working interests or other interests in prospects to be acquired by the partnerships will depend upon, among other things, the total amount of capital contributions to a partnership, the latest geological and geophysical data, potential title or spacing problems, availability and price of drilling services, tubular goods and services, approvals by federal and state departments or agencies, agreements with other working interest owners in the prospects, farm-ins, and continuing review of other prospects that may be available.

Title to Properties

    The partnership will hold record title to leases in its name.

We will assign the partnership interest in the lease to the partnership. Leases acquired by each partnership may initially and temporarily be held in our name, as nominee, to facilitate joint-owner operations and the acquisition of properties. The existence of the unrecorded assignments from the record owner will indicate that the leases are being held for the benefit of each particular partnership and that the leases are not subject to debts, obligations or liabilities of the record owner; however, unrecorded assignments may not fully protect the partnerships from the claims of our creditors.

You must rely on us to use our best judgment to obtain appropriate title to leases. Provisions of the limited partnership agreement relieve us from any mistakes of judgment with respect to the waiver of title defects. We will take those steps as we deem necessary to assure that title to leases is acceptable for purposes of the partnerships. We are free, however, to use our own judgment in waiving title requirements and will not be liable for any failure of title to leases transferred to the partnerships. Further, we will not warrant the validity or merchantability of titles to any leases to be acquired by the partnerships.

PDC Prospects

We anticipate that our four geologists (see "Management - Petroleum Development Corporation" for their identities and a summary of their experience) will evaluate all prospects, utilizing log and geological data from our historic operations, production records from our and others' wells, and other information as may be available and useful. Most oil and gas is found in areas where the rocks include sandstones, shales, salt, gypsum and limestone. They are frequently deposited in distinct layers like the ones you sometimes see where highways cut through mountains. By studying the rocks penetrated by wells in an area, it is possible to develop "maps" of these different layers in the area. These maps help geologists predict the best places to drill new wells. As a result, nearly all wells drilled by the partnership will be direct offsets to existing producing wells. Where multiple zone potential exists, as it frequently does in the proposed areas of operations, the geologists attempt to optimize well locations to create wells with two or more productive horizons.

As of September 30, 2003, we had acreage available as listed in the following table within the prospect area.

State	Acreage

Kansas	19,300

Michigan	3,000

Colorado	42,700

Total	65,000

In addition, we expect to acquire additional acreage on an ongoing basis throughout 2004 and beyond for the program and future partnerships.

We will not decide on the specific wells to be drilled in any partnership until the offering of units in that partnership has terminated. This means that, prior to your investment in the partnership, you will not be able to evaluate the specific prospects that will be drilled by your partnership. However, by waiting as long as possible before selecting the specific prospects to be drilled by the partnership, we may have information available which helps us select better prospects for the partnership, and we may be able to include prospects which were not available when this prospectus was written or even before the partnership was closed. This section includes a general description of the characteristics we look for in prospects to be included in the program as well as more detailed information on several areas where we anticipate partnership wells may be drilled. We will provide supplemental information if and when we add additional prospect areas.

In selecting areas where we plan to drill partnership wells, we look for areas with most or all of the following general characteristics:

    Natural gas is expected to be the primary product for most wells, but some prospects may be drilled primarily for their oil production potential or for combined oil and gas production
    Onshore wells with depths of 15,000 feet or less
    Expected average producing lives of 20 years or more
    Existing pipeline systems which allow quick connection for sales
    Adequate market capacity for increased gas production
    Low dry hole risk

Most of the wells to be drilled by the partnerships will be targeted at natural gas producing intervals. These intervals may also contain oil and/or water which are produced in conjunction with the natural gas. Some natural gas also contains hydrocarbons like propane and butane which may be separated from the natural gas and sold. Water that is produced must be disposed of by an environmentally approved method, which adds to the cost of operating the wells.

Over the past 33 years, we have drilled more than 2,300 wells at depths ranging from 1,000 feet to just over 14,000 feet. When we select new prospect areas, we look for places where the drilling conditions are similar to areas where we have had drilling experience and where the well depths do not exceed approximately 15,000 feet. Because we have had no offshore experience, we do not plan to include any offshore prospects in the program.

Since we started organizing partnerships in 1984, we have completed more than 93 percent of the wells we have drilled for our partnerships to produce natural gas and/or oil. Our completion record reflects our selection of prospect areas where the probability of drilling dry holes is relatively low because producing intervals exist throughout a large area and because each well may access several intervals which are capable of producing natural gas or oil. Nevertheless, the fact that prospect areas where we are considering to drill our wells have had a history of successful drilling and production does not guarantee that the wells will be commercially successful if the wells do not produce sufficient quantities of natural gas and oil or if the prices for natural gas and oil are at low levels. All of the areas we are currently developing fit this general description and we plan to look for similar characteristics in prospect areas we might add in the future. We also look for areas where the characteristics of the producing formations lead to relatively long producing lives, generally of 20 years or more. Production from wells typically commences at a maximum rate that diminishes over the life of the well. This means that the income stream from the wells will also tend to decline over time, depending upon other factors including the sales price for the production and operating expenses.

As we evaluate the geology of a prospect area, we also determine whether there is an adequate market for natural gas and oil which may be produced by the wells. For natural gas, this includes the existence of pipelines to move the gas from the wells to natural gas markets. We look at the proximity of existing pipelines to planned drilling, the cost of moving gas to market, and prices being paid for gas in the markets which are available. Similarly, there must be both a market and suitable transportation for oil production.

Current Prospect Areas

Colorado. Wattenberg Field, located north and east of Denver, Colorado, is in the Denver-Julesburg (DJ) basin. The field, discovered in 1970, has produced over 600 billion cubic feet of natural gas and 2.2 million barrels of oil. The typical well production profile has an initial high production rate and relatively rapid decline, followed by years of relatively shallow decline.

Natural gas is the primary hydrocarbon; however, many wells will also produce oil. The purchase price for the gas may include revenue from the recovery of propane and butane in the gas stream, as well as a premium for the high-energy content of the gas.

Wells in the area may include as many as four productive formations. From shallowest to deepest, these are the Sussex, the Niobrara, the Codell and the J Sand. The primary producing sand in most wells will be the Codell; this sand produces a combination of natural gas and oil.

The Piceance Basin, located near the western border of Colorado, is a second Colorado prospect area. We expect our Piceance Basin wells to produce natural gas along with very small quantities of oil and water. The producing interval consists of 150' to 300' of productive sandstone in 10 to 15 different zones. The production zones are separated by layers of nonproductive shale resulting in a total interval of 2000' to 4000' penetrated by the well. The gas reserves and production are divided into these numerous smaller zones.

Summary of Prospect Areas

The following table summarizes some of the key characteristics of our current prospect areas:

Prospect	Productive Formation	Depth Range	Type of Reservoir Rock	Thickness of Producing Interval	Anticipated Production
Wattenberg Field, Colorado	Sussex	3,750' - 5,250'	Sandstone	10' - 60'	Natural gas
	Niobrara	6,500' - 7,500'	Limestone	20' - 80'	Natural gas
	Codell	6,750' - 7,750'	Sandstone	10' - 30'	Natural gas, oil
	J Sandstone	7,500' - 8,400'	Sandstone	2' - 90'	Natural gas
Piceance Basin, Colorado	Williams Fork	6,000' - 10,000'	Sandstone and Coal	150' - 300' total pay in a 2,000' - 4,000' interval	Natural gas

Drilling and Completion Phase

    Partnership wells in Colorado may be exploratory or developmental with depths expected to range from approximately 6,500 to 9,500 feet in depth.
    At least 90% of partnership wells will be developmental.
    The Managing General Partner will drill partnership wells near pipelines, gathering systems, or end users.
    The partnership will sell production on a competitive basis at the best available price.

General: The table above shows the anticipated depths and target formations for planned areas of operations.

We may drill some shallower or deeper development prospects in these areas. If we drill wells in other areas, it is likely that well depths will differ. After drilling, the operator will complete each well deemed by the operator to be capable of production of oil or gas in commercial quantities. We intend to apply to development wells at least 90% of each partnership's capital contributions available for participation in drilling and completion activities. We may drill exploratory wells to depths exceeding the proposed developmental well depths indicated above. In the event the funds allocated for exploratory wells are not used to drill exploratory wells, we will utilize these funds together with unexpended completion funds to drill additional development wells.

We have acted as operator on all of the wells drilled by our previous drilling partnerships. We may substitute another operator or operators to perform the duties of the operator, on terms and conditions substantially the same as those discussed in this prospectus. Additionally, with respect to those prospects as to which the partnership owns less than a 50% working interest, it is possible that the majority owner of the prospects will select the operator for the wells drilled on the prospects and that the operator may not be us. In the event another company acts as operator, we will monitor the performance and activities of the operator, participate as the partnership's representative in decision-making with regard to the joint venture activities, and otherwise represent the partnership with regard to the activities of the joint venture. Where someone other than us serves as operator, the cost of drilling to the partnership will be the actual cost of third-party drilling, plus our costs of supervision, engineering, geology, accounting, and other services provided, as well as monthly overhead specified in "Compensation to the Managing General Partner and Affiliates," above. Prices of wells operated by third parties may exceed the footage based rates specified in the prospectus.

We will represent each partnership in all operations matters, including the drilling, testing, completion and equipping of wells and the sale of each partnership's oil and gas production from wells of which we are the operator. We expect to be the operator of most if not all of the wells in which the partnerships own an interest.

We will, in some cases, provide equipment and supplies, and will perform salt water disposal services and other services for the partnerships, provided that all these transactions will be at competitive prices and upon competitive terms. We may sell equipment to the partnerships as needed in the drilling or completion of partnership wells. All equipment will be sold at prices competitive in the area of operations.

Gas Pipeline and Transmission: We will drill the partnership's wells in the vicinity of transmission pipelines, gathering systems, and/or end users. We believe that there are sufficient transmission pipelines, gathering systems, and end users for the partnership's production, subject to some seasonal curtailment. The cost, timing and availability of gathering pipelines connections and service varies from area to area, well to well, and over time. In selecting prospects for the partnerships, we include in our evaluation the anticipated cost, timing and expected reliability of gathering connections and capacity. Sometimes when a lot of development work is being done in an area, production can temporarily exceed the available markets and pipeline capacity to move gas to more distant markets. This can lead to lower gas prices relative to other areas as the producers compete for the available market by reducing prices. It can also lead to curtailments of production and periods when wells are shut-in due to lack of market. Beginning in 2001 and throughout most of 2002, the Rocky Mountain region, including our Colorado development areas, experienced reduced prices and occasional curtailments as a result of this sort of situation. In May of 2003 a new major pipeline to move gas from the Rocky Mountain region to Nevada and southern California was placed in service. The pipeline is designed to move over 900 million cubic feet of gas per day out of the region according to the owner, Kern River Pipeline Company. We expect this new pipeline to solve the overcapacity problem. However, if producers continue to successfully develop new supplies in the area, a similar situation as experienced during 2001 and 2002 could develop again in the future.

Sale of Production: Each partnership will sell the oil and gas produced from its prospects on a competitive basis at the best available terms and prices. We intend to utilize the services of our subsidiary Riley Natural Gas in marketing the gas produced from partnership wells. We will not make any commitment of future production that does not primarily benefit the partnerships. Generally, purchase contracts for the sale of oil are cancelable on 30 days' notice, whereas purchase contracts for the sale of natural gas may have a term of a number of years and may require the dedication of the gas from a well for the life of its reserves.

Each partnership will sell natural gas discovered by it at negotiated prices based upon a number of factors, including the quality of the gas, well pressure, estimated reserves, prevailing supply conditions and any applicable price regulations promulgated by the Federal Energy Regulatory Commission. The partnership expects to sell oil discovered by it at free market prices. See "Competition, Markets and Regulation" for a discussion of these aspects of the drilling business.

Price Hedging

Oil and natural gas spot market prices have been extremely variable in the past, and the variability will probably continue in the future. In order to assure a more predictable cash flow stream from partnership wells, we may use financial hedges, puts, call, and other hedging instruments to help offset variations in prices. Sometimes these hedges may result in higher cash flow than would otherwise have been received, but at other times it may result in a more predictable but lower distribution.

When we use hedges, we will treat our own share of the partnership gas in the same manner we treat the investors' share in order to minimize potential conflicts of interest. We may choose to hedge only part of the gas and oil, or one product and not the other. See Footnote 10 to Consolidated Balance Sheets regarding hedging activities.

Drilling and Operating Agreement

    On wells where the Managing General Partner is operator, it will have full control over the partnerships' wells.
    The operator must commence drilling wells within 180 days after funding of the partnership, but not later than March 31, 2005 for partnerships designated "PDC 2004- Limited Partnership," March 31, 2006 for partnerships designated "PDC 2005- Limited Partnership" and March 31, 2007 for partnerships designated as "PDC 2006- Limited Partnership."
    The costs charged for drilling and completion, dry holes, and monthly operations will be competitive with rates charged for similar services and will vary by the location of the wells. Rates for areas which are currently active are shown in the table in this section.

Upon funding of each partnership, the particular partnership will enter into a drilling and operating agreement with us as operator. The drilling and operating agreement (filed as Exhibit 10(a) to the registration statement) provides that the operator will conduct and direct and have full control of all operations on the partnership's prospects. The operator will have no liability as operator to the partnership for losses sustained or liabilities incurred, except as may result from the operator's negligence or misconduct. Under the terms of the drilling and operating agreement, we may subcontract responsibilities as operator for partnership wells. We will retain responsibility for work performed by subcontractors as set forth in this prospectus.

It is possible that we will not be operator on some of the partnership's prospects. Where the duties of operator are subcontracted to an independent third party, the cost of the wells to the partnership will be determined by the actual third party costs, plus our charges for supervision, engineering, geology, accounting and other services, and the fixed rate overhead charge for the area where the well is located. These charges are expected to be comparable to the rates in this prospectus.

The partnership will pay a proportionate share of total lease, development, and operating costs, and will receive a proportionate share of production subject only to royalties and overriding royalties. At our discretion, the partnership may enter into joint ventures which allow a functional allocation of tangible, intangible and lease costs, where each joint venturer is responsible for its own overhead costs, provided the partnership's interest in the revenues and income of the joint venture is proportional to its contribution to the total cost of the venture.

Each partnership will be responsible only for its obligations and will be liable only for its proportionate share of the costs of developing and operating the prospects; and, in the event of the default by another party, we have agreed to indemnify the partnership and its partners for the obligations of that party. If any party fails or is unable to pay its share of expense within 60 days after receiving a statement for these expenses from us, we will pay the unpaid amount in the proportion that the interest of each party bears to the interest of all parties.

In the event not all participants in a well wish to participate in a completion attempt, the parties desiring to do so may pay all costs of the completion attempt including the cost of necessary well equipment and a gathering pipeline, and those parties will receive all income and pay all operating costs from the well until they have received an amount equal to 300% of the completion and connection costs, after which time the non-consenting parties will have the right to receive their original interest in further revenues and expenses.

The operator is obligated to commence drilling the wells on each prospect within 180 days of the date of the funding of the partnership, but in no case later than March 31, 2005 for partnerships designated "PDC 2004- Limited Partnership," March 31, 2006 for partnerships designated "PDC 2005- Limited Partnership," and March 31, 2007 for partnerships designated "PDC 2006- Limited Partnership." The operator's duties include testing formations during drilling, and completing the wells by installing surface and well equipment, gathering pipelines, heaters, separators, etc., as are necessary and normal in the area in which the prospect is located. We will pay the drilling and completion costs of the operator as incurred, except that we are permitted to make advance payments to the operator where necessary to secure tax benefits of prepaid drilling costs and where there is a substantial business purpose for the advance payment. In order to comply with conditions to secure the tax benefits of prepaid drilling costs, the operator under the terms of the drilling and operating agreement will not refund any portion of amounts paid in the event actual costs are less than amounts paid but will apply any amounts solely for payment of additional drilling services to the partnership. If the operator determines that the well is not likely to produce oil and/or gas in commercial quantities, the operator will plug and abandon the well in accordance with applicable regulations.

Each partnership will bear its proportionate share of the cost of drilling and completing or drilling and abandoning wells, where we serve as operator as follows:

    The cost of the prospect; and
    For intangible well costs:
      For each well completed and placed in production, an amount equal to the depth of the well in feet at its deepest penetration as recorded by the drilling contractor multiplied by the "intangible drilling and completion cost" in the following table, plus the actual extra completion cost of zones completed in excess of the cost of the first zone and actual additional costs incurred in the event that an intermediate or third string of surface casing is run, rig mobilization and trucking costs, the additional cost for directional drilling and drill stem testing, sidetracking, fishing of drilling tools; or
      For each well which the partnership elects not to complete, an amount equal to the "intangible dry hole cost" in the following table, plus the additional costs incurred in the event that an intermediate or third string of surface casing is run, rig mobilization and trucking costs, the additional cost for directional drilling and drill stem testing, sidetracking, fishing of drilling tools; and
    The tangible costs of drilling and completing the partnership wells and of gathering pipelines necessary to connect the well to the nearest appropriate sales point or delivery point.

To the extent that a partnership acquires less than 100% of a prospect, its drilling and completion costs of that prospect will proportionately decrease. The depth used for determining well charges will be the deepest penetration by the drilling bit.
FOOTAGE BASED RATES
LOCATION	TARGET FORMATIONS	APPROXIMATE WELL DEPTH	INTANGIBLE DRILLING AND COMPLETION COSTS	INTANGIBLE DRY HOLE COST
Wattenberg Field Colorado	Cretaceous Codell	6,500' - 7,800'	$57 per foot	$19 per foot
Wattenberg Field Colorado	Cretaceous J Sandstone	7,000' - 8,000'	$68 per foot	$22 per foot
Piceance Basin Colorado	Cretaceous Mesaverde	7,000' - 10,000'	$135 per foot	$76 per foot

In the event the foregoing rates exceed competitive rates available from other non-affiliated persons in the area engaged in the business of rendering or providing comparable services or equipment, we will adjust the foregoing rates to an amount equal to that competitive rate.

The drilling and operating agreement provides that the partnership will pay the operator the prospect cost and the dry hole cost for each planned well prior to the spud date, and the balance of the completed well costs when the well is completed and ready for production, in the case of a completed well.

The operator will provide all necessary labor, vehicles, supervision, management, accounting, and overhead services for normal production operations, and will deduct from partnership revenues a monthly charge based upon competitive industry rates for each producing well for operations and field supervision and a monthly charge of $75 per well for partnership accounting, engineering, management, and general and administrative expenses. Charges for areas with current operations are shown below.
INITIAL PER WELL OPERATING CHARGES
WELL LOCATION	MONTHLY PARTNERSHIP ADMINISTRATION	MONTHLY WELLTENDING FEE
Wattenberg Field	$75	$325
Piceance Basin	$75	$600

If the partnership has producing wells in areas different from those above, the operator will charge a monthly partnership administration fee of $75 per well plus a competitive industry rate for operations and field supervision.

The partnership will have the right to take in kind and separately dispose of its share of all oil and gas produced from its prospects, excluding its proportionate share of production required for lease operations and production unavoidably lost. Initially the partnership will designate the operator as its agent to market its production and authorize the operator to enter into and bind the partnership in those agreements as it deems in the best interest of the partnership for the sale of its oil and/or gas. If pipelines we have built by us are used in the delivery of natural gas to market, the operator may charge a gathering fee not to exceed that which would be charged by a non-affiliated third party for a similar service.

The production and accounting charges may be adjusted annually beginning January 1, 2007 to an amount equal to the rates initially established by the drilling and operating agreement, multiplied by the ratio of the then current average weekly earnings of Crude Petroleum and Gas Production workers to the average weekly earnings of Crude Petroleum and Gas Production workers for 2004, as published by the United States Department of Labor, Bureau of Labor Statistics, provided that the charge may not exceed the rate which would be charged by the comparable operators in the area of operations.

The drilling and operating agreement will continue in force so long as any well or wells produce, or are capable of production, and for an additional period of 180 days from cessation of all production.

Production Phase of Operations

    The partnership will sell the produced gas to industrial users, gas brokers, interstate pipelines, or local utilities, subject to market sensitive contracts in which the price of gas sold will vary as a result of market forces.
    The partnership may enter into fixed price contracts or use financial hedges to reduce the variability of cash flow resulting from increases and decreases in gas and oil prices, which may result in greater or lower cash flow than if hedges were not used.
    The partnership will not complete contracts for sale of gas until after drilling of the wells.
    Oil will be sold to local purchasers at spot prices.

General. Once the partnership's wells are "completed" (i.e., all surface equipment necessary to control the flow of, or to shut down, a well has been installed, including the gathering pipeline), production operations will commence. The partnership will not complete contracts for sale of gas or oil until after drilling of the wells, except as noted below.

The partnership will sell the produced gas to industrial users, gas marketers, including affiliated marketers, commercial end users, interstate or intrastate pipelines or local utilities, primarily under market sensitive contracts in which the price of gas sold will vary as a result of market forces. Some leases, and thus the gas derived from wells drilled on those leases, may be dedicated to particular markets at the time we acquire those leases.

The partnership may enter into fixed price contracts, or utilize derivatives, including hedges, swaps or options in order to offset some or all of the price variability for particular periods of time, generally for less than one year. The use of derivatives may entail fees, including the time value of money for margin requirements, which will be charged to the partnership.

We may utilize our subsidiary Riley Natural Gas to market gas, enter into hedges or swaps, or purchase options on behalf of the partnership. Riley Natural Gas will be entitled to charge reasonable fees for its services, including out-of-pocket costs. These fees, however, will be equal to or less than fees charged to non-affiliated producers for similar services.

Seasonal factors, such as effects of weather on costs, may impact the partnership's results. In addition, both sales volumes and prices tend to be affected by demand factors with a significant seasonal component.

Expenditure of Production Revenues. The partnership's share of production revenue from a given well will be burdened by and/or subject to royalties and overriding royalties, monthly operating charges, taxes and other operating costs.

The above items of expenditure involve amounts payable solely out of, or expenses incurred solely by reason of, production operations. The partnership's only source of revenues will be from production operations, because the partnership may not borrow any funds it may require to meet operation expenditures (see "Risk Factors - A partnership may not borrow funds, even if needed for partnership operations; as a result, the partnership might not have sufficient capital for its operations and we might not be able to fully develop the partnership's wells; in that event, an investor might anticipate a reduction in cash distributions" and "Source of Funds and Use of Proceeds - Subsequent Source of Funds" for a discussion of the implications of the partnership's not being able to borrow funds). It is our practice to deduct operating expenses from the production revenue for the corresponding period, and to defer the collection of operating expenses when revenues are insufficient to render full payment.

Interests of Parties

We, investor partners, and unaffiliated third parties (including landowners) share revenues from production of gas and oil from wells in which the partnership has an interest. The following chart expresses the interest of gross revenues derived from the wells. For the purpose of this chart, "gross revenues" is defined as the "Well Head Gas and Oil Revenue" paid by the purchasers. In the event the partnership acquires less than a 100% working interest, the percentages available to the partnership will decrease proportionately. Landowner and other royalty interests payable to unaffiliated third parties may vary, provided that the weighted average of the royalty interests for all prospects of a partnership shall not exceed 20%. The revenues to be distributed are subject to the revised sharing arrangement policy and to revisions if we make a capital contribution greater than our 22% requirement. See "Participation in Costs and Revenues" for a discussion of how revenue distributions might be revised as we reference in the preceding sentence.
Program Revenue Sharing
		Partnership Working Interest Third Party Royalties
	Entity Interest	If 12-1/2%	If 20%
Managing General Partner	20% Partnership Interest	17.50%	16.00%

Investor Partners	80% Partnership Interest	70.00%	64.00%

Third Parties	Landowners and Over- riding Royalties	12.50%	20.00%
		100.00%	100.00%

Insurance

    The Managing General Partner will carry public liability insurance of not less than $10 million during drilling operations and will maintain other insurance as appropriate.
    The Managing General Partner has a good faith duty to provide insurance coverage, sufficient, in its judgment, to protect the Investors against the foreseeable risks of drilling.
    Increasing cost of insurance could reduce partnership funds available for drilling.

We, in our capacity as operator, will carry blowout, pollution, public liability and workmen's compensation insurance, but that insurance may not be sufficient to cover all liabilities. Each unit held by the additional general partners represents an open-ended security for unforeseen events such as blowouts, lost circulation, stuck drillpipe, etc., which may result in unanticipated additional liability materially in excess of the per unit subscription amount.

We have obtained various insurance policies, as described below, and intend to maintain these policies subject to our analysis of their premium costs, coverage and other factors. We may, in our sole discretion, increase or decrease the policy limits and types of insurance from time to time as we deem appropriate under the circumstances, which may vary materially. We have obtained and expect to maintain the following types and amounts of insurance. We are the beneficiary under each policy and pay the premiums for each policy, except the Managing General Partner and the partnership are co-insured and co-beneficiaries with respect to the insurance coverage referred to in #2 and #5 below. Additionally, we as operator of the partnerships' wells require all of our subcontractors to carry varying amounts of liability insurance coverage with respect to their activities. In the event of a loss, the insurance policies of the particular subcontractor at risk would be drawn upon before the insurance of the Managing General Partner or that of the partnership.

      Workmen's compensation insurance in full compliance with the laws for the States of West Virginia, Michigan, Pennsylvania and Colorado; this insurance will be obtained for any other jurisdictions where a partnership conducts its business;
      Operator's bodily injury liability and property damage liability insurance, each with a limit of $1,000,000;
      Employer's liability insurance with a limit of not less than $1,000,000;
      Automobile public liability insurance with a limit of not less than $1,000,000 per occurrence, covering all automobile equipment; and
      Operator's umbrella liability insurance with a limit of $49,000,000 for each well location.

We, as Managing General Partner and operator, have determined in good faith, in the exercise of our fiduciary duty as Managing General Partner and as operator, that adequate insurance has been obtained on behalf of the partnerships to provide the partnership with the coverage as we believe is sufficient to protect the investor partners against the foreseeable risks of drilling. We will obtain and maintain public liability insurance, including umbrella liability insurance, of at least two times the Partnership's capitalization, but in no event less than $10 million during drilling operations. In the event that two partnerships are conducting drilling activities simultaneously, as provided for under "Proposed Activities - Introduction" above, and the investor capital of the partnerships is in excess of $25 million in the aggregate, we will obtain additional liability insurance coverage during drilling in order to provide the above-referenced two-times insurance coverage with respect to the total capitalization of those partnerships which are conducting simultaneous drilling activities. We will maintain the two-times insurance coverage during its drilling activities. We will review the partnership insurance coverage prior to commencing drilling operations and periodically evaluate the sufficiency of insurance. We will obtain and maintain our insurance coverage as we determine to be commensurate with the level of risk involved. In more than 33 years of operations, drilling more than 2,300 wells in Tennessee, Ohio, Pennsylvania, Michigan, Colorado, North Dakota, Montana, Utah, Wyoming and West Virginia, our largest insurance claim has been less than $80,000.

The annual cost of the insurance to the partnership is estimated to be approximately $625 per well in the year that it is drilled and approximately $140 per each producing well for the partnership liability and other insurance coverages. The costs of insurance are allocated based primarily upon the level of natural gas operations. Insurance premiums may increase in the future. The primary effect of increasing premiums cost is to reduce funds otherwise available for partnership drilling operations or for distribution to investors.

We will notify all additional general partners at least 30 days prior to any material change in the amount of the insurance coverage. Within this 30-day period and otherwise after the expiration of one year following the closing of the offering with respect to a particular partnership, additional general partners have the right to convert their units into units of limited partnership interest by giving written notice to us and will have limited liability for any partnership operations conducted after the conversion date as a limited partner effective upon the filing of an amendment to the certificate of limited partnership of a partnership. At any time during this 30-day period, upon receipt of the required written notice from the additional general partner of his intent to convert, we will amend the limited partnership agreement and will file an amendment with the State of West Virginia prior to the effective date of the change in insurance coverage and effectuate the conversion of the interest of the former additional general partner to that of a limited partner.

The Managing General Partner's Policy Regarding Roll-Up Transactions

Although we have no intention of engaging the partnership in a "roll-up" transaction, it is possible at some indeterminate time in the future that the partnership will become so involved. In general, a roll-up means a transaction involving the acquisition, merger, conversion, or consolidation, directly or indirectly, of the partnership with or into another partnership, corporation or other entity, which we refer to as the "roll-up entity" and the issuance of securities by the roll-up entity to investor partners. A roll-up will not include a transaction involving the conversion to corporate, trust or association form of only the partnership if, as a result of the transaction, there is no significant adverse change in the voting rights of the investor partners, the term of existence of the partnership, our compensation, or the investment objectives of the partnership. The determination of "significant adverse change" will be made solely by us in the exercise of our reasonable business judgment as manager of the partnership and consistent with our obligations as a fiduciary to the investor partners.

The limited partnership agreement provides various policies in the event that a roll-up should occur in the future. These policies include:

    An appraisal of all partnership assets will be obtained from a competent independent expert, and a summary of the appraisal will be included in a report to the investor partners in connection with a proposed roll-up;
    Any participant who votes "no" on the proposal will be offered a choice of:
    accepting the securities of the roll-up entity offered in the proposed roll-up; or
    either (a) remaining an investor partner in the partnership and preserving his or her interests in the partnership on the same terms and conditions as existed previously, or (b) receiving cash in an amount equal to his or her pro-rata share of the appraised value of the partnership's net assets;
    The partnership will not participate in a proposed roll-up which would result in the diminishment of an investor partner's voting rights under the roll-up entity's chartering agreement;
    in which the investor partners' right of access to the records of the roll-up entity would be less than those provided by the limited partnership agreement; or
    in which any of the costs of the transaction would be borne by the partnership if the proposed roll-up is not approved by the investor partners.
    The limited partnership agreement further provides that the partnership will not participate in a roll-up transaction unless the roll-up transaction is approved by at least 66 2/3% in interest of the investor partners. See Section 5.07(m) of the limited partnership agreement.

COMPETITION, MARKETS AND REGULATION

    Competition is intense in all phases of the oil and gas industry, including the acquisition of prospects and the sale of production.
    Competition for equipment and services is keen and can adversely affect drilling costs and the timing of drilling.
    Excess supplies and competition have depressed gas and oil prices at times, and there is no way to predict when unfavorable conditions may exist in the future.
    The partnership expects to sell its gas and oil subject to market sensitive contracts, so the price of gas and oil sold will vary as a result of market forces.

Competition and Markets

Competition is keen among persons and companies involved in the exploration for and production of oil and gas. The partnership will encounter strong competition at every phase of its business including acquiring properties suitable for exploration and development and marketing of oil and gas. It will compete with entities having financial resources and staffs substantially larger than those available to the partnership. There are thousands of oil and gas companies in the United States. The national supply of natural gas is widely diversified. As a result of this competition and Federal Energy Regulatory Commission ("FERC") and Congressional deregulation of gas and oil prices, prices are generally determined by competitive forces.

There will also be competition among operators for drilling equipment, tubular goods, and drilling crews. The competition may affect the ability of each partnership to acquire leases suitable for development by the partnerships and to develop expeditiously the leases once they are acquired.

The marketing of any oil and gas produced by a partnership will be affected by a number of factors which are beyond the partnership's control and whose exact effect cannot be accurately predicted. These factors include the volume and prices of crude oil imports, the availability and cost of adequate pipeline and other transportation facilities, the marketing of competitive fuels, such as coal and nuclear energy, and other matters affecting the availability of a ready market, such as fluctuating supply and demand. Among other factors, the supply and demand balance of crude oil and natural gas in world markets have caused significant variations in the prices of these products over recent years.

FERC Order No. 636, issued in 1992, restructured the natural gas industry by requiring pipelines to separate their storage, sales and transportation functions and establishing an industry-wide structure for "open-access" transportation service. Order No. 637, issued in February 2000, further enhanced competitive initiatives, by removing price caps on short-term capacity release transactions.

The accelerating deregulation of natural gas and electricity transmission has caused, and may continue to cause, a convergence of the gas and electric industries. CNG Transmission, which has purchased partnership production in the past, is an example of this convergence, having completed its merger with Dominion Resources, Inc., a large, Virginia-based provider of electric services, in January 2000. Demand for natural gas by the electric power sector is expected to increase through the next decade, according to the United States Energy Information Administration. Increased competition, particularly where coupled with the enforcement of stringent environmental regulations, may increase the electric industry's reliance on natural gas.

Order No. 637 also enacted other regulatory policies that increase the flexibility of interstate gas transportation, maximize shippers' supply alternatives, and encourage domestic natural gas production in order to meet projected increases in natural gas demand. These increases in demand will come from a number of sources, including as boiler fuel to meet increase electric power generation needs and as an industrial fuel that is environmentally preferable to alternatives such as nuclear power and coal. This trend has been evident over the past year, particularly in the western U.S., where natural gas is the preferred fuel for environmental reasons, and electric power demand has directly affected demand for natural gas.

Beginning in 1995, the North American Free Trade Agreement ("NAFTA") eliminated trade and investment barriers in the United States, Canada, and Mexico, increasing foreign competition for natural gas production. Legislation that Congress may consider with respect to oil and gas may increase or decrease the demand for the partnerships' production in the future, depending on whether the legislation is directed toward decreasing demand or increasing supply.

Members of the Organization of Petroleum Exporting Countries establish prices and production quotas for petroleum products from time to time, with the intent of reducing the current global oversupply and maintaining or increasing price levels. We are unable to predict what effect, if any, future OPEC actions will have on the quantity of, or prices received for, oil and gas produced and sold from the partnerships' wells.

Various parts of the prospect area are crossed by pipelines belonging to Colorado Interstate Gas, NARCO, Duke, Williams and others. These companies have all traditionally purchased substantial portions of their supply from Colorado producers. In addition, all are subject to regulations enacted by state commissions or the FERC which require them to transport gas for others. Transportation on these systems requires that delivered gas meet quality standards and that a tariff be paid for quantities transported.

The partnership expects to sell gas from its wells to Duke Energy, Narco and Williams on the spot market via open access transportation arrangements through Colorado Interstate Gas, Williams or other pipelines. As a result of FERC regulations that require interstate gas pipelines to separate their merchant activities from their transportation activities and require them to release available capacity on both a short- and a long-term basis, local distribution companies must take an increasingly active role in acquiring their own gas supplies. Consequently, pipelines and local distribution companies are buying gas directly from gas producers and marketers, and retail unbundling efforts are causing many end-users to buy their own reserves. Activity by state regulatory commissions to review local distribution company procurement practices more carefully and to unbundle retail sales from transportation has caused gas purchasers to minimize their risks in acquiring and attaching gas supply and has added to competition in the natural gas marketplace.

In Order No. 587 and other initiatives, FERC required pipelines to develop electronic communications in order to ensure that the gas industry is more competitive. Pipelines must provide standardized access via the Internet to information concerning capacity and prices, and standardized procedures are now available for nominating and scheduling deliveries. The industry has also developed methods to access and integrate all gas supply and transportation information on a nationwide basis, via the Internet, so as to create a national market. Furthermore, parallel developments toward an electronic marketplace for electric power, mandated by the FERC in Order Nos. 888 and 2000, are serving to create multi-national markets for energy products generally. These systems will allow rapid consummation of natural gas transactions. Gas purchased in West Virginia, could, for example, be used in Seattle. Although this system may initially lower prices due to increased competition, it is anticipated to expand natural gas markets and to improve the reliability of the markets.

Natural Gas Pricing

    The Managing General Partner anticipates that the partnerships' gas will be sold at fair market value.
    The partnership may enter into fixed price contracts or use financial hedges to fix gas prices, which may result in greater or lower prices than market sensitive prices.

The partnership anticipates that it will sell the gas and oil from its wells in Colorado subject to market sensitive contracts, the price of which will increase or decrease with market forces beyond our control. In the past, we have sold the gas in the Piceance Basin primarily to Williams Production RMT, which has an extensive gathering and transportation system in the field. In Wattenberg Field, the gas is sold to Duke Energy Field Services, which gathers and processes the gas and liquefiable hydrocarbons produced, or to Encana. The oil is sold primarily to Teppco. Gas produced in Colorado is subject to changes in market prices on a national level, as well as changes in the market within the Rocky Mountain Region. Sales may be affected for short periods of time by capacity interruptions on pipelines transporting gas out of the region.

The PDC-sponsored partnerships have sold natural gas over the period May 1, 2002 through September 30, 2003 at prices ranging from $2.58 per Mcf to $12.20 per Mcf in the Appalachian Basin, $2.41 per Mcf to $7.10 per Mcf in Michigan, and $0.95 per Mcf to $7.18 per Mcf in the Rocky Mountain region. In the past, natural gas produced by the partnerships in the Rocky Mountain region has sold for less than the partnerships' prices received in the Appalachian and Michigan basins, but the partnerships' Rocky Mountain region development costs have been less than the costs per Mcfe of development in the Appalachian and Michigan basins. Notwithstanding this experience by previous PDC-sponsored partnerships, there can be no assurance that the partnership will receive similar prices for, or incur similar development costs in, its natural gas production.

Sale of natural gas by the partnerships will be subject to regulation by governmental regulatory agencies. Generally, the regulatory agency in the state where a producing gas well is located supervises production activities and the transportation of gas sold into intrastate markets. The FERC regulates the rates for interstate transportation of natural gas but, under the Wellhead Decontrol Act of 1989, FERC may not regulate the price of gas. Deregulated gas production may be sold at market prices determined by supply, demand, Btu content, pressure, location of wells, and other factors.

Regulation

    Federal and state laws and regulations have a significant impact on drilling and production operations.
    Environmental protection regulations may necessitate significant capital outlays by the partnership.

Federal and state regulations will affect production of partnership oil and gas. In most areas of operations, the production of oil is regulated by conservation laws and regulations, which set allowable rates of production and otherwise control the conduct of oil operations.

The partnership's drilling and production operations will also be subject to environmental protection regulations established by federal, state, and local agencies, which in turn may necessitate significant capital outlays which would materially affect the financial position and business operations of the partnership (see "Risk Factors - Environmental hazards involved in drilling gas and oil wells may result in substantial liabilities for the partnership").

Some states control production through regulations establishing the spacing of wells, limiting the number of days in a given month during which a well can produce and otherwise limiting the rate of allowable production. Through regulations enacted to protect against waste, conserve natural resources and prevent pollution, local, state and federal environmental controls will also affect partnership operations. These regulations could affect partnership operations and could necessitate spending funds on environmental protection measures, rather than on drilling operations. If any penalties or prohibitions were imposed on a partnership for violating those regulations, that partnership's operations could be adversely affected.

In prior programs, expenses associated with compliance with environmental regulations have represented approximately 10-15% of the cost of drilling and completing wells, and it is expected that similar costs will be incurred in this program. These costs are included in the footage-based rates described at "Proposed Activities - Drilling and Operating Agreement," above.

Proposed Regulation

Various legislative proposals in Congress and in state legislatures could, if enacted, affect the petroleum and natural gas industries. These proposals involve, among other things, imposition of direct or indirect price limitations on natural gas production, expansion of drilling opportunities in areas that would compete with partnership production, imposition of land use controls (such as prohibiting drilling activities on federal and state lands in roadless wilderness areas), alternative fuel use requirements and/or tax incentives and other measures. At the present time, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, the proposals will have on the partnerships' operations.

MANAGEMENT

General Management

The Managing General Partner of the partnership is Petroleum Development Corporation ("PDC"), a publicly-owned Nevada corporation organized in 1955. The common stock of PDC is traded on the Nasdaq National Market. Since 1969, PDC has been engaged in the business of exploring for, developing and producing oil and natural gas primarily in the Appalachian Basin area of West Virginia, Tennessee, Pennsylvania, Ohio, Michigan and the Rocky Mountains. As of September 30, 2003, PDC had approximately 107 employees. PDC will make available to investor partners, upon request, audited financial statements of PDC for the most recent fiscal year and unaudited financial statements for interim periods. PDC's Internet address is www.petd.com. PDC posts on its Internet Web site its periodic and current reports and other information that it files with the SEC.

We will actively manage and conduct the business of the partnerships, devoting our time and talents to management as we shall deem reasonably necessary. We will have the full and complete power to do any and all things necessary and incident to the management and conduct of each partnership's business. We will be responsible for maintaining partnership bank accounts, collecting partnership revenues, making distributions to the partners, delivering reports to the partners, and supervising the drilling, completion, and operation of the partnerships' natural gas and oil wells.

In addition to managing the affairs of the partnership, the management and technical staff of PDC also manage the corporate affairs of the company, the affairs of 68 limited partnerships formed in the current and previous programs, and other joint ventures formed over the years. We own an interest in all of the older limited partnerships and wells in addition to the interest we will purchase in the PDC 2004-2006 Drilling Program partnerships. Since we must divide our attention and efforts among many unrelated parties, your partnership will not receive our full attention or efforts at all times.

Experience and Capabilities as Driller/Operator

PDC will act as driller/operator for the program wells. Since 1969 PDC has drilled over 2,300 wells in Colorado, West Virginia, Tennessee, Ohio, Michigan, North Dakota, Utah, Wyoming, and Pennsylvania. PDC currently operates approximately 2,400 wells.

PDC employs four geologists who develop prospects for drilling by PDC and who help oversee the drilling process. In addition, PDC has an engineering staff of four who are responsible for well completions, pipelines, and production operations. PDC retains drilling subcontractors, completion subcontractors, and a variety of other subcontractors in the performance of the work of drilling contract wells. In addition to technical management, PDC may provide services, at competitive rates, from PDC-owned service rigs, a water truck, steel tanks used temporarily on the well location during the drilling and completion of a well, roustabouts, and other assorted small equipment. A roustabout is an oil and gas field employee who provides skilled general labor for assembling well components and other similar tasks. PDC may lay short gathering lines, or may subcontract all or part of the work where it is more cost effective for a partnership. PDC employs full-time welltenders and supervisors to operate its wells. In addition, the engineering staff evaluates reserves of all wells at least annually and reviews well performance against expectations. All services provided by us are provided at rates less than or equal to prevailing rates for similar services provided by unaffiliated persons in the area.

Petroleum Development Corporation

The executive officers, directors and key technical personnel of PDC, their principal occupations for the past five years and additional information are set forth below:
		Positions and	Held Current
Name	Age	Offices Held	Position Since
James N. Ryan	72	Chairman, Chief Executive Officer and Director	November 1983

Steven R. Williams	52	President and Director	March 1983

Darwin L. Stump	48	Chief Financial Officer and Treasurer	November 2003;

Thomas E. Riley	50	Executive Vice President - Production, Natural Gas Marketing and Business Development	November 2003

Eric R. Stearns	45	Executive Vice President -Exploration and Development	November 2003

Roger J. Morgan	76	Secretary	November 1969

Vincent F. D'Annunzio	51	Director	February 1989

Jeffrey C. Swoveland	48	Director	March 1991

Donald B. Nestor	54	Director	March 2000

Kimberly Luff Wakim	45	Director	January 2003

David C. Parke	35	Director	November 2003

Ersel Morgan	59	Vice President - Production	April 1995

Janet L. Potter	46	Corporate Controller	November 2003

Alan Smith	45	Senior Geologist	April 1980

Bob Williamson	49	Geologist	February 1991

Susan Foster	42	Engineer	June 1997

Tom Carpenter	51	Senior Geologist	December 1997

Dewey Gerdom	44	Western Region Manager	August, 2000

Steve Trippett	47	Engineer	June 1984

James N. Ryan has served as President and Director of PDC from 1969 to 1983 and was elected Chairman and Chief Executive Officer in March 1983. Mr. Ryan plans to retire at the end of 2003.

Steven R. Williams has served as President and Director of PDC since March 1983. Prior to joining PDC, Mr. Williams was employed by Exxon until 1979 and attended Stanford Graduate School of Business, graduating in 1981. He then worked with Texas Oil and Gas until July 1982, when he joined Exco Enterprises, an oil and gas investment company, as manager of operations. Upon Mr. Ryan's retirement, Mr. Williams will become Chief Executive Officer of PDC and will continue as PDC's President.

Darwin L. Stump has been an officer of PDC since April 1995 and held the position of Corporate Controller from 1980 to November 2003. Mr. Stump was appointed Acting Chief Financial Officer of PDC in October 2003 following the death of Dale G. Rettinger. The board of directors named Mr. Stump CFO in November 2003. Prior to joining PDC, Mr. Stump was a senior accountant with Main Hurdman, Certified Public Accountants. Mr. Stump is a CPA, a member of the AICPA, the West Virginia Society of CPAs and a graduate of West Virginia University with a B.S. degree in accounting.

Thomas E. Riley was appointed Executive Vice President of Production, Natural Gas Marketing and Business Development in November 2003. Prior thereto, Mr. Riley served as Vice President - Gas Marketing and Acquisitions of PDC from April 1996 to November 2003. Prior to joining PDC, Mr. Riley was president of Riley Natural Gas Company, a natural gas marketing company, from its inception in 1987. PDC acquired Riley Natural Gas in April 1996. Mr. Riley continues to serve as president of PDC's wholly-owned subsidiary.

Eric R. Stearns was appointed Executive Vice President of Exploration and Development in November 2003. Prior thereto, Mr. Stearns was Vice President-Exploration and Development from April 1995 to November 2003. Mr. Stearns joined PDC in 1985 after working for Hywell, Incorporated , and for Petroleum Consultants, Inc. between 1981 and 1985. Mr. Stearns received a BS degree in geology from Virginia Polytechnic Institute and State University in 1981.

Roger J. Morgan has been a member of the law firm of Young, Morgan & Cann, Clarksburg, West Virginia, since 1955. Mr. Morgan is not active in the day-to-day business of PDC, but his law firm provides legal services to PDC. Mr. Morgan retired as a Director of PDC in January 2003.

Vincent F. D'Annunzio has served as president of Beverage Distributors, Inc., located in Clarksburg, West Virginia since 1985.

Jeffrey C. Swoveland has served as Chief Financial Officer of Body Media, Inc., Pittsburgh, Pennsylvania since September 2000. Prior thereto, Mr. Swoveland was Vice President-Finance and Treasurer of Equitable Resources, Inc. since September 1994. Mr. Swoveland received an MS degree in finance from Carnegie Mellon University.

Donald B. Nestor was elected as a Director in March 2000, is a Certified Public Accountant and a Partner in the CPA firm of Toothman, Rice, P.L.L.C. and is in charge of the firm's Buckhannon, West Virginia office. Mr. Nestor has served in that capacity since 1975.

Kimberly Luff Wakim was appointed as a Director of PDC by the board of directors of PDC in January 2003 to complete the remainder of Mr. Morgan's term, which expired during 2003. Ms. Wakim was elected for a full three-year term as Director in July 2003. Ms. Wakim, an attorney and a CPA, is a Partner with the Pittsburgh, Pennsylvania law firm, Thorp, Reed & Armstrong LLP, where she serves as a member of the Executive Committee. Ms. Wakim has practiced law with Thorp, Reed & Armstrong LLP since 1990.

David C. Parke was appointed by the board of directors in November 2003 to fill the position previously held by Mr. Rettinger. In 2003, Mr. Parke joined Mufson/Howe/Hunter & Company LLC, an investment banking firm focused on the needs of emerging growth and middle market companies, as a founder and director. From 1992 to 2003, Mr. Parke was with the corporate finance department of Investec, Inc. and its predecessor Pennsylvania Merchant Group Ltd., investment banking companies. Prior to joining Pennsylvania Merchant Group, Mr. Parke served in the corporate finance departments of Wheat First Butcher & Singer, now part of Wachovia Securities, and Legg Mason, Inc. Mr. Parke received his MBA with honors from The Wharton School of the University of Pennsylvania and graduated summa cum laude and Phi Beta Kappa from Lehigh University with a BS in finance.

Ersel Morgan was elected Vice President-Production in April 1995. He joined PDC as a landsman in 1980.

Janet L. Potter was appointed Corporate Controller in November 2003. Ms. Potter joined PDC in 1989 as a senior accountant and served as Assistant Controller since 1990. Prior to joining PDC, Ms. Potter worked as an accountant with Cunningham, Lively and Carpenter and with Tetrick Bartlett. She has a B.S. degree in accounting, is a CPA and a member of the AICPA and the West Virginia Society of CPAs.

Alan Smith joined PDC in April 1980 as a geologist in the Tennessee Division. He has a BS degree in geology from Tennessee Technological University.

Bob Williamson joined PDC in February 1991, as a geologist. Mr. Williamson received a B.S. degree in geology from West Virginia University in 1980. Prior to joining PDC, he worked as a geologist for Ramco in Belpre, Ohio, for nearly nine years on projects in West Virginia, Kentucky, Kansas, and Oklahoma.

Susan Foster joined PDC in June 1997, as a petroleum engineer. Ms. Foster has a BS degree in petroleum engineering from Pennsylvania State University. Prior to joining PDC, Ms. Foster worked as a petroleum engineer in the Appalachian Basin with several oil and gas companies.

Tom Carpenter joined PDC in December 1997 as a senior geologist. Mr. Carpenter has a B.A. degree in geology from Miami University of Ohio and an M.S. degree in geology from West Virginia University. Prior to joining PDC, Mr. Carpenter was employed as Manager of Exploration and Development of Alamco, Inc. from 1996-1997, and by Ashland Exploration, Inc. and Shell Oil Company.

Dewey Gerdom joined PDC in August, 2000 as Manager of our Colorado office. Prior to joining the Company, Mr. Gerdom has over 24 years of experience in the industry including 15 years with Chevron.

Steve Trippett joined PDC in June, 1984. For the past 11 years he has worked as a completion engineer for the Company, including the past 3 years in our Colorado office.

Certain Shareholders of Petroleum Development Corporation

The following table sets forth information as of November 30, 2003, with respect to the common stock of PDC owned by each person who owns beneficially 5% or more of the outstanding voting common stock, by all directors and executive officers individually, and by all directors and officers as a group.

Name and Address	Beneficial Ownership (1)
	Number	Percent

Fidelity Management 82 Devonshire Street Boston, MA 02109	1,624,500	10.4

Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	1,010,947	6.5

Steven R. Williams(2) 103 East Main Street Bridgeport, WV 26330	548,426	3.5

James N. Ryan(3) 103 East Main Street Bridgeport, WV 26330	266,089	1.7

Thomas E. Riley(4) 103 East Main Street Bridgeport, WV 26330	298,394	1.9

Darwin L. Stump(4) 103 East Main Street Bridgeport, WV 26330	144,100	*

Eric R. Stearns(4) 103 East Main Street Bridgeport, WV 26330	144,000	*

Vincent F. D'Annunzio	27,899	*

Jeffrey C. Swoveland	16,728	*

Donald B. Nestor	1,000	*

Kimberly Luff Wakim	675	*

David C. Parke	-0-	-0-

All directors and executive officers as a group (10 persons)(5)	1,447,311	9.3

___________________________________

* Less than 1%

        Includes shares over which the person currently holds or shares voting or investment power. Unless otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned. The percentage column is based upon 15,628,433 shares of PDC common stock outstanding as of September 30, 2003.
        Includes options to purchase 178,000 shares that such person can currently exercise within 60 days.
        Includes options to purchase 108,000 shares that such person can currently exercise within 60 days.
        Includes options to purchase 114,000 shares that such person can currently exercise within 60 days.

(5) Includes options to purchase 628,000 shares that such persons can currently exercise within 60 days.

Remuneration

None of our officers or directors will receive any direct remuneration or other compensation from the partnerships. These persons will receive compensation solely from PDC. Information as to compensation paid by us to our directors and executive officers may be obtained from publicly available reports filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Legal Proceedings

We as driller/operator are subject to minor legal proceedings arising from the normal course of business. These legal actions are not considered material to the operations of the partnership or us.

CONFLICTS OF INTEREST

    The Managing General Partner currently manages and in the future will sponsor and manage natural gas and oil drilling programs similar to the partnerships.
    The Managing General Partner decides which prospects each partnership will acquire.
    The Managing General Partner will act as operator of the partnership wells; the terms of the drilling and operating agreement have not been negotiated by non-affiliated persons.
    The Managing General Partner will provide drilling and completion services with respect to partnership wells.
    The Managing General Partner is general partner of numerous other partnerships, and owes duties of good-faith dealing to its other partnerships.
    The Managing General Partner and affiliates engage in significant drilling, operating, and producing activities for other partnerships.

The partnerships are subject to various conflicts of interest arising out of their relationship with us. These conflicts include, but are not limited to, the following:

Future Programs by Managing General Partner and Affiliates. We have the right and expect to continue to organize and manage oil and gas drilling programs in the future similar to the partnerships of the program, and to conduct operations now and in the future, jointly or separately, on our own behalf or for other private or public investors. Affiliates of ours also intend to conduct those activities on their own behalf. Officers, directors and employees of ours have participated, and will participate in the future, at cost, in working interests in wells in which we and our partnerships participate. To the extent that we engage in these activities or that our affiliates invest in the partnerships or other partnerships sponsored by us, conflicts of interest will arise.

Fiduciary Responsibility of the Managing General Partner. We are accountable to the partnership as a fiduciary and consequently have a duty to exercise good faith and to deal fairly with the investors in handling the affairs of the partnership. While we will endeavor to avoid conflicts of interest to the extent possible, conflicts nevertheless may occur and, in that event, our actions may not be most advantageous to the partnership and could fall short of the full exercise of our fiduciary duty. In the event we should breach our fiduciary responsibilities, you would be entitled to an accounting and to recover any economic losses caused by our breach, only after either proving a breach in court or reaching a settlement with us.

Independent Representation in Indemnification Proceeding. Counsel to the partnership and to us in connection with this offering are the same. This dual representation will continue in the future. However, in the event of an indemnification proceeding between the partnership and us, we will cause the partnership to retain separate and independent counsel to represent its interest in the proceeding.

Due Diligence Review. PDC Securities Incorporated, the dealer manager of the offering, is our affiliate and its due diligence examination concerning this offering cannot be considered to be independent. See "Plan of Distribution" for a discussion of the procedures involved in the offering of the units for sale.

Managing General Partner's Interest. Although we believe that our interest in partnership profits, losses, and cash distributions is equitable (see "Participation in Costs and Revenues" for a discussion of the allocation of the revenue and expense items of the partnership), our interest was not determined by arm's-length negotiation.

Transactions between the Partnership and Operator. We will also act as operator. Accordingly, although we believe the terms of the drilling and operating agreement will be equitable, it will not be the subject of arm's-length negotiation. Furthermore, we may be confronted with a continuing conflict of interest with respect to the exercise and enforcement of the rights of the partnership under that agreement. See "Transactions with the Managing General Partner or Affiliates," below.

Conflicting Drilling Activities. Our affiliates have engaged in significant drilling and producing activities for the accounts of affiliated partnerships related to previous drilling programs. In addition, we and our affiliates manage and operate natural gas and oil properties for investors in other drilling programs. Although the limited partnership agreement attempts to minimize any potential conflicts, we will be in a position to decide whether a natural gas or oil property will be retained or acquired for the account of the partnership or other drilling programs which we or our affiliates may presently operate or operate in the future.

Conflicts with Other Programs. We realize that our conduct and the conduct of our affiliates in connection with the other drilling programs could give rise to a conflict of interest between the position of PDC as Managing General Partner of the partnership and the position of PDC or one of its affiliates as general partner or sponsor of additional programs. In resolving any conflicts, each partnership will be treated equitably with other partnerships on a basis consistent with the funds available to the partnerships and the time limitations on the investment of funds. However, no provision has been made for an independent review of conflicts of interest. We believe that the possibility of conflicts of interest between the partnership and prior programs is minimized by the fact that substantially all the funds available to prior drilling programs in which we or an affiliate serves as general partner have been committed to a specific drilling program.

We follow a policy of developing next what we judge to be the best available prospect. Acquisition of new leases and information derived from wells already drilled result in a constant change in this assessment. We anticipate that generally only one partnership will be actively engaged in drilling at any time. However, if more than one partnership has funds available for drilling, the partnerships will alternate drilling of wells based on the "best available prospect" format. The determination of the "best available prospect" is based on our assessment of the economic potential of a prospect and its suitability to a particular partnership, and considers various factors including estimated reserves, target geological formations, gas and oil markets, geological and gas and oil market diversification within the partnership, royalties and overrides on the prospect, estimated lease and well costs, and limitations imposed by the prospectus and/or partnership agreements.

The limited partnership agreement authorizes us to cause the partnership to acquire undivided interests in natural gas and oil properties, and to participate with other parties, including other drilling programs previously or subsequently conducted by us or our affiliates, in the conduct of exploration and drilling operations on those properties. Because we must deal fairly with the investors in all of our drilling programs, if conflicts between the interest of the partnership and other drilling programs do arise, we might not in every instance be able to resolve those conflicts to the maximum advantage of the partnership.

From time to time, we may cause partnership prospects to be enlarged or contracted on the basis of geological data to define the productive limits of any pool discovered. The partnership is not required to expend additional funds for the acquisition of property unless the acquisition can be made from the capital contributions. The limited partnership agreement does not permit the partnership to borrow money as may be required for its business. If the property is not acquired by the partnership, the partnership may lose a promising prospect. Except as otherwise provided by the limited partnership agreement, a prospect might be acquired by us or an affiliate or other drilling programs conducted by them.

In addition, subject to the restrictions set forth below, we in our sole discretion decide which prospects and what interest to transfer to the partnership. This may result in another drilling program sponsored by us acquiring property adjacent to partnership property. Another program could gain an advantage over the partnership by reason of the knowledge gained through the partnership's prior experience in the area or if the other drilling program were the first to discover or develop a productive pool of oil or natural gas.

Acquisition of Prospects. We have discretion in selecting leases to be acquired by the partnership from us or our affiliates or third parties and the location and type of operations which the partnership will conduct on the leases. Some leases may be part of our existing inventory, although no leases have been designated for inclusion in the partnership at the present time. Neither we nor any affiliate will retain undeveloped acreage adjoining a partnership prospect in order to use partnership funds to "prove up" the acreage owned for our own account.

Whenever we sell, transfer or convey an interest in a prospect to a particular partnership, we must, at the same time, sell to the partnership an equal proportionate interest in all of our leases in the same prospect (except any interests in producing wells). If we or an affiliate (except another affiliated limited partnership in which the interest of us or our affiliates is identical or less than their interest in the partnerships) subsequently proposes to acquire an interest in a prospect in which a partnership possesses an interest or in a prospect abandoned by the partnership within one year preceding the prospect acquisition, we or the affiliate will offer an equivalent interest to the partnership; and, if cash or financing is not available to the partnership to enable it to consummate a purchase of an equivalent interest in the property, neither we nor any of our affiliates will acquire the interest or property, but the term "affiliate" will not include another partnership where our or our affiliates' interest is identical to, or less than, their interest in the subject partnerships. The term "abandon" means the termination, either voluntarily or by operation of the lease or otherwise, of all of a partnership's interest in the prospect. These limitations will not apply after the lapse of five years from the date of formation of a partnership.

A sale, transfer or conveyance to the partnership of less than all of our or our affiliates' interest in any prospect is prohibited unless the interest retained by us or our affiliates is a proportionate working interest, the respective obligations of the partnership and us or our affiliates are substantially the same immediately after the sale of the interest, and our or our affiliates' interest in revenues does not exceed an amount proportionate to the retained working interest. Neither we nor our affiliates will retain any overriding royalty interests or other burdens on the lease interests conveyed to the partnerships, and will not enter into any farmout arrangements with respect to our retained interest, except to non-affiliated third parties.

The partnerships will acquire only those leases reasonably expected to meet the stated purposes of the partnerships. The partnerships will not acquire any lease for the purpose of a subsequent sale or farmout unless the acquisition is made after a well has been drilled to a depth sufficient to indicate that the acquisition would be in the partnerships' best interest. We expect that the partnership will develop substantially all of its leases and will farm out few, if any, leases. The partnerships will not farm out, sell or otherwise dispose of leases unless we, exercising the standard of a prudent operator, determine that:

    a partnership lacks sufficient funds to drill on the lease and cannot obtain suitable alternative financing;
    downgrading subsequent to a partnership's acquisition has rendered drilling undesirable;
    drilling would concentrate excessive funds in one location creating undue risk to a partnership; or
    the best interests of a partnership, based on the standard of a prudent operator, would be served by the disposition.

In the event of a farmout, we will retain for the partnerships the economic interests and concessions as a reasonably prudent operator would retain under the circumstances. We will not farm out a lease for the primary purpose of avoiding payments of our partnership share of costs of drilling on that lease. However, the decision with respect to making farmouts and the terms of a farmout involve conflicts of interest because we may benefit from cost savings and reduction of risk, and in the event of a farmout to an affiliated limited partnership or other affiliate, we or our affiliates will represent both related entities. A farmout is a drilling location or lease we get from another company (or individual) which has leased the rights to drill on the property from the owners of the oil and gas rights. We usually must pay a share of the revenue from this property to the company which provides the farmout in addition to the royalty payments due to the owners of the oil and gas rights.

Transactions with the Managing General Partner or Affiliates. We will furnish drilling and completion services with respect to some or all of the partnership wells. A subsidiary of ours may market gas produced from partnership wells. In addition, we will act as operator for the producing wells of the partnership. The prices to be charged the partnership for the supplies and services will be competitive with the prices of other unaffiliated persons in the same geographic area engaged in similar businesses. We expect to earn a profit for the services.

Neither we nor any affiliate will render to the partnership any natural gas or oil field, equipage or other services nor sell or lease to the partnership any equipment or related supplies unless the person is engaged, independently of the partnership and as an ordinary and ongoing business, in the business of rendering the services or selling or leasing the equipment and supplies to a substantial extent to other persons in the natural gas and oil industry in addition to partnerships in which we or our affiliate has an interest, or, if that person is not engaged in that business then the compensation, price or rental will be the cost of the services, equipment or supplies to that person or the competitive rate which could be obtained in the area, whichever is less. Notwithstanding any provision to the contrary, we and our affiliates may not profit by drilling in contravention of our fiduciary obligations to the investor partners. Any services not otherwise described in this prospectus for which we or any of our affiliates are to be compensated will be embodied in a written contract which precisely describes the services to be rendered and the compensation to be paid.

All benefits from marketing arrangements or other relationships affecting the property of us or our affiliates and the partnerships will be fairly and equitably apportioned according to the respective interests of each.

Partnership funds will not be commingled with those of any other entity.

No loans may be made by the partnership to us or any affiliate.

We or any affiliate, other than other programs sponsored by us or our affiliates, may not purchase the partnerships' producing properties.

Conflict in Establishing Unit Repurchase Price. Under our unit repurchase program (see "Terms of the Offering - Unit Repurchase Program" above for a description of the unit repurchase program), we, once we have received a request from an investor partner that we repurchase that partner's units, will establish an offering price. We will determine the offering price which will not necessarily represent the fair market value of the units. In setting the price, we will consider our available funds and our desire to acquire production as represented by the units. A conflict will arise in that the price set will be that which we consider to be in our own best interest (to keep the repurchase price as low as possible) and not necessarily in the best interest of the investor partner who is presenting the units for repurchase.

Certain Transactions

As of September 30, 2003, previous limited partnerships sponsored by us have made payments to us or our affiliates as follows:
Name of Partnership	Non- Recurring Management Fee	Sales of Leases	Footage Based Turnkey Drilling and Completion Contracts	Footage and Daywork Drilling Contracts, Services, Chemicals, Supplies and Equipment	Operators Charges	General and Administrative Expense Reimbursement
Pennwest Petroleum Group 1984	$ 61,556	$ 46,250	$ --	$1,824,938	$ 187,119	$-
Pennwest Petroleum Group 1985-A	58,125	43,400	--	1,829,937	187,334	-
Petrowest Gas Group 1986-A	29,605	22,400	--	873,847	89,624	-
Petrowest Gas Group 1987	35,395	24,850	--	1,062,332	108,718	-
Petrowest Gas Group 1987-B	30,461	21,350	--	913,794	93,514	-
PDC 1987	14,079	715	459,153	--	--	-
PDC 1988	23,842	17,150	--	708,200	72,534	-
PDC 1988-B	6,053	6,450	--	779,587	79,604	-
PDC 1988-C	41,052	26,250	1,361,857	--	--	-
PDC 1989-P	47,171	34,230	--	1,445,275	143,875	-
PDC 1989-A	30,250	57,137	--	1,085,641	--	-
PDC 1989-B	92,750	175,194	3,328,695	--	--	-
PDC 1990-A	5,150	62,209	--	1,265,680	--	-
PDC 1990-B	55,525	72,100	--	2,025,511	--	-
PDC 1990-C	86,950	117,215	--	3,167,563	--	-
PDC 1990-D	92,138	137,225	3,343,524	--	--	-
PDC 1991-A	68,475	75,193	--	2,511,640	--	-
PDC 1991-B	46,587	62,209	--	1,697,764	--	-
PDC 1991-C	68,400	70,235	--	2,513,765	--	-
PDC 1991-D	31,463	153,721	4,812,667	--	--	-
PDC 1992-A	72,717	77,319	--	2,669,888	--	-
PDC 1992-B	74,478	58,829	--	2,754,778	--	-
PDC 1992-C	59,722	149,657	--	5,884,302	--	-
PDC 1993-A	--	101,335	2,840,609	--	--	-
PDC 1993-B	--	80,470	--	2,286,886	--	-
PDC 1993-C	--	96,248	--	2,849,439	--	-
PDC 1993-D	--	94,098	--	2,724,096	--	-
PDC 1993-E	--	272,730	6,930,264	--	--	-
PDC 1994-A	51,387	110,084	--	2,248,204	--	-
PDC 1994-B	67,245	85,240	--	2,921,974	--	-
PDC 1994-C	58,647	63,548	--	2,545,795	--	-
PDC 1994-D	188,719	232,410	8,024,046	--	--	-
PDC 1995-A	36,640	36,389	--	1,566,615	--	-
PDC 1995-B	46,441	59,044	--	1,972,759	--	-
PDC 1995-C	52,862	35,768	--	2,276,962	--	-
PDC 1995-D	203,927	293,036	8,628,760	--	--	-
PDC 1996-A	64,405	109,573	--	2,692,045	--	-
PDC 1996-B	67,118	106,300	--	2,813,259	--	-
PDC 1996-C	98,662	174,509	--	4,117,286	--	-
PDC 1996-D	382,543	565,628	16,075,000	--	--	-
PDC 1997-A	104,174	179,882	--	4,351,672	--	-
PDC 1997-B	168,987	271,709	0	7,079,215	--	-
PDC 1997-C	151,081	257,165	--	6,314,878	--	-
PDC 1997-D	462,989	593,138	19,546,905	--	--	-
PDC 1998-A	131,803	178,267	--	5,555,181	--	-
PDC 1998-B	178,628	228,938	--	7,541,358	--	-
PDC 1998-C	195,320	221,506	--	8,274,895	--	-
PDC 1998-D	513,631	414,444	21,906,777	--	--	-
PDC 1999-A	120,018	173,267	--	5,047,537	--	-
PDC 1999-B	138,497	167,131	--	5,372,762	--	-
PDC 1999-C	177,189	298,744	--	7,408,976	--	-
PDC 1999-D	467,734	795,958	19,550,451	--	--	-
PDC 2000-A	123,918	131,531	--	5,258,900	--	-
PDC 2000-B	290,070	310,849	--	12,307,206	--	--
PDC 2000-C	350,206	363,307	--	14,870,672	--	--
PDC 2000-D	625,000	1,064,636	26,122,864	--	--	--
PDC 2001-A	234,595	249,008	--	9,955,872	--	--
PDC 2001-B	316,964	385,262	--	13,402,691	--	--
PDC 2001-C	265,681	330,336	--	11,226,780	--	--
PDC 2001-D	610,458	755,828	25,799,097	--	--	--
PDC 2002-A	178,688	208,315	--	7,564,615	--	--
PDC 2002-B	279,511	417,949	---	11,740,764	---	---
PDC 2002-C	235,955	318,428	---	9,945,618	---	---
PDC 2002-D	727,632	689,649	30,962,344	---	---	---
PDC 2003-A (1)	212,076	422,293	---	8,803,018	---	---
PDC 2003-B (2)	433,648	863,493	---	18,000,173	---	---
PDC 2003-C (3)	437,408	870,981	---	18,156,260	---	---

(1) Partnership funded in April 2003.

(2) Partnership funded in September 2003.

(3) Partnership funded in November 2003.

FIDUCIARY RESPONSIBILITY OF THE MANAGING GENERAL PARTNER

    The Managing General Partner is accountable to the partnerships as a fiduciary and must exercise good faith respecting the partnerships.
    The limited partnership agreement includes provisions indemnifying the Managing General Partner against liability for losses suffered by the partnership resulting from actions by the Managing General Partner.

We are accountable to the partnerships as a fiduciary and consequently must exercise utmost good faith and integrity in handling partnership affairs. Under West Virginia law, we will owe the investor partners a duty of utmost good faith, fairness, and loyalty. In this regard, we are required to supervise and direct the activities of the partnership prudently and with that degree of care, including acting on an informed basis, which an ordinarily prudent person in a like position would use under similar circumstances. Moreover, we must act at all times in the best interests of the partnership and the investor partners. Since the law in this area is rapidly developing and changing, investors who have questions concerning our responsibilities as Managing General Partner should consult their own counsel. Where the question has arisen, courts have held that a limited partner may institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages for a breach by a general partner of his fiduciary duty, or on behalf of the partnership (a partnership derivative action) to recover damages from third parties. In addition, limited partners may have the right, subject to procedural and jurisdictional requirements, to bring partnership class actions in federal courts to enforce their rights under the federal securities laws. Further, limited partners who have suffered losses in connection with the purchase or sale of their interests in a partnership may be able to recover such losses from a general partner where the losses result from a violation by the general partner of the antifraud provisions of the federal securities laws. The burden of proving a breach, and all or a portion of the expense of the lawsuit, would have to be borne by the limited partner bringing such action. In the event of a lawsuit for a breach of its fiduciary duty to the partnership and/or the investor partners, we, depending upon the particular circumstances involved, might be able to avail ourselves under West Virginia law of various defenses to the lawsuit, including statute of limitations, estoppel, laches, and doctrines such as the "clean hands" doctrine.

The limited partnership agreement provides for indemnification of the Managing General Partner against liability for losses arising from the action or inaction of the Managing General Partner, if the Managing General Partner, in good faith, determined that the course of conduct was in the best interests of the partnership and the course of conduct did not constitute negligence or misconduct of the Managing General Partner. We may not be indemnified for any liability arising out of a breach of our duty to the partnership or our negligence, fraud, bad faith or misconduct in the performance of our fiduciary duty. The limited partnership agreement provides for indemnification of the Managing General Partner by the partnership for any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the partnership, provided that the same were not the result of negligence or misconduct on the part of the Managing General Partner. Nevertheless, we shall not be indemnified for liabilities arising under federal and state securities laws unless (1) there has been a successful adjudication on the merits of each count involving securities law violations or (2) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the position of any state securities regulatory authority in which securities of the partnership were offered or sold as to indemnification for violations of securities laws; provided, however, the court need only be advised of the positions of the securities regulatory authorities of those states (a) which are specifically set forth in the prospectus and (b) in which plaintiffs claim they were offered or sold partnership units. A successful claim by the Managing General Partner for indemnification would deplete partnership assets by the amount paid. As a result of these indemnification provisions, a purchaser of units may have a more limited right of legal action than he would have if this provision were not included in the limited partnership agreement. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The limited partnership agreement also provides that the partnership shall not incur the cost of the portion of any insurance which insures any party against any liability as to which the party is prohibited from being indemnified.

PRIOR ACTIVITIES

Prior Partnerships

Petroleum Development Corporation ("PDC"), as general partner, has previously sponsored ten private and fourteen public drilling programs. PDC 2004-2006 Drilling Program is the sixteenth public drilling program sponsored by PDC as general partner. The various drilling programs sponsored by PDC have raised a total of over $486 million.

Each of the previous programs has had as its objective the drilling, completion, and production of oil and natural gas from development wells. The 1984 and 1985 partnerships split investment between shallow oil wells located in Pennsylvania, and gas wells located in the Appalachian Basin. All of the partnerships since and including 1986 were targeted at shallow development gas wells. All funds raised for previous partnerships were spent according to plans as described in the respective private placement memorandum or prospectus. All of the partnerships continue in operation, with monthly cash distributions to investors in all programs continuing. All of the previous programs realized the anticipated tax benefits, and to date the Internal Revenue Service has neither audited any partnership nor challenged any deductions or credits claimed by investors, to the best of the Managing General Partner's knowledge.

For several reasons, including the unpredictability of natural gas and oil development and pricing and differences in property locations, program size, and economic conditions, operating results obtained by these prior partnerships should not be considered as indicative of the operating results obtainable by the partnerships. You should not assume that you will experience returns, if any, comparable to those experienced by investors in prior programs.

The following table is presented to indicate certain sale characteristics concerning previous gas limited partnerships sponsored by us.
Partnership	Date of Partnership Formation	Date of First Revenue Distribution (1)	Number of Units Sold	Number of Investors	Subscription from Participants	Previous Assessment
Pennwest Petroleum Group 1984	12/84	4/85	32.83	37	$2,462,500	--
Pennwest Petroleum Group 1985-A	11/85	3/86	31.00	35	2,325,000	--
Petrowest Gas Group 1986-A	11/86	4/87	15.00	24	1,125,000	--
Petrowest Gas Group 1987	8/87	1/88	67.25	53	1,345,000	--
Petrowest Gas Group 1987-B	11/87	4/88	57.88	57	1,157,500	--
PDC 1987	12/87	6/88	26.75	20	535,000	--
PDC 1988	7/88	12/88	45.30	43	906,000	--
PDC 1988-B	11/88	4/89	49.50	63	990,000	--
PDC 1988-C	12/88	6/89	78.00	89	1,560,000	--
PDC 1989-P	6/89	12/89	89.63	99	1,792,500	--
PDC 1989-A	10/89	4/90	60.50	110	1,210,000	--
PDC 1989-B	12/89	6/90	185.50	225	3,710,000	--
PDC 1990-A	6/90	11/90	70.30	119	1,406,000	--
PDC 1990-B	9/90	1/91	111.05	153	2,221,000	---
PDC 1990-C	11/90	5/91	173.90	226	3,478,000	--
PDC 1990-D	12/90	6/91	184.28	269	3,685,500	--
PDC 1991-A	3/91	11/91	136.95	208	2,739,000	--
PDC 1991-B	9/91	2/92	93.18	169	1,863,500	--
PDC 1991-C	11/91	4/92	136.80	186	2,736,000	--
PDC 1991-D	12/91	6/92	262.93	432	5,258,500	--
PDC 1992-A	5/92	11/92	145.44	264	2,908,700	--
PDC 1992-B	9/92	1/93	148.96	265	2,979,100	---
PDC 1992-C	11/92	4/93	319.44	532	6,388,900	--
PDC 1993-A	12/92	6/93	151.30	219	3,026,000	--
PDC 1993-B	5/93	11/93	121.75	200	2,435,000	--
PDC 1993-C	9/93	2/94	152.34	232	3,046,700	--
PDC 1993-D	11/93	4/94	145.45	244	2,909,000	--
PDC 1993-E	12/93	7/94	367.94	535	7,358,800	--
PDC 1994-A	5/94	11/94	102.78	176	2,055,500	--
PDC 1994-B	9/94	2/95	134.49	239	2,689,804	--
PDC 1994-C	11/94	4/95	117.29	235	2,345,870	--
PDC 1994-D	12/94	6/95	377.44	529	7,548,761	--
PDC 1995-A	5/95	10/95	73.28	132	1,465,603	--
PDC 1995-B	9/95	1/96	92.88	164	1,857,648	--
PDC 1995-C	11/95	4/96	105.72	170	2,114,496	--
PDC 1995-D	12/95	6/96	407.85	491	8,157,071	--
PDC 1996-A	6/96	11/96	128.81	183	2,576,200	--
PDC 1996-B	9/96	3/97	134.24	223	2,684,707	--
PDC 1996-C	11/96	5/97	197.32	285	3,946,478	--
PDC 1996-D	12/96	6/97	765.09	932	15,301,726	--
PDC 1997-A	5/97	11/97	208.34	312	4,166,946	--
PDC 1997-B	9/97	3/98	337.97	435	6,759,470	--
PDC 1997-C	11/97	5/98	302.16	424	6,043,257	--
PDC 1997-D	12/97	6/98	925.98	1061	18,519,579	--
PDC 1998-A	6/98	12/98	263.61	362	5,272,135	---
PDC 1998-B	9/98	3/99	357.25	371	7,145,101	---
PDC 1998-C	11/98	5/99	390.64	432	7,812,783	---
PDC 1998-D	12/98	7/99	1,026.26	1059	20,525,261	---
PDC 1999-A	5/99	11/99	240.08	223	4,800,739	---
PDC 1999-B	9/99	3/00	278.00	249	5,539,893	---
PDC 1999-C	11/99	5/00	354.38	337	7,087,559	---
PDC 1999-D	12/99	7/00	935.47	857	18,709,342	---
PDC 2000-A	5/00	11/00	247.84	227	4,956,718	---
PDC 2000-B	9/00	3/01	580.14	459	11,602,809	---
PDC 2000-C	11/00	6/01	700.41	563	14,008,256	---
PDC 2000-D	12/00	07/01	1,250.00	1090	25,000,000	---
PDC 2001-A	5/01	11/01	469.19	462	9,383,798	---
PDC 2001-B	9/01	3/02	633.93	619	12,678,577	---
PDC 2001-C	11/01	5/02	531.36	595	10,627,234	---
PDC 2001-D	12/01	7/02	1,220.92	1,167	24,418,322	---
PDC 2002-A	4/02	11/02	357.38	384	7,147,522	---
PDC 2002-B	9/02	3/03	559.02	529	11,180,426	---
PDC 2002-C	11/02	5/03	471.91	478	9,438,203	---
PDC 2002-D	12/02	7/03	1,455.26	1,063	29,105,281	---
PDC 2003-A	4/03	(2)	424.65	451	8,483,045	---
PDC 2003-B	9/03	(3)	867.30	801	17,345,901	---
PDC 2003-C	11/03	(4)	874.82	757	17,496,314	---

(1) Cash distribution made each month since date of first distribution.

(2) Partnership closed on April 30, 2003. Wells were drilled in the second and third quarters of 2003; first revenue distribution to commence in November 2003.

(3) Partnership closed on September 3, 2003. Wells were drilled in the third and fourth quarters of 2003; first revenue distribution to commence in March 2004.

(4) Partnership closed on November 6, 2003. Wells will be drilled in the fourth quarter of 2003 and the first quarter of 2004; first revenue distribution to commence in May 2004.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Capital and Expenditures of Prior Partnerships

The following table provides information regarding the capital raised and expended by previous limited partnerships sponsored by us and our affiliates as of September 30, 2003. The information presented in the following table has been prepared in conformity with generally accepted accounting principles.
Partnership	Cash Contribution by Managing General Partner	Total Partnership Revenues Allocated	Total Expenditures, Net of Operating Costs, Direct Costs & Administrative Costs	Total Operating Costs	Total Direct Costs	Total Administrative Costs
Pennwest Petroleum Group 1984	129,605	2,637,757	2,592,105	928,223	21,944	0
Pennwest Petroleum Group 1985-A	122,368	2,383,600	2,447,368	1,001,053	22,312	0
Petrowest Gas Group 1986-A	59,210	1,385,940	1,184,210	571,512	16,279	0
Petrowest Gas Group 1987	70,789	2,024,056	1,415,789	768,301	1,309	0
Petrowest Gas Group 1987-B	60,921	1,031,920	1,218,421	413,097	17,043	0
PDC 1987	28,158	695,585	563,158	240,275	15,229	0
PDC 1988	47,684	1,462,902	953,684	462,739	20,644	0
PDC 1988-B	52,105	811,403	1,042,105	420,631	1,264	0
PDC 1988-C	82,105	1,595,481	1,642,105	714,081	17,028	0
PDC 1989-P	94,342	2,391,771	1,886,842	798,717	19,468	0
PDC 1989-A	114,278	2,046,372	1,324,278	677,608	67,083	0
PDC 1989-B	350,389	3,823,797	4,060,389	1,389,827	105,733	0
PDC 1990-A	132,789	1,036,775	1,538,789	430,987	55,373	0
PDC 1990-B	209,761	2,297,841	2,430,761	886,159	72,285	0
PDC 1990-C	328,478	3,786,399	3,806,478	1,461,186	109,695	0
PDC 1990-D	348,075	3,432,112	4,033,575	1,315,854	111,792	0
PDC 1991-A	258,683	3,069,243	2,997,683	1,067,910	105,661	0
PDC 1991-B	175,997	1,763,399	2,039,497	572,527	81,362	0
PDC 1991-C	258,400	2,820,998	2,994,400	950,927	95,637	0
PDC 1991-D	496,639	4,075,939	5,755,139	1,573,119	144,372	0
PDC 1992-A	274,711	1,354,220	3,183,411	627,794	65,624	0
PDC 1992-B	281,361	3,410,767	3,260,461	1,067,346	94,148	0
PDC 1992-C	603,396	8,468,036	6,992,296	2,471,826	141,058	0
PDC 1993-A	294,194	5,567,121	3,320,194	1,534,767	83,914	0
PDC 1993-B	236,736	2,096,014	2,671,736	687,316	83,771	0
PDC 1993-C	296,207	2,218,285	3,342,907	879,597	98,497	0
PDC 1993-D	282,819	2,321,972	3,191,819	722,730	93,193	0
PDC 1993-E	715,438	5,740,688	8,074,238	1,256,075	134,657	0
PDC 1994-A	449,641	1,469,047	2,505,141	653,532	59,864	0
PDC 1994-B	588,395	2,370,104	3,278,199	731,391	70,350	0
PDC 1994-C	513,159	1,841,624	2,859,029	581,134	69,425	0
PDC 1994-D	1,651,292	5,935,412	9,200,053	1,840,379	125,277	0
PDC 1995-A	320,601	1,265,113	1,786,204	413,222	51,080	0
PDC 1995-B	406,361	954,014	2,264,009	303,496	58,316	0
PDC 1995-C	462,546	1,221,538	2,577,042	506,867	59,643	0
PDC 1995-D	1,784,359	5,284,518	9,941,430	1,683,007	120,671	0
PDC 1996-A	560,324	2,612,466	3,136,524	668,381	51,570	0
PDC 1996-B	583,924	2,201,783	3,268,631	603,864	53,835	0
PDC 1996-C	858,359	2,418,661	4,822,837	747,637	65,185	0
PDC 1996-D	3,328,126	9,069,824	18,629,852	3,047,630	123,452	0
PDC 1997-A	906,311	2,214,712	5,073,257	618,108	52,890	0
PDC 1997-B	1,470,185	2,875,986	8,229,655	989,087	65,541	0
PDC 1997-C	1,314,409	4,214,582	7,357,666	1,214,574	67,067	0
PDC 1997-D	4,028,009	8,069,689	22,547,588	3,581,794	127,884	0
PDC 1998-A	1,146,690	3,611,219	6,418,825	1,167,756	45,889	0
PDC 1998-B	1,554,059	5,327,137	8,699,160	1,548,911	49,660	0
PDC 1998-C	1,699,280	5,409,715	9,512,063	1,928,835	53,080	0
PDC 1998-D	4,464,244	9,938,312	24,989,505	3,255,542	107,580	0
PDC 1999-A	1,044,161	3,787,879	5,844,900	908,881	33,930	0
PDC 1999-B	1,204,927	5,082,256	6,744,820	1,213,102	38,029	0
PDC 1999-C	1,541,544	4,904,442	8,629,103	1,163,569	41,254	0
PDC 1999-D	4,069,282	13,028,901	22,778,624	2,467,386	83,924	0
PDC 2000-A	1,078,086	3,743,323	6,034,804	669,045	25,082	0
PDC 2000-B	2,523,611	5,847,936	14,126,420	1,310,183	33,469	0
PDC 2000-C	3,046,796	5,344,846	17,055,052	1,503,921	36,017	0
PDC 2000-D	5,437,500	9,901,778	30,437,500	2,226,572	69,347	0
PDC 2001-A	2,040,976	3,693,858	11,424,774	724,877	24,617	0
PDC 2001-B	2,757,591	4,423,739	15,436,168	870,631	26,089	0
PDC 2001-C	2,311,423	3,546,843	12,938,657	772,749	25,316	0
PDC 2001-D	5,310,985	7,304,718	29,729,307	1,188,525	41,272	0
PDC 2002-A	1,554,586	2,710,892	8,702,108	454,960	12,133	0
PDC 2002-B	2,431,743	2,321,541	13,612,169	364,121	10,180	0
PDC 2002-C	2,052,809	2,355,940	11,491,012	337,673	12,784	0
PDC 2002-D	6,330,399	3,632,839	35,435,680	574,775	19,017	0
PDC 2003-A (1)	1,845,062	0	10,328,107	-	-	0
PDC 2003-B (2)	3,772,733	0	21,118,634	-	-	0
PDC 2003-C (3)	3,805,448	0	21,301,762	-	-	0

(1) Partnership closed on April 30, 2003. Wells were drilled in the second and third quarters of 2003; first revenue distribution to commence in November 2003.

(2) Partnership closed on September 3, 2003. Wells were drilled in the third and fourth quarters of 2003; first revenue distribution to commence in March 2004.

(3) Partnership closed on November 6, 2003. Wells will be drilled in the fourth quarter of 2003 and first quarter of 2004; first revenue distribution to commence in May 2004.

Previous Drilling Activities

The following table reflects the drilling activity of previous limited partnerships sponsored by us as of September 30, 2003. All of the wells drilled were development wells, except as otherwise noted.

Productive Well Table

September 30, 2003

	Gross Wells(1)			Net Wells(2)
Partnership	Oil	Gas	Dry	Oil	Gas	Dry
Pennwest Petroleum Group 1984	27	13	-	27	5.5	-
Pennwest Petroleum Group 1985-A	14	13	1	14	7.8	.6
Petrowest Gas Group 1986-A		8	2	-	5.4	1.0
Petrowest Gas Group 1987	-	9	1(3)	-	7.1	.1(3)
Petrowest Gas Group	-	9	1	-	5.5	.6
PDC 1987	-	7	-	-	2.6	-
PDC 1988	-	5	1	-	4.1	.8
PDC 1988-B	-	5	-	-	4.7	-
PDC 1988-C	-	9	1	-	7.0	.8
PDC 1989-P	-	8	1	-	7.8	.9
PDC 1989-A	-	6	1	-	5.5	.9
PDC 1989-B	-	19	2	-	17.0	1.8
PDC 1990-A	-	7	1	-	6.0	.9
PDC 1990-B	-	11	-	-	10.3	-
PDC 1990-C	-	15	2	-	14.4	2.0
PDC 1990-D	-	16	1	-	15.8	1.0
PDC 1991-A	-	13	-	-	12.0	-
PDC 1991-B	-	8	2	-	7.2	2.0
PDC 1991-C	-	12	2	-	11.2	1.5
PDC 1991-D	-	21	5	-	20.4	4.4
PDC 1992-A	-	12	2	-	11.0	2.0
PDC 1992-B	-	14	1	-	12.3	.5
PDC 1992-C	-	26	3	-	24.8	2.5
PDC 1993-A	-	16	1	-	14.7	1.0
PDC 1993-B	-	11	4	-	10.8	4.0
PDC 1993-C	-	15	2	-	13.8	2.0
PDC 1993-D	-	13	2	-	12.1	2.0
PDC 1993-E	-	34	2	-	33.3	2.0
PDC 1994-A	-	9	1	-	8.9	1.0
PDC 1994-B	-	13	1	-	12.4	1.0
PDC 1994-C	-	12	1	-	11.1	1.0
PDC 1994-D	-	39	4	-	35.4	4.0
PDC 1995-A	-	8	1	-	7.1	1.0
PDC 1995-B	-	8	3	-	7.1	3.0
PDC 1995-C	-	12	1	-	9.6	1.0
PDC 1995-D	-	42	2	-	37.5	2.0
PDC 1996-A	-	14	2	-	11.5	2.0
PDC 1996-B	-	15	-	-	13.2	-
PDC 1996-C	-	22	2	-	17.6	1.9
PDC 1996-D	-	80(4)	5	-	62.3	4.3
PDC 1997-A	-	21(5)	1	-	11.1	0.1
PDC 1997-B	-	34(6)	2	-	23.4	2.0
PDC 1997-C	-	28	2	-	19.5	1.1
PDC 1997-D	-	94	7	-	72.7	4.5
PDC 1998-A	-	29	2	-	19.2	2.0
PDC 1998-B	-	41	2	-	26.9	1.9
PDC 1998-C	-	37	1	-	29.9	1.0
PDC 1998-D	-	89(7)	8(8)	-	70.8(7)	7.6(8)
PDC 1999-A	-	24	0	-	19.5	0
PDC 1999-B	-	26	1	-	21.0	0.5
PDC 1999-C	-	24	2	-	20.9	2.0
PDC 1999-D	-	51	0	-	37.5	0
PDC 2000-A	-	14	0	-	10.50	0
PDC 2000-B	-	25	2	-	18.0	2.0
PDC 2000-C	-	31	0	-	22.1	0
PDC 2000-D	-	41	2	-	32.0	1.4
PDC 2001-A	-	32	0	-	15.4	0
PDC 2001-B	-	18	1	-	15.9	.9
PDC 2001-C	-	19	0	-	16.4	0
PDC 2001-D	-	32	0	-	29.0	0
PDC 2002-A	-	10	0	-	7.7	0
PDC 2002-B	-	14	-	-	12.8	0
PDC 2002-C	-	14	-	-	12.7	0
PDC 2002-D	-	36	-	-	32.3	0
PDC 2003-A (9)	-	25	-	-	11.5	-
PDC 2003-B (10)	-	14	-	-	12.4	-
Total ......	41	1,452	97	41	1,164.9	84.5

_____________________

(1) Gross wells include all wells in which the partnerships owned a Working Interest.

(2) Net wells are the number of gross wells multiplied by the percentage Working Interest owned by the partnerships in the gross wells.

(3) The dry hole indicated represents an exploratory well.

(4) Ten wells in the Angel Antrim Shale Project were productive wells and subsequently plugged in third quarter of 2000.

(5) Three wells in the Angel Antrim Shale Project were productive wells and subsequently plugged in the third quarter of 2000.

(6) Six wells in the East 23 Antrim Shale Project were productive wells and subsequently plugged in the third quarter of 2000.

(7) One of the gas wells represents an exploratory well with a net interest of .9.

(8) Three of the dry holes represent exploratory wells with a net interest of 2.7.

(9) Partnership funded in April 2003. Wells were drilled in the second and third quarters of 2003.

(10) Partnership funded September 2003. Wells were drilled in the third and fourth quarters of 2003.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Payout and Net Cash Tables

The following tables provide information concerning the operating results of previous limited partnerships sponsored by us as of September 30, 2003. The information presented in the following tables has been prepared in conformity with generally accepted accounting principles.

Participants' Payout Table

September 30, 2003

Partnership	Investors' Funds Invested (1)	Total Expenditures Including Operating Costs (2)	Revenues Before Deducting Operating Costs(3)
			Total As of September 30, 2003	During Three Months Ended September 30, 2003
Pennwest Petroleum Group 1984	$2,093,125	3,377,630	2,333,526	16,197
Pennwest Petroleum Group	1,976,250	3,314,081	2,096,527	30,146
Petrowest Gas Group 1986-A	956,250	1,683,404	1,193,311	16,451
Petrowest Gas Group 1987	1,143,250	2,076,132	1,750,582	27,557
Petrowest Gas Group 1987-B	983,875	1,566,130	892,254	11,313
PDC 1987	454,750	777,725	600,740	7,360
PDC 1988	770,100	1,365,224	1,257,423	12,290
PDC 1988-B	841,500	1,390,797	695,759	11,192
PDC 1988-C	1,326,000	2,253,603	1,374,702	22,076
PDC 1989-P	1,523,625	2,569,780	2,065,157	27,502
PDC 1989-A	1,028,500	1,808,513	1,638,875	30,140
PDC 1989-B	3,153,500	4,921,857	3,078,184	50,088
PDC 1990-A	1,195,100	1,800,016	840,086	14,722
PDC 1990-B	1,887,850	2,990,812	1,846,321	38,346
PDC 1990-C	2,956,300	4,748,140	3,056,975	88,122
PDC 1990-D	3,132,674	4,845,101	2,790,314	55,900
PDC 1991-A	2,328,150	3,685,914	2,467,252	38,192
PDC 1991-B	1,583,975	2,394,067	1,418,703	27,721
PDC 1991-C	2,325,600	3,580,674	2,268,411	49,196
PDC 1991-D	4,469,725	6,653,727	3,298,059	110,050
PDC 1992-A	2,472,396	3,580,579	1,268,677	30,115
PDC 1992-B	2,532,246	3,916,901	2,736,949	68,366
PDC 1992-C	5,430,563	8,507,624	6,830,540	165,099
PDC 1993-A	2,647,750	4,366,750	4,572,162	81,319
PDC 1993-B	2,130,620	3,071,592	1,725,190	76,305
PDC 1993-C	2,665,865	3,862,870	1,853,591	61,160
PDC 1993-D	2,545,375	3,585,314	1,929,985	58,280
PDC 1993-E	6,438,950	8,516,080	4,758,119	140,848
PDC 1994-A	1,798,563	2,630,091	1,183,059	36,535
PDC 1994-B	2,353,579	3,334,053	1,903,430	51,846
PDC 1994-C	2,052,636	2,868,237	1,475,487	46,381
PDC 1994-D	6,605,166	9,130,154	4,770,368	152,070
PDC 1995-A	1,282,403	1,839,155	1,017,688	23,005
PDC 1995-B	1,625,442	2,149,987	771,550	18,194
PDC 1995-C	1,850,184	2,571,320	985,068	30,102
PDC 1995-D	7,137,437	9,614,678	4,265,960	140,096
PDC 1996-A	2,241,294	3,089,073	2,089,973	53,861
PDC 1996-B	2,335,695	3,142,320	1,761,426	62,475
PDC 1996-C	3,433,436	4,504,001	1,934,929	72,552
PDC 1996-D	13,312,502	17,237,776	7,255,859	332,076
PDC 1997-A	3,625,243	4,579,763	1,771,770	69,072
PDC 1997-B	5,880,739	7,437,383	2,300,790	87,984
PDC 1997-C	5,257,634	6,797,236	3,371,665	180,382
PDC 1997-D	16,112,034	21,116,742	6,455,752	330,149
PDC 1998-A	4,586,758	6,204,657	2,888,975	173,855
PDC 1998-B	6,216,237	8,423,952	4,261,710	254,164
PDC 1998-C	6,797,121	9,398,310	4,327,773	267,596
PDC 1998-D	17,856,977	23,070,104	7,950,650	555,706
PDC 1999-A	4,176,643	5,554,983	3,030,302	221,259
PDC 1999-B	4,819,707	6,540,795	4,065,805	296,977
PDC 1999-C	6,166,176	8,051,413	3,923,554	249,746
PDC 1999-D	16,277,127	20,750,383	10,423,121	619,158
PDC 2000-A	4,312,345	5,512,017	2,994,659	131,876
PDC 2000-B	10,094,444	12,677,726	4,678,348	328,395
PDC 2000-C	12,187,183	15,240,202	4,275,876	406,630
PDC 2000-D	21,750,000	26,836,730	7,921,423	751,878
PDC 2001-A	8,163,904	9,983,388	2,955,086	259,689
PDC 2001-B	11,030,362	13,395,951	3,538,991	453,629
PDC 2001-C	9,245,693	11,265,683	2,837,474	458,892
PDC 2001-D	21,243,940	25,402,156	5,843,774	1,043,921
PDC 2002-A	6,218,344	7,521,196	2,168,714	459,113
PDC 2002-B	9,726,970	11,479,866	1,857,233	576,879
PDC 2002-C	8,211,237	9,718,568	1,884,752	658,286
PDC 2002-D	25,321,594	29,580,313	2,906,271	1,419,291
PDC 2003-A (4)	7,388,949	8,483,045	0	0
PDC 2003-B (5)	15,090,933	17,345,901	0	0
PDC 2003-C (6)	15,221,793	17,496,314	0	0

(1) Total Subscriptions, less commissions, management fee, and offering costs.

(2) Includes the total of the subscriptions, assessments, funds advanced by the Managing General Partner to the general or limited partnerships, inclusive of operating costs. None of the partnerships has borrowed any funds.

(3) Represents the accrued gross revenues credited to the participants from oil and gas revenues net of royalties to landowners, overriding royalty interest, and other burdens, excluding interest income.

(4) Partnership funded April 2003; wells were drilled in the second and third quarters of 2003; first revenue distribution commenced in November 2003.

(5) Partnership funded in September 2003; wells were drilled in the third and fourth quarters of 2003; first revenue distribution to commence in March 2004.

(6) Partnership funded in November 2003; wells will be drilled in the fourth quarter of 2003 and the first quarter of 2004, first revenue distribution to commence in May 2004.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Participants' Net Cash Table

September 30, 2003

			Total Revenues After Deducting Operating Costs(3)		Cash Distributions(4)
Partnership	Investors' Funds Invested(1)	Total Expenditures Net of Operating Costs(2)	Total As of September 30, 2003	Three Months Ended September 30, 2003	Total As of September 30, 2003	Three Months Ended September 30, 2003	Aggregate Section 29 Tax Credits(5)
Pennwest Petroleum Group 1984	$2,093,125	$2,462,500	1,418,396	5,113	1,348,894	5,113	571,757
Pennwest Petroleum Group 1985-A	1,976,250	2,325,000	1,107,445	14,227	1,064,173	14,227	716,864
Petrowest Gas Group 1986-A	956,250	1,125,000	634,907	7,789	608,137	7,789	505,102
Petrowest Gas Group 1987	1,143,250	1,345,000	1,019,450	14,313	976,830	14,313	579,823
Petrowest Gas Group 1987-B	983,875	1,157,500	483,625	4,785	457,255	4,785	392,383
PDC 1987	454,750	535,000	358,015	2,820	340,443	2,820	251,862
PDC 1988	770,100	906,000	798,198	5,018	761,309	5,018	509,430
PDC 1988-B	841,500	990,000	294,962	620	271,122	620	286,312
PDC 1988-C	1,326,000	1,560,000	681,099	6,778	638,043	6,778	552,091
PDC 1989-P	1,523,625	1,792,500	1,287,877	13,371	1,209,992	13,371	907,101
PDC 1989-A	1,028,500	1,210,000	1,040,362	20,132	997,278	20,132	278,048
PDC 1989-B	3,153,500	3,710,000	1,866,328	22,109	1,760,692	22,109	1,780,305
PDC 1990-A	1,195,100	1,406,000	446,070	1,269	385,857	1,269	161,679
PDC 1990-B	1,887,850	2,221,000	1,076,509	19,383	1,038,749	19,383	698,164
PDC 1990-C	2,956,300	3,478,000	1,786,836	52,677	1,717,598	52,677	765,656
PDC 1990-D	3,132,674	3,685,500	1,630,713	28,291	1,569,846	28,291	933,900
PDC 1991-A	2,328,150	2,739,000	1,520,338	17,922	1,416,873	17,922	951,026
PDC 1991-B	1,583,975	1,863,500	888,136	13,151	859,261	13,151	556,159
PDC 1991-C	2,325,600	2,736,000	1,423,737	28,309	1,337,137	28,309	868,393
PDC 1991-D	4,469,725	5,258,500	1,902,833	73,992	1,829,821	73,992	1,152,905
PDC 1992-A	2,472,396	2,908,700	596,798	15,744	518,074	15,744	445,185
PDC 1992-B	2,532,246	2,979,100	1,799,148	41,655	1,738,091	41,655	1,045,436
PDC 1992-C	5,430,563	6,388,900	4,711,816	101,070	4,589,702	101,070	2,093,099
PDC 1993-A	2,647,750	3,026,000	3,231,412	52,022	3,037,236	52,022	149,551
PDC 1993-B	2,130,620	2,435,000	1,088,599	53,224	1,029,692	53,224	0
PDC 1993-C	2,665,865	3,046,700	1,037,421	35,505	981,035	35,505	0
PDC 1993-D	2,545,375	2,909,000	1,253,671	35,441	1,212,433	35,441	0
PDC 1993-E	6,438,950	7,358,800	3,600,839	75,950	3,451,891	75,950	0
PDC 1994-A	1,798,563	2,055,500	608,468	21,708	568,498	21,708	0
PDC 1994-B	2,353,579	2,689,804	1,259,181	31,521	1,203,923	31,521	0
PDC 1994-C	2,052,636	2,345,870	953,121	30,663	896,684	30,663	0
PDC 1994-D	6,605,166	7,548,761	3,188,975	103,731	3,002,120	103,731	0
PDC 1995-A	1,282,403	1,465,603	644,137	13,004	596,078	13,004	0
PDC 1995-B	1,625,442	1,857,648	479,210	8,303	423,202	8,303	0
PDC 1995-C	1,850,184	2,114,496	528,244	15,363	471,447	15,363	0
PDC 1995-D	7,137,437	8,157,071	2,808,352	85,786	2,597,656	85,786	0
PDC 1996-A	2,241,294	2,576,200	1,577,101	35,586	1,442,283	35,586	0
PDC 1996-B	2,335,695	2,684,707	1,303,813	42,199	1,178,897	42,199	0
PDC 1996-C	3,433,436	3,946,478	1,395,406	46,495	1,278,131	46,495	0
PDC 1996-D	13,312,502	15,301,726	5,319,809	303,483	4,961,719	303,483	0
PDC 1997-A	3,625,243	4,166,946	1,358,953	46,637	1,265,032	46,637	0
PDC 1997-B	5,880,739	6,759,470	1,622,877	50,843	1,473,476	50,843	0
PDC 1997-C	5,257,634	6,043,257	2,617,687	180,579	2,295,776	180,579	0
PDC 1997-D	16,112,034	18,519,579	3,858,589	199,078	3,474,704	199,078	0
PDC 1998-A	4,586,758	5,272,135	1,956,453	139,084	1,805,426	139,084	0
PDC 1998-B	6,216,237	7,145,101	2,982,859	175,518	2,889,461	175,518	0
PDC 1998-C	6,797,121	7,812,783	2,742,246	171,709	2,476,589	171,709	0
PDC 1998-D	17,856,977	20,525,261	5,405,807	462,179	4,944,243	462,179	0
PDC 1999-A	4,176,643	4,800,739	2,276,059	167,963	2,136,470	167,963	0
PDC 1999-B	4,819,707	5,539,893	3,064,903	226,944	2,877,699	226,944	0
PDC 1999-C	6,166,176	7,087,559	2,959,700	193,462	2,718,378	193,462	0
PDC 1999-D	16,277,127	18,709,342	8,382,080	490,165	8,194,777	490,165	0
PDC 2000-A	4,312,345	4,956,718	2,439,360	103,931	2,153,553	103,931	0
PDC 2000-B	10,094,444	11,602,809	3,603,431	239,386	3,184,721	239,386	0
PDC 2000-C	12,187,183	14,008,256	3,043,930	292,838	2,828,407	292,838	0
PDC 2000-D	21,750,000	25,000,000	6,084,693	584,571	5,352,754	584,571	0
PDC 2001-A	8,163,904	9,383,798	2,355,497	205,386	1,833,939	205,386	0
PDC 2001-B	11,030,362	12,678,577	2,821,617	370,547	2,495,419	370,547	0
PDC 2001-C	9,245,693	10,627,234	2,199,026	352,883	1,820,899	352,883	0
PDC 2001-D	21,243,940	24,418,322	4,859,940	876,880	3,890,334	876,880	0
PDC 2002-A	6,218,344	7,147,522	1,795,040	371,805	1,296,042	371,805	0
PDC 2002-B	9,726,970	11,180,426	1,557,793	469,767	1,125,087	469,767	0
PDC 2002-C	8,211,237	9,438,203	1,604,387	549,245	1,060,988	549,245	0
PDC 2002-D	25,321,594	29,105,281	2,431,239	1,179,401	1,179,401	1,179,401	0
PDC 2003-A (6)	7,388,949	8,483,045	0	0	0	0	0
PDC 2003-B (7)	15,090,933	17,345,901	0	0	0	0	0
PDC 2003-C (8)	15,221,793	17,496,314	0	0	0	0	0
_____________________

(1) Total Subscriptions, less commissions, management fee, and offering costs.

(2) Includes the total of the subscriptions, assessments, funds advanced by the Managing General Partner to the general or limited partnerships, exclusive of operating costs. None of the partnerships has borrowed any funds.

(3) Represents the accrued gross revenues credited from oil and gas production, excluding operating costs, landowners' royalty interests, overriding royalty interests, and other burdens.

(4) Represents the net cash distributed to the partnerships. All cash distributions to the partners were made from operations and constituted ordinary income.

(5) Wells drilled after December 31, 1992 do not qualify for the credit.

(6) Partnership funded in December 2002; wells were drilled in the first quarter of 2003; first revenue distribution commenced in July 2003.

(7) Partnership funded in April 2003; were drilled in the second and third quarters of 2003; first revenue distribution to commence in November 2003.

(8) Partnership funded in November 2003; wells will be drilled in the fourth quarter of 2003 and the first quarter of 2004; first revenue distribution to commence in May 2004.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Managing General Partner's Payout Table

September 30, 2003
		Revenues Before Deducting Operating Costs(2)
Partnership	Total Expenditures Including Operating Costs(1)	Total As of September 30, 2003	During Three Months Ended September 30, 2003
Pennwest Petroleum Group 1984	164,642	304,231	2,649
Pennwest Petroleum Group	156,652	287,073	4,926
Petrowest Gas Group 1986-A	88,597	192,628	2,789
Petrowest Gas Group 1987	109,267	273,475	4,571
Petrowest Gas Group 1987-B	82,432	139,665	1,888
PDC 1987	40,937	94,845	1,242
PDC 1988	71,844	205,479	2,083
PDC 1988-B	73,204	115,644	1,919
PDC 1988-C	119,611	220,779	3,697
PDC-1989-P	135,247	326,613	4,573
PDC 1989-A	260,455	407,497	7,535
PDC 1989-B	634,093	745,613	12,522
PDC 1990-A	225,133	196,689	3,680
PDC 1990-B	398,393	451,520	9,587
PDC 1990-C	629,220	729,424	22,030
PDC 1990-D	616,121	641,798	13,975
PDC 1991-A	485,340	601,991	9,548
PDC 1991-B	299,319	344,696	6,930
PDC 1991-C	460,291	552,587	12,299
PDC 1991-D	818,903	777,880	27,513
PDC 1992-A	296,250	85,543	0
PDC 1992-B	505,054	673,818	17,091
PDC 1992-C	1,097,556	1,637,496	41,275
PDC 1993-A	572,125	994,959	17,851
PDC 1993-B	371,232	370,824	16,750
PDC 1993-C	458,131	364,694	13,425
PDC 1993-D	422,428	391,987	12,793
PDC 1993-E	948,890	982,569	30,918
PDC 1994-A	588,445	285,988	9,134
PDC 1994-B	745,887	466,674	12,962
PDC 1994-C	641,352	366,137	11,595
PDC 1994-D	2,035,555	1,165,044	38,016
PDC 1995-A	411,352	247,425	5,751
PDC 1995-B	475,833	182,464	4,549
PDC 1995-C	572,232	236,470	7,525
PDC 1995-D	2,130,429	1,018,558	35,023
PDC 1996-A	767,402	522,493	13,465
PDC 1996-B	784,010	440,357	15,619
PDC 1996-C	1,131,658	483,732	18,138
PDC 1996-D	4,563,158	1,813,965	83,019
PDC 1997-A	1,164,492	442,942	17,268
PDC 1997-B	1,846,900	575,196	21,996
PDC 1997-C	1,842,072	842,917	45,096
PDC 1997-D	5,140,524	1,613,937	82,537
PDC 1998-A	1,427,813	722,244	43,464
PDC 1998-B	1,873,779	1,065,427	63,541
PDC 1998-C	2,095,667	1,081,942	66,899
PDC 1998-D	5,282,523	1,987,662	138,926
PDC 1999-A	1,232,729	757,577	55,315
PDC 1999-B	1,455,156	1,016,451	74,244
PDC 1999-C	1,782,513	980,888	62,437
PDC 1999-D	4,579,552	2,605,780	154,789
PDC 2000-A	1,216,914	748,664	32,969
PDC 2000-B	2,792,346	1,169,588	82,099
PDC 2000-C	3,354,789	1,068,970	101,658
PDC 2000-D	5,896,689	1,980,355	187,969
PDC 2001-A	2,190,881	738,772	64,922
PDC 2001-B	2,936,938	884,748	113,407
PDC 2001-C	2,471,039	709,369	114,723
PDC 2001-D	5,556,948	1,460,944	260,980
PDC 2002-A	1,648,005	542,178	114,778
PDC 2002-B	2,506,604	464,308	144,220
PDC 2002-C	2,122,901	471,188	164,572
PDC 2002-D	6,449,159	726,568	354,823
PDC 2003-A (3)	1,845,062	0	0
PDC 2003-B (4)	3,772,733	0	0
PDC 2003-C (5)	3,805,448	0	0

(1) Includes Managing General Partner share of drilling costs.

(2) Represents the accrued gross revenues credited to the managing general partner(s).

(3) Partnership funded in April 2003; wells were drilled in the second and third quarters of 2003; first revenue distribution commenced in November 2003.

(4) Partnership funded in September 2003; wells were drilled during the third and fourth quarters of 2003; first revenue distribution to commence in March 2004.

(5) Partnership funded in November 2003; wells will be drilled in the fourth quarter of 2003 and the first quarter of 2004; first revenue distribution to commence in May 2004.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Managing General Partner's Net Cash Table

September 30, 2003

		Total Revenues After Deducting Operating Costs (2)		Cash Distributions(3)
Partnership	Total Expenditures Net of Operating Costs	Total as of September 30, 2003	Three Months Ended September 30, 2003	Total as of September 30, 2003	Three Months Ended September 30, 2003	Aggregate Section 29 Tax Credits(4)

Pennwest Petroleum Group 1984	$ 129,605	269,194	2,357	265,536	2,357	30,092
Pennwest Petroleum Group 1985-A	122,368	252,789	4,505	250,512	4,505	37,730
Petrowest Gas Group 1986-A	59,210	163,242	2,332	158,802	2,332	26,584
Petrowest Gas Group 1987	70,789	234,996	3,875	228,784	3,875	30,517
Petrowest Gas Group 1987-B	60,921	118,155	1,545	113,780	1,545	20,652
PDC 1987	28,158	82,066	1,003	79,422	1,003	13,256
PDC 1988	47,684	181,320	1,699	175,771	1,699	26,812
PDC 1988-B	52,105	94,546	1,363	89,939	1,363	15,069
PDC 1988-C	82,105	183,273	2,892	175,956	2,892	29,057
PDC 1989-P	94,342	285,709	3,820	272,321	3,820	47,742
PDC 1989-A	114,278	261,320	4,949	250,549	4,949	69,512
PDC 1989-B	350,389	461,909	5,475	435,500	5,475	445,076
PDC 1990-A	132,789	104,345	307	89,292	307	40,420
PDC 1990-B	209,761	262,888	4,787	253,448	4,787	174,541
PDC 1990-C	328,478	428,682	12,924	411,372	12,924	191,414
PDC 1990-D	348,075	373,752	7,042	358,535	7,042	233,475
PDC 1991-A	258,683	375,334	4,467	349,468	4,467	237,756
PDC 1991-B	175,997	221,374	3,263	215,599	3,263	139,040
PDC 1991-C	258,400	350,696	7,008	329,046	7,008	217,098
PDC 1991-D	496,639	455,616	18,322	437,363	18,322	288,226
PDC 1992-A	274,711	64,004	0	44,323	0	0
PDC 1992-B	281,361	450,125	10,279	437,914	10,279	261,359
PDC 1992-C	603,396	1,143,336	24,789	1,118,914	24,789	523,275
PDC 1993-A	294,194	717,028	11,317	674,404	11,317	33,649
PDC 1993-B	236,736	236,328	11,578	223,397	11,578	0
PDC 1993-C	296,207	202,770	7,752	190,393	7,752	0
PDC 1993-D	282,819	252,378	7,684	243,326	7,684	0
PDC 1993-E	715,438	749,117	16,328	716,421	16,328	0
PDC 1994-A	449,641	147,184	5,400	138,410	5,400	0
PDC 1994-B	588,395	309,182	7,741	295,367	7,741	0
PDC 1994-C	513,159	237,944	7,557	223,835	7,557	0
PDC 1994-D	1,651,292	780,781	25,537	734,067	25,537	0
PDC 1995-A	320,601	156,674	3,220	144,659	3,220	0
PDC 1995-B	406,361	112,992	2,070	98,990	2,070	0
PDC 1995-C	462,546	126,784	3,841	112,585	3,841	0
PDC 1995-D	1,784,359	672,488	21,345	619,814	21,345	0
PDC 1996-A	560,324	315,415	8,847	281,711	8,847	0
PDC 1996-B	583,924	240,271	10,459	209,042	10,459	0
PDC 1996-C	858,359	210,433	11,572	181,114	11,572	0
PDC 1996-D	3,328,126	578,933	(15,882)	489,411	(15,882)	0
PDC 1997-A	906,311	184,761	11,560	161,281	11,560	0
PDC 1997-B	1,470,185	198,481	12,710	161,131	12,710	0
PDC 1997-C	1,314,409	315,254	(11,415)	234,776	(11,415)	0
PDC 1997-D	4,028,009	501,422	49,714	405,451	49,714	0
PDC 1998-A	1,146,758	441,121	11,550	403,364	11,550	0
PDC 1998-B	1,554,059	745,707	43,615	722,358	43,615	0
PDC 1998-C	1,699,280	685,555	42,756	619,141	42,756	0
PDC 1998-D	4,464,244	1,169,383	39,591	1,053,992	39,591	0
PDC 1999-A	1,044,161	569,009	41,700	534,112	41,700	0
PDC 1999-B	1,204,927	766,222	56,226	719,421	56,226	0
PDC 1999-C	1,541,544	739,919	47,797	679,589	47,797	0
PDC 1999-D	4,069,282	2,095,510	120,483	2,048,684	120,483	0
PDC 2000-A	1,078,086	609,836	25,227	538,384	25,227	0
PDC 2000-B	2,523,611	900,853	58,601	796,175	58,601	0
PDC 2000-C	3,046,796	760,977	71,685	707,096	71,685	0
PDC 2000-D	5,437,500	1,521,166	141,110	1,338,181	141,110	0
PDC 2001-A	2,040,976	588,867	49,241	458,478	49,241	0
PDC 2001-B	2,757,591	705,401	89,190	623,851	89,190	0
PDC 2001-C	2,311,423	549,753	85,599	455,221	85,599	0
PDC 2001-D	5,310,985	1,214,981	214,486	972,580	214,486	0
PDC 2002-A	1,554,586	448,759	92,951	324,009	92,951	0
PDC 2002-B	2,431,743	389,447	117,442	281,271	117,442	0
PDC 2002-C	2,052,809	401,096	137,311	265,246	137,311	0
PDC 2002-D	6,330,399	607,808	294,849	294,849	294,849	0
PDC 2003-A (5)	1,845,062	0	0	0	0	0
PDC 2003-B (6)	3,772,733	0	0	0	0	0
PDC 2003-C (7)	3,805,448	0	0	0	0	0

_____________________

(1) Includes Managing General Partner share of drilling costs, exclusive of operating costs.

(2) Represents the accrued gross revenues credited from oil and gas production, excluding operating costs, landowners' royalty interests, overriding royalty interests, and other burdens.

(3) Represents the net cash received from the partnerships' cash distributions. All cash distributions to the managing general partner were made from operations.

(4) Wells drilled after December 31, 1992 do not qualify for the credit.

(5) Partnership funded in April 2003; wells were drilled during the second and third quarters of 2003; first revenue distribution commenced in November 2003.

(6) Partnership funded in September 2003; wells were drilled in the third and fourth quarters of 2003; first revenue distribution to commence in March 2004.

(7) Partnership funded in November 2003; wells will be drilled in the fourth quarter of 2003 and first quarter of 2004; first revenue distribution to commence in May 2004.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Tax Deductions and Tax Credits of Participants in Previous Partnerships

The following table reflects the participants' share of the previous limited partnerships' available tax deductions that were reported in the partnerships' tax returns and the share of tax deductions as a percentage of their subscriptions. The following percentages do not reflect the effect of the revenues from the partnerships' operations and are subject to audit adjustments by the Service. The table also reflects the aggregate Section 29 nonconventional fuel production credit as a percentage of the participants' initial investment over the life of each partnership through March 31, 2003, and the federal tax savings from deductions and tax credits based on the maximum marginal tax rate in each year. Wells drilled after December 31, 1992 do not qualify for the credit. The final column shows these tax shelter ratios calculated in accordance with Service regulations. Programs with anticipated tax shelter ratios of greater than 2:1 in any of the first five years must register as tax shelters. We do not expect any of the prior partnerships or the partnerships in the current program to exceed the 2:1 ratio. The following table is based on past experience and should not be considered as necessarily indicative of the results that may be expected in these partnerships. It is suggested that prospective subscribers consult with their tax advisors concerning their specific tax circumstances and the tax benefits available to them individually, which may materially vary in various circumstances.

	First Year Tax Deductions	Aggregate Deductions Thereafter	Aggregate Section 29 Tax Credits (1)	Estimated Federal Tax Savings (2)	Tax Shelter Ratio (3)
*Pennwest Petroleum Group 1984	70.87%	28.06%	23.22%	70.16%	1.5:1
*Pennwest Petroleum Group 1985-A	69.51%	29.86%	30.83%	76.87%	1.6:1
*Petrowest Gas Group 1986-A	70.10%	30.80%	44.90%	90.78%	1.9:1
*Petrowest Gas Group 1987	63.09%	36.27%	43.11%	79.85%	2.5:1
*Petrowest Gas Group 1987-B	68.70%	27.98%	33.90%	69.89%	2.2:1
*PDC 1987	70.30%	34.26%	47.08%	85.94%	2.7:1
*PDC 1988	68.57%	35.29%	56.23%	91.00%	3.0:1
*PDC 1988-B	66.70%	33.80%	28.92%	62.65%	2.0:1
*PDC 1988-C	69.20%	32.28%	35.39%	69.49%	2.3:1
*PDC 1989-P	63.68%	33.74%	47.99%	80.90%	2.7:1
*PDC 1989-A	69.80%	38.97%	50.61%	87.64%	2.9:1
*PDC 1989-B	69.10%	30.15%	22.98%	56.41%	1.8:1
*PDC 1990-A	67.92%	20.11%	11.50%	41.04%	1.3:1
*PDC 1990-B	71.50%	25.22%	31.43%	64.11%	2.1:1
*PDC 1990-C	70.60%	29.76%	22.01%	56.20%	1.8:1
*PDC 1990-D	69.70%	31.12%	25.34%	59.73%	1.9:1
*PDC 1991-A	69.80%	24.31%	34.72%	65.55%	2.2:1
*PDC 1991-B	67.00%	28.70%	29.84%	60.99%	2.0:1
*PDC 1991-C	69.60%	29.74%	31.74%	64.41%	2.1:1
*PDC 1991-D	69.80%	25.42%	21.92%	53.11%	1.7:1
*PDC 1992-A	68.24%	19.22%	15.31%	43.91%	1.4:1
*PDC 1992-B	69.60%	31.06%	35.09%	68.78%	2.2:1
*PDC 1992-C	69.20%	34.19%	32.76%	67.53%	2.2:1
*PDC 1993-A	69.00%	42.04%	4.94%	42.74%	1.3:1
*PDC 1993-B	68.10%	27.05%		35.21%	1.0:1
*PDC 1993-C	68.80%	25.00%		34.66%	0.9:1
*PDC 1993-D	68.60%	23.75%		34.08%	0.9:1
*PDC 1993-E	67.60%	27.18%		35.09%	0.9:1
*PDC 1994-A	87.70%	6.90%		37.46%	0.9:1
*PDC 1994-B	89.40%	9.46%		39.15%	1.0:1
*PDC 1994-C	89.70%	8.10%		38.73%	1.0:1
*PDC 1994-D	89.90%	8.85%		39.10%	1.0:1
*PDC 1995-A	89.60%	10.43%		39.61%	1.0:1
*PDC 1995-B	89.02%	7.17%		38.09%	1.0:1
*PDC 1995-C	89.71%	6.92%		38.26%	1.0:1
*PDC 1995-D	89.94%	7.48%		38.58%	1.0:1
*PDC 1996-A	89.94%	9.82%		39.50%	1.0:1
*PDC 1996-B	89.00%	8.63%		38.66%	1.0:1
*PDC 1996-C	89.42%	6.84%		38.12%	1.0:1
*PDC 1996-D	89.49%	6.47%		38.00%	1.0:1
*PDC 1997-A	89.50%	5.03%		37.43%	0.9:1
*PDC 1997-B	89.50%	4.44%		37.20%	0.9:1
*PDC 1997-C	89.50%	7.22%		38.30%	1.0:1
*PDC 1997-D	89.50%	4.88%		37.37%	0.9:1
*PDC 1998-A	89.50%	7.46%		38.40%	1.0:1
PDC 1998-B	89.50%	8.70%		38.89%	1.0:1
PDC 1998-C	89.50%	7.52%		38.42%	1.0:1
PDC 1998-D	89.50%	5.20%		37.50%	0.9:1
PDC 1999-A	89.50%	5.12%		37.47%	0.9:1
PDC 1999-B	89.50%	6.53%		38.03%	1.0:1
PDC 1999-C	89.50%	4.43%		37.19%	0.9:1
PDC 1999-D	89.50%	4.82%		37.35%	0.9:1
PDC 2000-A	89.50%	7.26%		38.32%	1.0:1
PDC 2000-B	89.50%	5.10%		37.46%	0.9:1
PDC 2000-C	89.50%	4.32%		37.15%	0.9:1
PDC 2000-D	89.50%	4.00%		37.02%	0.9:1
PDC 2001-A	89.50%	1.28%		35.49%	0.9:1
PDC 2001-B	89.50%	0.94%		35.36%	0.9:1
PDC 2001-C	89.50%	2.84%		36.10%	0.9:1
PDC 2001-D	89.50%	2.14%		35.83%	0.9:1
PDC 2002-A	89.50%	1.42%		35.10%	0.9:1
PDC 2002-B	89.50%	1.54%		35.14%	0.9:1
PDC 2002-C	89.50%	0.54%		34.75%	0.9:1
PDC 2002-D	89.50%	0.36%		34.68%	0.9:1
PDC 2003-A (4)	89.50%	-		31.33%	0.9:1
PDC 2003-B (5)	89.50%	-		31.33%	0.9:1
PDC 2003-C (6)	89.50%	-		31.33%	0.9:1

*Partnerships in existence for over five years.

_____________________

(1) Wells drilled after December 31, 1992 do not qualify for the credit.

(2) The Estimated Federal Tax Savings column reflects the percentage savings in taxes which would have been paid by an investor had he not had the use of the various deductions and credits available to a partner in the program and it assumes full use of deductions and tax credits at maximum federal income tax rates for individuals of 50% in 1984 - 1986, 40% in 1987 and 1988, and 33% in 1989 and 1990, 31% in 1991-1992, 36% in 1993, 39.6% in 1994 - 2000, 39.1% in 2001, 38.6% in 2002 and 35% in 2003.

(3) Total deductions plus 200% of credits generated for partnerships first offered before December 31, 1986. Total deductions plus 350% of credits generated for partnerships offered after December 31, 1986.

(4) Partnership funded in April 2003.

(5) Partnership funded in September 2003.

(6) Partnership funded in November 2003.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Percentage of Gross Return on Subscriptions Through

September 30, 2003

From Cash Distributions, Tax Savings from

Deductions and Tax Credits (1)

Program	Cash Distribution(2)	Cumulative Section 29 Credit (3)	Total Cash And Tax Credit	Tax Deductions Tax Effected(4)	Total Return of Cash, Tax Deduction(5)	Year/ Months Producing
*Pennwest Petroleum 1984	54.74%	23.22%	77.96%	50.90%	128.86%	18/6
*Pennwest Petroleum 1985	45.50%	30.83%	76.34%	50.02%	126.35%	17/7
**Petrowest Gas Group 1986	53.78%	44.90%	98.68%	49.92%	148.60%	16/6
**Petrowest Gas Group 1987	72.38%	43.11%	115.49%	40.72%	156.21%	15/9
**Petrowest Gas Group 1987-B	39.36%	33.90%	73.26%	39.86%	113.12%	15/6
**PDC 1987	63.25%	47.08%	110.33%	43.04%	153.37%	15/4
**PDC 1988	83.17%	56.23%	139.40%	38.92%	178.32%	14/10
**PDC 1988-B	27.34%	28.92%	56.26%	37.75%	94.01%	14/6
**PDC 1988-C	40.74%	35.39%	76.13%	38.16%	114.29%	14/4
**PDC 1989-P	66.66%	47.99%	114.65%	36.81%	151.46%	13/10
**PDC 1989-A	81.47%	50.61%	132.08%	41.39%	173.47%	13/6
**PDC 1989-B	47.15%	22.98%	70.13%	37.40%	107.53%	13/4
**PDC 1990-A	27.42%	11.50%	38.92%	33.06%	71.98%	12/11
**PDC 1990-B	46.50%	31.43%	77.94%	36.54%	114.48%	12/9
**PDC 1990-C	48.69%	22.01%	70.70%	38.20%	108.90%	12/5
**PDC 1990-D	42.22%	25.34%	67.56%	38.43%	105.99%	12/4
**PDC 1991-A	51.50%	34.72%	86.22%	34.59%	120.81%	11/11
**PDC 1991-B	45.62%	29.84%	75.46%	34.98%	110.44%	11/8
**PDC 1991-C	48.28%	31.74%	80.02%	36.65%	116.67%	11/6
**PDC 1991-D	34.44%	21.92%	56.37%	34.99%	91.36%	11/4
**PDC 1992-A	17.32%	15.31%	32.63%	32.10%	64.73%	10/11
**PDC 1992-B	57.43%	35.09%	92.52%	37.71%	130.23%	10/9
**PDC 1992-C	70.26%	32.76%	103.02%	38.91%	141.93%	10/6
**PDC 1993-A	98.43%	4.94%	103.37%	42.24%	145.61%	10/4
**PDC 1993-B	41.83%	-	41.83%	39.01%	80.84%	9/11
**PDC 1993-C	31.88%	-	31.88%	38.42%	70.30%	9/8
**PDC 1993-D	40.92%	-	40.92%	37.78%	78.69%	9/6
**PDC 1993-E	45.95%	-	45.95%	38.88%	84.83%	9/3
**PDC 1994-A	26.88%	-	26.88%	41.24%	68.13%	8/11
**PDC 1994-B	43.18%	-	43.18%	43.10%	86.28%	8/8
**PDC 1994-C	37.23%	-	37.23%	42.64%	79.87%	8/6
**PDC 1994-D	38.35%	-	38.35%	43.05%	81.40%	8/4
**PDC 1995-A	39.26%	-	39.26%	43.61%	82.87%	8/0
**PDC 1995-B	22.04%	-	22.04%	41.94%	63.98%	7/9
**PDC 1995-C	21.60%	-	21.60%	42.13%	63.73%	7/6
**PDC 1995-D	31.42%	-	31.42%	42.47%	73.90%	7/4
**PDC 1996-A	53.20%	-	53.20%	43.49%	96.69%	6/11
**PDC 1996-B	41.14%	-	41.14%	42.57%	83.71%	6/7
**PDC 1996-C	29.88%	-	29.88%	41.97%	71.84%	6/5
**PDC 1996-D	28.78%	-	28.78%	41.84%	70.62%	6/4
**PDC 1997-A	27.80%	-	27.80%	41.21%	69.01%	5/11
**PDC 1997-B	19.76%	-	19.76%	40.96%	60.72%	5/7
**PDC 1997-C	34.03%	-	34.03%	42.17%	76.20%	5/5
**PDC 1997-D	17.02%	-	17.02%	41.15%	58.17%	5/3
**PDC 1998-A	33.28%	-	33.28%	42.28%	75.56%	4/10
**PDC 1998-B	39.84%	-	39.84%	42.82%	82.66%	4/7
**PDC 1998-C	31.30%	-	31.30%	42.30%	73.60%	4/5
**PDC 1998-D	23.31%	-	23.31%	41.29%	64.60%	4/3
**PDC 1999-A	44.02%	-	44.02%	41.26%	85.27%	3/11
*PDC 1999-B	51.14%	-	51.14%	41.87%	93.01%	3/7
*PDC 1999-C	37.58%	-	37.58%	40.95%	78.53%	3/5
*PDC 1999-D	42.82%	-	42.82%	41.12%	83.94%	3/3
*PDC 2000-A	42.96%	-	42.96%	42.19%	85.15%	2/11
*PDC 2000-B	27.14%	-	27.14%	41.24%	68.38%	2/7
*PDC 2000-C	19.93%	-	19.93%	40.91%	60.84%	2/4
*PDC 2000-D	21.06%	-	21.06%	40.76%	61.82%	2/2
*PDC 2001-A	19.32%	-	19.32%	39.12%	58.44%	1/11
*PDC 2001-B	19.41%	-	19.41%	38.98%	58.39%	1/7
*PDC 2001-C	16.89%	-	16.89%	39.80%	56.68%	1/5
*PDC 2001-D	15.74%	-	15.74%	39.50%	55.23%	1/3
*PDC 2002-A	18.13%	-	18.13%	38.73%	56.87%	0/11
*PDC 2002-B	10.06%	-	10.06%	38.78%	48.85%	0/7
*PDC 2002-C	11.24%	-	11.24%	38.36%	49.60%	0/5
*PDC 2002-D	4.05%	-	4.05%	38.28%	42.33%	0/3
*PDC 2003-A (6)	-	-	-	-	-	-
*PDC 2003-B (7)	-	-	-	-	-	-
*PDC 2003-C (8)	-	-	-	-	-	-

* Program contains oil and gas production.

** Program contains gas production.

_____________________

(1) This table assumes investors were able to fully utilize all tax benefits at the maximum marginal Federal rate plus an assumed state rate of 4%.

(2) Cash distributions to investors divided by investors' initial investment.

(3) Credit earned on qualified production. Wells drilled after December 31, 1992 do not qualify for the credit.

(4) Tax savings from deductions assuming investor is in the highest marginal bracket. Rates used (which are based on the maximum marginal federal income tax rate for individuals plus an assumed state rate of 4%) were 54% in 1984, 1985 and 1986, 42.5% in 1987, 37% in 1988, 1989 and 1990, 35% in 1991 and 1992, 40% in 1993, 43.6% in 1994 - 2000, 43.1% in 2001, 42.6% in 2002 and 39% in 2003. For purposes of this calculation, no effect has been given for the possible deduction of state income taxes for federal income tax purposes.

(5) This column represents the sum of the percentage amounts set forth in columns 1, 2, and 4 of this table.

(6) Partnership funded in April 2003; wells were drilled during the second and third quarters of 2003; first revenue distribution commenced in November 2003.

(7) Partnership funded in September 2003; wells to be drilled during the third and fourth quarters of 2003; first revenue distribution to commence in March 2004.

(8) Partnership funded in November 2003; wells will be drilled in the fourth quarter of 2003 and the first quarter of 2004; first revenue distribution to commence in May 2004.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Partnership Estimated Proved Reserves and Future Net Revenues

The following table presents information regarding the public drilling programs sponsored by the Managing General Partner. The table reflects with respect to each partnership the estimated proved reserves and future net reserves as of January 1, 2003. The information presented in the following table has been prepared in conformity with generally accepted accounting principles. The information presented has been derived from reports prepared by an independent petroleum consultant, Wright & Company, Inc. and by the Managing General Partner's petroleum engineers as noted below.

Partnership Proved Reserves and Future Net Revenues

as of January 1, 2003 (1)

Partnership	Category of Proved Reserves	Estimated Net Oil BBL Reserves Bbl	Estimated Net Gas Reserves MCF	Estimated Future Net Revenues	Present Value Discounted at 10% Annum

PDC 1989-A(2)	Proved Developed	2,934	764,649	$1,942,887	$563,343
	Proved Undeveloped	-	-	-	-
	Totals	2,934	764,649	$1,942,887	$563,343

PDC 1989-B(2)	Proved Developed	-	1,047,681	$2,197,690	$781,473
	Proved Undeveloped	-	-	-	-
	Totals	-	1,047,681	$2,197,690	$781,473

PDC 1990-A(2)	Proved Developed	-	200,849	$323,874	$148,343
	Proved Undeveloped	-	-	-	-
	Totals	-	200,849	$323,874	$148,343

PDC 1990-B(2)	Proved Developed	-	1,086,081	$2,777,053	$525,930
	Proved Undeveloped	-	-	-	-
	Totals	-	1,086,081	$2,777,053	$525,930

PDC 1990-C(2)	Proved Developed	-	1,665,784	$4,298,284	$1,492,698
	Proved Undeveloped	-	-	-	-
	Totals	-	1,665,784	$4,298,284	$1,492,698

PDC 1990-D(2)	Proved Developed	-	1,729,943	$4,266,026	$914,364
	Proved Undeveloped	-	-	-	-
	Totals	-	1,729,943	$4,266,026	$914,364

PDC 1991-A(2)	Proved Developed	-	911,902	$2,011,694	$483,890
	Proved Undeveloped	-	-	-	-
	Totals	-	911,902	$2,011,694	$483,890

PDC 1991-B(2)	Proved Developed	-	666,122	$1,600,585	$551,447
	Proved Undeveloped	-	-	-	-
	Totals	-	666,122	$1,600,585	$551,447

PDC 1991-C(2)	Proved Developed	-	1,154,912	$2,636,178	$714,586
	Proved Undeveloped	-	-	-	-
	Totals	-	1,154,912	$2,636,178	$714,586

PDC 1991-D(2)	Proved Developed	-	1,559,250	$3,825,870	$1,427,672
	Proved Undeveloped	-	-	-	-
	Totals	-	1,559,250	$3,825,870	$1,427,672

PDC 1992-A(2)	Proved Developed	-	240,900	$460,780	$232,012
	Proved Undeveloped	-	-	-	-
	Totals	-	240,900	$460,780	$232,012

PDC 1992-B(2)	Proved Developed	-	1,639,739	$4,174,359	$1,193,368
	Proved Undeveloped	-	-	-	-
	Totals	-	1,639,739	$4,174,359	$1,193,368

PDC 1992-C(2)	Proved Developed	-	3,252,604	$7,877,880	$2,907,821
	Proved Undeveloped	-	-	-	-
	Totals	-	3,252,604	$7,877,880	$2,907,821

PDC 1993-A(2)	Proved Developed	-	1,386,020	$3,315,896	$826,483
	Proved Undeveloped	-	-	-	-
	Totals	-	1,386,020	$3,315,896	$826,483

PDC 1993-B(2)	Proved Developed	-	1,135,955	$2,606,303	$842,899
	Proved Undeveloped	-	-	-	-
	Totals	-	1,135,955	$2,606,303	$842,899

PDC 1993-C(2)	Proved Developed	-	1,733,057	$4,402,688	$903,808
	Proved Undeveloped	-	-	-	-
	Totals	-	1,733,057	$4,402,688	$903,808

PDC 1993-D(2)	Proved Developed	-	1,283,821	$3,146,219	$797,899
	Proved Undeveloped	-	-	-	-
	Totals	-	1,283,821	$3,146,219	$797,899

PDC 1993-E(2)	Proved Developed	-	3,511,505	$9,344,737	$2,274,138
	Proved Undeveloped	-	-	-	-
	Totals	-	3,511,505	$9,344,737	$2,274,138

PDC 1994-A(2)	Proved Developed	-	911,268	$2,359,676	$520,283
	Proved Undeveloped	-	-	-	-
	Totals	-	911,268	$2,359,676	$520,283

PDC 1994-B(2)	Proved Developed	-	1,014,197	$2,486,589	$882,298
	Proved Undeveloped	-	-	-	-
	Totals	-	1,014,197	$2,486,589	$882,298

PDC 1994-C(2)	Proved Developed	-	976,281	$2,404,453	$659,468
	Proved Undeveloped	-	-	-	-
	Totals	-	976,281	$2,404,453	$659,468

PDC 1994-D(2)	Proved Developed	-	2,826,519	$6,590,785	$2,330,586
	Proved Undeveloped	-	-	-	-
	Totals	-	2,826,519	$6,590,785	$2,330,586

PDC 1995-A(2)	Proved Developed	-	273,834	$534,853	$271,583
	Proved Undeveloped	-	-	-	-
	Totals	-	273,834	$534,853	$271,583

PDC 1995-B(2)	Proved Developed	-	419,877	$980,242	$254,225
	Proved Undeveloped	-	-	-	-
	Totals	-	419,877	$980,242	$254,225

PDC 1995-C(2)	Proved Developed	-	563,616	$1,070,803	$345,570
	Proved Undeveloped	-	-	-	-
	Totals	-	563,616	$1,070,803	$345,570

PDC 1995-D(2)	Proved Developed	-	1,970,275	$4,113,276	$1,916,507
	Proved Undeveloped	-	-	-	-
	Totals	-	1,970,275	$4,113,276	$1,916,507

PDC 1996-A(2)	Proved Developed	-	711,727	$1,682,838	$854,348
	Proved Undeveloped	-	-	-	-
	Totals	-	711,727	$1,682,838	$854,348

PDC 1996-B(2)	Proved Developed	-	922,828	$1,973,808	$937,838
	Proved Undeveloped	-	-	-	-
	Totals	-	922,828	$1,973,808	$937,838

PDC 1996-C(2)	Proved Developed	-	985,147	$2,046,560	$935,886
	Proved Undeveloped	-	-	-	-
	Totals	-	985,147	$2,046,560	$935,886

PDC 1996-D(2)	Proved Developed	-	4,097,730	$8,443,425	$3,694,969
	Proved Undeveloped	-	-	-	-
	Totals	-	4,097,730	$8,443,425	$3,694,969

PDC 1997-A(2)	Proved Developed	-	944,092	$2,088,798	$1,017,638
	Proved Undeveloped	-	-	-	-
	Totals	-	944,092	$2,088,798	$1,017,638

PDC 1997-B(2)	Proved Developed	-	1,066,147	$2,039,092	$1,118,522
	Proved Undeveloped	-	-	-	-
	Totals	-	1,066,147	$2,039,092	$1,118,522

PDC 1997-C(2)	Proved Developed	-	2,174,585	$5,173,297	$2,429,386
	Proved Undeveloped	-	-	-	-
	Totals	-	2,174,585	$5,173,297	$2,429,386

PDC 1997-D(2)	Proved Developed	-	4,395,700	$9,956,500	$4,484,900
	Proved Undeveloped	-	-	-	-
	Totals	-	4,395,700	$9,956,500	$4,484,900

PDC 1998-A(2)	Proved Developed	-	1,859,264	$3,929,517	$2,255,829
	Proved Undeveloped	-	-	-	-
	Totals	-	1,859,264	$3,929,517	$2,255,829

PDC 1998-B(2)	Proved Developed	-	3,267,528	$7,526,889	$4,024,460
	Proved Undeveloped	-	-	-	-
	Totals	-	3,267,528	$7,526,889	$4,024,460

PDC 1998-C(2)	Proved Developed	-	3,715,036	$8,170,181	$4,353,424
	Proved Undeveloped	-	-	-	-
	Totals	-	3,715,036	$8,170,181	$4,353,424

PDC 1998-D(2)	Proved Developed	-	6,247,900	$14,394,116	$7,386,402
	Proved Undeveloped	-	-	-	-
	Totals	-	6,247,900	$14,394,116	$7,386,402

PDC 1999-A(2)	Proved Developed	-	3,210,772	$8,456,212	$4,064,014
	Proved Undeveloped	-	-	-	-
	Totals	-	3,210,772	$8,456,212	$4,064,014

PDC 1999-B(2)	Proved Developed	15,468	4,645,251	$12,659,588	$6,005,089
	Proved Undeveloped	-	-	-	-
	Totals	15,468	4,645,251	$12,659,588	$6,005,089

PDC 1999-C(2)	Proved Developed	59,670	4,210,744	$12,205,689	$5,554,962
	Proved Undeveloped	-	-	-	-
	Totals	59,670	4,210,744	$12,205,689	$5,554,962

PDC 1999-D(2)	Proved Developed	186,215	10,622,637	$31,221,010	$14,442,413
	Proved Undeveloped	-	-	-	-
	Totals	186,215	10,622,637	$31,221,010	$14,442,413

PDC 2000-A(2)	Proved Developed	157,655	1,277,167	$6,134,020	$3,188,669
	Proved Undeveloped	-	-	-	-
	Totals	157,655	1,277,167	$6,134,020	$3,188,669

PDC 2000-B(2)	Proved Developed	216,138	4,067,883	$15,537,636	$7,471,685
	Proved Undeveloped	-	-	-	-
	Totals	216,138	4,067,883	$15,537,636	$7,471,685

PDC 2000-C(2)	Proved Developed	173,942	5,024,346	$15,894,205	$7,954,831
	Proved Undeveloped	-	-	-	-
	Totals	173,942	5,024,346	$15,894,205	$7,954,831

PDC 2000-D(3)	Proved Developed	436,830	9,388,090	$31,533,451	$15,669,185
	Proved Undeveloped	-	-	-	-
	Totals	436,830	9,388,090	$31,533,451	$15,669,185

PDC 2001-A(3)	Proved Developed	238,712	2,094,116	$9,352,715	$4,917,958
	Proved Undeveloped	-	-	-	-
	Totals	238,712	2,094,116	$9,352,715	$4,917,958

PDC 2001-B(3)	Proved Developed	192,248	6,537,828	$17,714,631	$9,240,025
	Proved Undeveloped	-	-	-	-
	Totals	192,248	6,537,828	$17,714,631	$9,240,025

PDC 2001-C(3)	Proved Developed	359,012	4,515,020	$17,007,074	$8,689,747
	Proved Undeveloped	-	-	-	-
	Totals	359,012	4,515,020	$17,007,074	$8,689,747

PDC 2001-D(3)	Proved Developed	361,705	9,660,381	$31,681,984	$15,995,692
	Proved Undeveloped	-	-	-	-
	Totals	361,705	9,660,381	$31,681,984	$15,995,692

PDC 2002-A(3)	Proved Developed	113,558	4,528,743	$12,334,525	$6,166,037
	Proved Undeveloped	-	-	-	-
	Totals	113,558	4,528,743	$12,334,525	$6,166,037

PDC 2002-B(3)	Proved Developed	144,359	4,751,391	$14,963,479	$7,898,126
	Proved Undeveloped	-	-	-	-
	Totals	144,359	4,751,391	$14,963,479	$7,898,126

PDC 2002-C(3)	Proved Developed	160,386	3,575,250	$11,334,206	$5,532,526
	Proved Undeveloped	-	-	-	-
	Totals	160,386	3,575,250	$11,334,206	$5,532,526

PDC 2002-D(4)	Proved Developed	-	-	-	-
	Proved Undeveloped	-	-	-	-
	Totals	-	-	-	-

(1) For the partnerships PDC 1989-A through PDC 1992-C and for PDC 1994-A through PDC 2002-C, we own 20% of the reserves listed and the investor partners own 80% of the reserves listed above. In the PDC 1993-A, PDC 1993-B, PDC 1993-C, PDC 1993-D and PDC 1993-E Limited Partnerships, we own 18% of the reserves listed and the Investor Partners own 82% of the reserves listed above.

(2) Reserve reports prepared by our petroleum engineers.

(3) Reserve reports prepared by an independent petroleum consultant, Wright & Company, Inc.

(4) The wells of these partnerships were drilled after December 31, 2002; therefore, reserve studies have not been conducted.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

Participants' Estimated Future and Total Payout and Payout Period

For Partnerships Formed Since 1999 with Colorado Operations

Based on Returns to Date and 2003 Reserve Reports

The following table shows the estimated payout and payout period for partnerships formed by PDC since 1999. PDC began drilling in Colorado in 1999, and all of the drilling activities for the remaining 2003 partnerships are currently planned for the two Colorado fields. The payout amounts and periods are based on the partnership reserve reports at June 30, 2003. The reserve reports assume that oil and gas prices remain constant at the June 2003 levels. The averages for June 2003 were $4.54 per Mcf of natural gas and $29.64 per barrel of oil. Changes in these prices, the estimated reserves, the estimated operating expenses and other factors would result in changes in the payout amounts and payout periods.

Partnership(1)	Cash Distributions through 6/30/2003	Estimated Future Net Revenues 6/30/2003	Cash Distributions plus Estimated Future Net Revenues	Subscriptions From Participants	Year Payout (2) Anticipated

PDC 1999-A	$ 2,136,470	$ 9,243,940	$ 11,380,410	$ 4,800,739	2008
PDC 1999-B	2,877,699	14,092,244	16,969,943	5,539,893	2006
PDC 1999-C	2,718,378	12,314,958	15,033,336	7,087,559	2009
PDC 1999-D	8,194,777	29,694,972	37,889,749	18,709,342	2009
PDC 2000-A	2,153,553	5,928,730	8,082,283	4,956,718	2010
PDC 2000-B	3,184,721	14,144,864	17,329,585	11,602,809	2014
PDC 2000-C	2,828,407	14,536,374	17,364,781	14,008,256	2017
PDC 2000-D	5,352,754	28,714,378	34,067,132	25,000,000	2015
PDC 2001-A	1,833,939	9,008,355	10,842,294	9,383,798	2018
PDC 2001-B	2,495,419	16,010,954	18,506,373	12,678,577	2014
PDC 2001-C	1,820,899	18,172,111	19,993,010	10,627,234	2012
PDC 2001-D	3,890,334	31,455,378	35,345,712	24,418,322	2015
PDC 2002-A	1,296,042	15,093,011	16,389,053	7,147,522	2009
PDC 2002-B	1,125,087	15,028,056	16,153,143	11,180,426	2016
PDC 2002-C	1,060,988	13,407,246	14,468,234	9,438,203	2014
PDC 2002-D	1,179,401	43,825,631	45,005,032	29,105,281	2015

(1) Reserve reports prepared by an independent petroleum consultant, Wright & Company, Inc.

(2) "Payout" occurs when the participants have received cash equal to their respective original subscription amounts.

You should not consider operating results obtained by these prior partnerships as indicative of the operating results obtainable by the partnerships.

TAX CONSIDERATIONS

We attach the tax opinion of Duane Morris LLP to the prospectus as Appendix D. You should review Appendix D in its entirety before investing in the program. All references in this "Tax Considerations" section are to the tax opinion set forth in Appendix D.

The following is a summary of the opinions of Duane Morris LLP, counsel to the partnerships, which represent counsel's opinions on all material federal income tax consequences to the partnership and to you as an investor partner. There may be aspects of your particular tax situation which are not addressed in the following discussion or in Appendix D. Additionally, the resolution of tax issues depends upon future facts and circumstances not known to counsel as of the date of this prospectus; thus, no assurance as to the final resolution of these issues should be drawn from the following discussion.

The following statements are based upon the provisions of the Internal Revenue Code of 1986, which we refer to as the "Code," existing and proposed regulations thereunder, current administrative rulings, and court decisions. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Tax Act"). The following discussion takes into account the 2003 Tax Act as it affects you as an investor in the partnership. It is possible that legislative or administrative changes or future court decisions may significantly affect the statements and opinions expressed in this prospectus. Changes could be retroactive with respect to the transactions prior to the date of the changes.

Moreover, uncertainty exists concerning some of the federal income tax aspects of the transactions being undertaken by the partnership. Some of the tax positions being taken by the Partnership may be challenged by the Internal Revenue Service, which we refer to as the "Service," and any challenge could be successful. Thus, there can be no assurance that all of the anticipated tax benefits of an investment in the partnership will be realized.

Counsel's opinion is based upon the transactions described in this prospectus, which we refer to as the "transaction," and upon facts as they have been represented to counsel or determined by it as of the date of the opinion. Any alteration of the facts may adversely affect the opinions rendered.

Because of the factual nature of the inquiry, it is not possible to reach a judgment as to the outcome on the merits (either favorable or unfavorable) of some material federal income tax issues as described more fully in this section.

Summary of Conclusions

Opinions expressed: The following is a summary of the specific opinions expressed by counsel. To fully understand the tax considerations of an investment in the program, you should read the discussion of these matters set forth in the tax opinion in Appendix D.

          The material federal income tax benefits in the aggregate from an investment in the partnership will be realized.
          The partnership will be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a "publicly traded partnership." See "General Tax Effects of Partnership Structure."
          To the extent the partnership's wells are timely drilled and amounts are timely paid, the partners will be entitled to their pro rata share of the partnership's intangible drilling and development costs paid in 2004 with respect to the partnerships designated "PDC 2004- Limited Partnership," in 2005 with respect to the partnerships designated "PDC 2005- Limited Partnership," and in 2006 with respect to the partnerships designated "PDC 2006- Limited Partnership." However, these intangible drilling and development costs deductions may be subject to recapture, which could have the effect of requiring an investor to recognize additional ordinary income in later years. See "Intangible Drilling and Development Costs Deductions."
          Neither the at risk nor the limitations related to the adjusted basis of an investor in his or her Partnership interest will limit the deductibility of losses generated from the partnership so long as the investor contributes cash to the partnership from "personal funds" (funds not borrowed by the investor). See "Basis and At Risk Limitations."
          An additional general partner's interest will not be considered an interest in a passive activity within the meaning of Code Section 469 and losses generated while the general partner interest is so held will not be limited by the passive activity provisions. See "Passive Loss Limitations."
          Limited partners' interests (other than those held by additional general partners who convert their interests into limited partners' interests) will be considered interests in a passive activity within the meaning of Code Section 469 and losses generated therefrom will be limited by the passive activity provisions. See "Passive Loss Limitations."
          The partnership will not be terminated solely as the result of the conversion of partnership interests. See "Conversion of Interests."
          To the extent provided in this section of the prospectus, the partners' distributive shares of partnership tax items will be determined and allocated substantially in accordance with the terms of the limited partnership agreement. See "Partnership Allocations."
          The partnership will not be required to register with the Service as a tax shelter; the partners will not be required to disclose the partnership as a tax shelter on Form 8886; and the organizers of the partnership will not be required to maintain a list of the partners as participants in a tax shelter. See "Tax Shelter Rules."

No opinion expressed: Due to the essentially factual nature of the question, counsel expresses no opinion on the following:

          The impact of an investment in the partnership on an investor's alternative minimum tax. See "Alternative Minimum Tax."
          Whether, under Code Section 183, the losses of the partnership will be treated as derived from "activities not engaged in for profit," and therefore nondeductible from other gross income, due to the inherently factual nature of a partner's interest and motive in engaging in the transaction. See "Profit Motive."
          Whether each partner will be entitled to percentage depletion, due to the factual nature of determining the status of the partner as an independent producer and the partner's other oil and gas production. See "Depletion Deductions."
          Without any assistance from us, some partners may choose to borrow the funds necessary to acquire a Unit and may incur interest expense in connection with that borrowing. Whether any interest incurred by a partner with respect to any borrowings will be deductible or subject to limitations on deductibility, due to the factual nature of the issue. See "Interest Deductions."
          Whether the fees to be paid to us and to third parties will be deductible, due to the factual nature of the issue. Due to the inherently factual nature of the proper allocation of expenses among nondeductible syndication expenses, amortizable organization expenses, amortizable "start-up" expenditures, and currently deductible items, and because the issues involve questions concerning both the nature of the services performed and to be performed and the reasonableness of amounts charged, counsel is unable to express an opinion regarding that treatment. See "Transaction Fees."

          General Information: Certain matters contained in this "Tax Considerations" section are not considered to address a material tax consequence and are for general information, including the matters contained in sections dealing with gain or loss on the sale of units or of property, partnership distributions, tax audits, penalties, and state, local, and self-employment tax. See "General Tax Effects of Partnership Structure," "Gain or Loss on Sale of Properties or Units," "Partnership Distributions," "Administrative Matters," "Accounting Methods and Periods," "Social Security Benefits; Self-Employment Tax," and "State and Local Tax."

          Facts and Representations: The opinions of counsel are also based upon the facts described in this prospectus and upon representations made to counsel by us for the purpose of permitting counsel to render its opinions, including the following representations with respect to the program:

          The limited partnership agreement to be entered into by and among the investor partners and us and any amendments to the agreement will be duly executed and will be made available to you upon written request. The limited partnership agreement will be duly recorded in all places required under the West Virginia Uniform Limited Partnership Act for the due formation of the partnership and for its continuation in accordance with the terms of the limited partnership agreement. The partnership will at all times be operated in accordance with the terms of the limited partnership agreement, the prospectus, and the West Virginia Act.
          No election will be made by the partnership, investor partners, or us to be excluded from the application of the provisions of Subchapter K of the Code.
          The partnership will own an operating mineral interest, as defined in the Code and in the Regulations, in all of the drill sites and none of the partnership's revenues will be from non-working interests.
          The amounts that will be paid to the Managing General Partner as drilling fees, operating fees, and other fees will be amounts that would not exceed amounts that would be ordinarily paid for similar transactions between persons having no affiliation and dealing with each other at arms' length.
          We will cause the partnership to properly elect to deduct currently all intangible drilling and development costs.
          The partnership will have a December 31 taxable year and will report its income on the accrual basis.
          The drilling and operating agreement to be entered into by and between the partnership and us will be duly executed and will govern the drilling of the partnership's wells. All partnership wells will be spudded by not later than March 30, 2005 for partnerships designated "PDC 2004- Limited Partnership," March 30, 2006 for partnerships designated "PDC 2005- Limited Partnership" and March 30, 2007 for partnerships designated "PDC 2006- Limited Partnership." Thereafter, each well will be completed with due diligence, if completion is warranted.
          The drilling and operating agreement will be duly executed and will govern the operation of the partnership's wells.

9. Based upon our review of our experience with our previous drilling programs since 1984 (see "Prior Activities - Tax Deductions and Tax Credits of Participants in Previous Partnerships," above) and upon the intended operations of the partnership, we have represented that the sum of (a) the aggregate deductions, including depletion deductions, and (b) 350 percent of the aggregate credits from the partnership will not, as of the close of any of the first five years ending after the date on which units are offered for sale, exceed two times the cash invested by the partners in the partnership as of those dates. In that regard, we have reviewed the economics of our similar oil and gas drilling programs for the past several years, and have represented that we have determined that none of those programs has resulted in a tax shelter ratio greater than two to one. Further, we have represented that the deductions that are or will be represented as potentially allowable to an investor will not result in any partnership having a tax shelter ratio greater than two to one and believe that no person could reasonably infer from representations made, or to be made, in connection with the offering of units that the sums as of those dates will exceed two times the partners' cash investments as of those dates.

10. We have represented that at least 90% of the gross income of the partnership will constitute income derived from the exploration, development, production, and/or marketing of oil and gas. We have represented that we do not believe that any market will ever exist for the sale of units and that we will not make a market for the units. Further, the units will not be traded on an established securities market.

11. The partnership will have the objective of carrying on business for profit and dividing the gain from its operations.

12. We will not permit the purchase of units by tax-exempt investors or foreign investors.

13. We will not drill, own or operate any wells located outside the United States.

14. No partner will incur any debt that is either (a) arranged by us, the partnership, or any other person who participated in the organization or management of the partnership or the sale of partnership interests (or any person related to such persons), or (b) secured by any asset of the partnership.

The opinions of counsel are also subject to all the assumptions, qualifications, and limitations set forth in the following discussion and in the opinion, including the assumptions that each of the partners has full power, authority, and legal right to enter into and perform the terms of the limited partnership agreement and to take any and all actions under the agreement in connection with the transactions contemplated by the agreement.

You should be aware that, unlike a ruling from the Service, an opinion of counsel represents only counsel's best judgment. There can be no assurance that the Service will not successfully assert positions which are inconsistent with the opinions of counsel set forth in this discussion and Appendix D or in the tax reporting positions taken by the partners or the partnership. You should consult your own tax advisor to determine the effect of the tax issues discussed in this section and in Appendix D on your individual tax situation.

General Tax Effects of Partnership Structure

Each partnership will be formed as a limited partnership under the limited partnership agreement and the laws of the State of West Virginia.

No tax ruling will be sought from the Service as to the status of the partnership as a partnership for federal income tax purposes.

    Any tax benefits anticipated from an investment in a partnership would be adversely affected or eliminated if the partnership is treated as a corporation for federal income tax purposes.
    While counsel has opined that the partnership will initially be treated as a partnership for federal tax purpose, that opinion is not binding on the Service.

The applicability of the federal income tax consequences described in this section depends on the treatment of the partnerships as partnerships for federal income tax purposes and not as corporations and not as associations taxable as corporations. Any tax benefits anticipated from an investment in a partnership would be adversely affected or eliminated if the partnership is treated as a corporation for federal income tax purposes.

Counsel to the partnership is of the opinion that, at the time of its formation, each of the partnerships will be treated as a partnership for federal income tax purposes. The opinion is based on the provisions of the limited partnership agreement and applicable state law and representations made by us. The opinion of counsel is not binding on the Service and is based on existing law, which is to a great extent the result of administrative and judicial interpretation. In addition, we can give no assurance that a partnership will not lose partnership status as a result of changes in the manner in which it is operated or other facts upon which the opinion of counsel is based.

Under the Code, a partnership is not a taxable entity and, accordingly, incurs no federal income tax liability. Rather, a partnership is a "pass-through" entity which is required to file an information return with the Service. In general, the character of a partner's share of each item of income, gain, loss, deduction, and credit is determined at the partnership level. Each partner is allocated a distributive share of those items in accordance with the partnership agreement and is required to take those items into account in determining the partner's income. Each partner includes those amounts in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the Partnership.

Intangible Drilling and Development Costs Deductions

    Provided drilling is completed in a timely manner, investors will have the option of deducting their proportionate share of intangible drilling and development costs, which we refer to as "IDC" in 2004 for partnerships designated "PDC 2004- Limited Partnership," in 2005 for partnerships designated "PDC 2005- Limited Partnership," and in 2006 for partnerships designated "PDC 2006- Limited Partnership" or capitalizing it and deducting it over a 60-month period beginning in the month the expenditure is made.
    We anticipate that 88% of subscriptions will be utilized for IDC, which, as explained below, may be deductible in the year of investment against any form of income by additional general partners or against passive income by limited partners. If so, a one unit individual investor in the maximum marginal federal income tax bracket of 35% would reduce his federal income taxes payable by $6,160. However, these IDC deductions may be subject to recapture, which could have the effect of requiring a partner to recognize additional ordinary income in later years.

Congress granted to the Treasury Secretary the authority to prescribe regulations that would allow taxpayers the option of deducting, rather than capitalizing, intangible drilling and development costs. The Secretary's rules state that, in general, the option to deduct IDC applies only to expenditures for drilling and development items that do not have a salvage value.

The prospectus provides that approximately 88% of the investor partners' capital contributions (i.e, subscriptions net of dealer manager commissions, discounts, due diligence expenses, and wholesaling costs and the management fee) will be utilized for IDC, which may be deductible in the year of investment. As a result, we anticipate that additional general partners will realize a deduction of approximately 88% of their investment against any form of income in the year in which the investment is made, provided wells are spudded within the first 90 days of the following year. The deduction by limited partners will be restricted to passive income. Based on an 88% deduction, a one unit ($20,000) individual investor in the maximum marginal federal income tax bracket of 35% would reduce federal income taxes payable by $6,160. (Prior to the passage of the 2003 Tax Act, the maximum federal income tax bracket in effect for individuals for 2003 was 38.6%. At this rate, a one unit investor, under the same assumptions, would have reduced federal income taxes by $6, 794.) The investor could also realize additional tax savings on state income taxes in many states, and self-employed investors could realize additional tax savings on self-employment taxes.

A.

Classification of Costs

In general, IDC consists of those costs which in and of themselves have no salvage value. In previous partnerships sponsored by us from 1984 through 2003 (see "Prior Activities - Tax Deductions and Tax Credits of Participants in Previous Partnerships," above), intangible drilling costs have ranged from approximately 64.6% to 89.9% of the investor's contributions. While the planned activities of the partnership are similar in nature to those of prior partnerships, the amount of expenditures classified as IDC could be greater than or less than prior partnerships. In addition, a partnership's classification of a cost as IDC is not binding on the government, which might reclassify an item labeled as IDC as a cost which must be capitalized. To the extent not deductible, those amounts will be included in the partnership's basis in mineral property.

B.

Timing of Deductions

Although the partnership will elect to deduct IDC, each investor has an option of deducting IDC, or capitalizing all or a part of the IDC and amortizing it on a straight-line basis over a sixty-month period, beginning with the taxable month in which the expenditure is made. In addition to the effect of this change on regular taxable income, the two methods have different treatment under the alternative minimum tax, which we refer to as "AMT" (see "Alternative Minimum Tax" below).

In order for the IDC to qualify for deduction in 2004, 2005 and 2006, respectively, the wells for partnerships designated "PDC 2004- Limited Partnership," "PDC 2005- Limited Partnership," and "PDC 2006- Limited Partnership," respectively, must be spudded by March 30, 2005, 2006, and 2007, respectively. Other requirements must also be met. Although PDC will attempt to satisfy each requirement of the Service and judicial authority for deductibility of IDC in 2004, 2005, and 2006, respectively, for partnerships designated "PDC 2004- Limited Partnership," "PDC 2005- Limited Partnership," and "PDC 2006- Limited Partnership," respectively, we can give no assurance that the Service will not successfully contend that the IDC of a well which is not completed until 2005, 2006, or 2007, respectively, for partnerships designated "PDC 2004- Limited Partnership," "PDC 2005- Limited Partnership," or "PDC 2006- Limited Partnership," respectively, are not deductible in whole or in part until 2005, 2006, or 2007, respectively, for partnerships designated "PDC 2004- Limited Partnership," "PDC 2005- Limited Partnership," or "PDC 2006- Limited Partnership," respectively. Further, to the extent drilling of the partnership's wells does not commence by March 30, 2005, 2006, or 2007, respectively, for partnerships designated "PDC 2004- Limited Partnership," "PDC 2005- Limited Partnership," or "PDC 2006- Limited Partnership," respectively, the deductibility of all or a portion of the IDC may be deferred. Notwithstanding the foregoing, we can give no assurance that the Service will not challenge the current deduction of IDC because of the prepayment being made to a related party. If the Service were successful with a challenge, the partners' deductions for IDC would be deferred to later years.

C.

Recapture of IDC

IDC previously deducted that is allocable to the property, directly or through the ownership of an interest in a partnership, and which would have been included in the adjusted basis of the property may be subject to recapture, which could have the effect of requiring an investor to recognize additional ordinary income in later years . Treasury regulations provide that recapture is determined at the partner level (subject to anti-abuse provisions). Where only a portion of recapture property is disposed of, any IDC related to the entire property is recaptured to the extent of the gain realized on the portion of the property sold. In the case of the disposition of an undivided interest in a property (as opposed to the disposition of a portion of the property), a proportionate part of the IDC with respect to the property is treated as allocable to the transferred undivided interest to the extent of any realized gain. See also "Gain or Loss on Sale of Property or Units."

Depletion Deductions

    Investors generally will be entitled to claim cost depletion with respect to oil and gas properties which qualify for depletion, and investors who are entitled to percentage depletion may choose to claim the greater of cost depletion or percentage depletion.
    Investors who are independent producers (as described below) will be entitled to claim a percentage depletion deduction against their oil and gas income. The percentage depletion rate for oil and gas properties is generally 15% of the gross income generated by the property.

The owner of an economic interest in an oil and gas property is generally entitled to claim the greater of percentage depletion or cost depletion with respect to oil and gas properties which qualify for the depletion methods. Percentage depletion is generally available only with respect to the domestic oil and gas production of "independent producers." In order to qualify as an independent producer, the taxpayer, either directly or through related parties, may not be involved in the refining of more than 50,000 barrels of oil (or equivalent of gas) on any day during the taxable year or in the retail marketing of oil and gas products exceeding $5 million per year in the aggregate. In the case of partnerships, the depletion allowance must be computed separately by each partner and not by the partnership. For properties placed in service after 1986, depletion deductions, to the extent they reduce basis in an oil and gas property, are subject to recapture under section 1254.

Cost depletion for any year is determined by multiplying the number of units (e.g., barrels of oil or Mcf of gas) sold during the year by a fraction, the numerator of which is the cost or other basis of the mineral interest and the denominator of which is total reserves available at the beginning of the period. In no event can the cost depletion exceed the adjusted basis of the property to which it relates.

Percentage depletion is a statutory allowance under which a deduction equal to a percentage of the taxpayer's gross income from each property is allowed in any taxable year. The allowable deduction generally is limited to 100% of the net income on a property-by-property basis, and further limited to 65% of a taxpayer's taxable income. In the case of "stripper well property," as that term is defined in Code Section 613A(c)(6)(D), the 100% of taxable income limitation has been eliminated for taxable years 1998 to 2003. Code Section 613A(c)(6)(H). It is anticipated that some of the properties of the partnerships will likely constitute "stripper well properties" for this purpose. Stripper wells are wells which are regarded by industry standards as being low producing wells. Generally, the term is applied to any well which produces less than 15 barrels of oil or 90 mcf per day of gas. The percentage depletion rate for oil and gas properties is generally 15% of the gross income generated by the property. However, for production from certain marginal properties, the percentage depletion rate may be increased up to 25%, depending upon the reference price for crude oil. The depletion rate for 2003 for such marginal properties is 15%. After 2003, such rate may change but will be within the range of 15% to 25%. A percentage depletion deduction that is disallowed in a year due to the 65% of taxable income limitation may be carried forward and allowed as a deduction for the following year, subject to the 65% limitation in that subsequent year. Percentage depletion deductions reduce the taxpayer's adjusted basis in the property. However, unlike cost depletion, deductions under percentage depletion are not limited to the adjusted basis of the property; the percentage depletion amount continues to be allowable as a deduction after the adjusted basis has been reduced to zero.

The availability of depletion, whether cost or percentage, will be determined separately by each partner. Each partner must separately keep records of his share of the adjusted basis in an oil or gas property, adjust the share of the adjusted basis for any depletion taken on the property, and use the adjusted basis each year in the computation of his cost depletion or in the computation of his gain or loss on the disposition of the property. These requirements may place an administrative burden on a partner.

These depletion deductions may be subject to recapture, which could have the effect of requiring an investor to recognize additional ordinary income in later years. See "Gain or Loss on Sale of Property or Units."

Depreciation Deductions

The partnership will claim depreciation, cost recovery, and amortization deductions with respect to its basis in partnership property as permitted by the Code. The cost of lease equipment and well equipment, such as casing, tubing, tanks, and pumping units, and the cost of oil or gas pipelines cannot be deducted currently but must be capitalized and recovered under the modified accelerated cost recovery system. The cost recovery deduction for most equipment used in domestic oil and gas exploration and production and for most of the tangible personal property used in natural gas gathering systems is calculated using the 200% declining balance method switching to the straight-line method, a seven-year recovery period, and a half-year convention. If an accelerated depreciation method is used, a portion of the depreciation will be a preference item for AMT purposes. For certain tangible property, the partnership will be allowed an additional depreciation deduction equal to 50% of the adjusted basis of the property for the year in which the property is placed in service. The adjusted basis of the property is reduced by the additional depreciation deduction before computing the amount otherwise allowable as a depreciation deduction for the tax year in which the property is placed in service and all later years. In order to be entitled to this deduction, the partnership generally must purchase the property and place it in service before January 1, 2005. You will not be able to claim depreciation deductions or the additional first-year depreciation deduction because all tangible costs have been allocated to us.

Interest Deductions

In the transaction, the investor partners will acquire their interests by remitting cash in the amount of $20,000 per unit to the partnership. In no event will the partnership accept notes in exchange for a partnership interest. Nevertheless, without any assistance from us, some investors may choose to borrow the funds necessary to acquire a unit and may incur interest expense in connection with those loans. Based upon the purely factual nature of those loans, counsel is unable to express an opinion with respect to the deductibility of any interest paid or incurred on the loans.

Transaction Fees

    Partnership expenditures classified as organizational expenses, and start-up expenses may be amortized over a period of not less than 60 months.
    No deduction is permitted for syndication expenses, including sales commissions for the purchase of Units.

The partnership may classify a portion of the fees to be paid to third parties and to us or to the operator and its affiliates (as described in the prospectus under "Source of Funds and Use of Proceeds") as organizational expenses or other expenses that are required to be capitalized. There is no assurance that the Service will agree with, and counsel expresses no opinion with respect to, the allocation of the fees to deductible and nondeductible items.

Generally, expenditures made in connection with the creation of, and with sales of interests in, a partnership will fit within one of several categories: organizational expenses; syndication expenses; and start-up expenditures.

A partnership may elect to amortize and deduct its capitalized organizational expenses ratably over a period of not less than 60 months commencing with the month the partnership begins business. Examples of organizational expenses are legal fees for services incident to the organization of the partnership, such as negotiation and preparation of a partnership agreement, accounting fees for services incident to the organization of the partnership, and filing fees.

No deduction is allowable for "syndication expenses," examples of which include brokerage fees, registration fees, legal fees of the underwriter or placement agent and the issuer (general partners or the partnership) for securities advice and for advice pertaining to the adequacy of tax disclosures in the prospectus or private placement memorandum for securities law purposes, printing costs, and other selling or promotional material. These costs must be capitalized. Payments for services performed in connection with the acquisition of capital assets must be amortized over the useful life of the assets.

No deduction is allowable with respect to "start-up expenditures," although the expenditures may be capitalized and amortized over a period of not less than 60 months.

The partnership intends to make payments to us, as described in greater detail in the prospectus. To be deductible, compensation paid to a general partner must be for services rendered by the partner other than in his capacity as a partner or for compensation determined without regard to partnership income. Fees which are not deductible because they fail to meet this test may be treated as special allocations of income to the recipient partner and decrease the net loss, or increase the net income among all partners. If the Service were to successfully challenge our allocations, a partner's taxable income could be increased, resulting in increased taxes and in liability for interest and penalties.

Basis and At Risk Limitations

    Partners contributing cash from "personal funds" (i.e., funds not borrowed by the partner) will not be limited, to the extent of cash contributed, in their deductibility of partnership losses by the 'at risk' basis rules or the limitations related to a partner's basis in his partnership interest.

A partner's share of partnership losses will be allowed only to the extent of the aggregate amount with respect to which the taxpayer is "at risk" for the activity at the close of the taxable year. In general, a partner is "at risk" to the extent of the amount of cash and the adjusted basis of other property contributed to the partnership. Any loss disallowed by the "at risk" limitation shall be treated as a deduction allocable to the activity in the first succeeding taxable year.

The Code provides that a taxpayer must recognize taxable income to the extent that his "at risk" amount is reduced below zero. This recaptured income is limited to the sum of the loss deductions previously allowed to the taxpayer, less any amounts previously recaptured. A taxpayer may be allowed a deduction for the recaptured amounts included in his taxable income if and when he increases his amount "at risk" in a subsequent taxable year.

The partners will purchase units by tendering cash to the partnership. To the extent the cash contributed constitutes the "personal funds" of the partners (i.e., funds not borrowed by the partner), the partners should be considered at risk with respect to those amounts. To the extent the cash contributed constitutes "personal funds," in the opinion of counsel, neither the at risk rules nor the adjusted basis rules will limit the deductibility of losses generated from the partnership. In no event, however, may a partner utilize his distributive share of partnership loss where the share exceeds the partner's basis in the partnership.

Passive Loss Limitations

A.

Introduction

The deductibility of losses generated from passive activities will be limited for certain taxpayers. The passive activity loss limitations apply to individuals, estates, trusts, and personal service corporations as well as, to a lesser extent, closely held C corporations.

The definition of a "passive activity" generally encompasses all rental activities as well as all activities with respect to which the taxpayer does not "materially participate." Notwithstanding this general rule, however, the term "passive activity" does not include "any working interest in any oil or gas property which the taxpayer holds directly or through an entity which does not limit the liability of the taxpayer with respect to the interest." A taxpayer will be considered as materially participating in a venture only if the taxpayer is involved in the operations of the activity on a "regular, continuous, and substantial" basis. In addition, no limited partnership interest will be treated as an interest with respect to which a taxpayer materially participates.

A passive activity loss is the amount by which the aggregate losses from all passive activities for the taxable year exceed the aggregate income from all passive activities for the year.

Individuals and personal service corporations will be entitled to passive activity losses only to the extent of their passive income whereas closely held C corporations (other than personal service corporations) can offset passive activity losses against both passive and net active income, but not against portfolio income. In calculating passive income and loss, however, all activities of the taxpayer are aggregated. Passive activity losses disallowed as a result of the above rules will be suspended and can be carried forward indefinitely to offset future passive (or passive and active, in the case of a closely held C corporation) income.

Upon the disposition of an entire interest in a passive activity in a fully taxable transaction not involving a related party, any passive loss that was suspended by the provisions of the passive activity rules generally is deductible from either passive or non-passive income.

B.

General Partner Interests

    General partner interests will not be considered as investments in passive activities for federal tax purposes.
    Additional general partners who convert to limited partner status after recording a tax loss from their investment in any year will continue to have income from the partnership treated as non-passive.

A limited partner's interest in the partnership will be considered a passive activity and losses generated while the limited partnership interest is held will be limited by the passive activity provisions. In general, an additional general partner's interest in the partnership will not be considered a passive activity, and losses generated while the general partner interest is held will not be limited by the passive activity provisions. However, if an additional general partner interest is converted to a limited partner interest prior to the spudding date, but after the end of the taxable year in which IDC was incurred, IDC will be subject to the passive activity rules. In addition, that portion of partnership income for the prior taxable year attributable to IDC treated as passive loss will be considered passive. The "spudding date" is the date that drilling commences.

If an additional general partner converts his interest to a limited partner interest under the terms of the limited partnership agreement, the character of a subsequently generated tax attribute will be dependent upon, among other things, the nature of the tax attribute and whether there arose, prior to conversion, losses to which the working interest exception applied.

If a taxpayer has any loss from any taxable year from a working interest in any oil or gas property that is treated as a non-passive loss, then any net income from the property for any succeeding taxable year is to be treated as income that is not from a passive activity. Consequently, assuming that a converting additional general partner has losses from working interests which are treated as non-passive, income from the partnership allocable to the partner after conversion would be treated as income that is not from a passive activity.

C.

Limited Partner Interests

    Income and losses of limited partners will be treated as "passive" for federal tax purposes.

If an investor partner invests in the partnership as a limited partner, his distributive share of the partnership's losses will be treated as passive activity losses, the availability of which will be limited to the partner's passive income. If the partner does not have sufficient passive income to utilize the passive activity loss, the disallowed passive activity loss will be suspended and may be carried forward to be deducted against passive income arising in future years. Further, upon the disposition of the interest to an unrelated party, in a fully taxable transaction the suspended losses will be available, as described above.

Limited partners should generally be entitled to offset their distributive shares of passive income from the partnerships with deductions from other passive activities.

Conversion of Interests

The partnership, in the opinion of counsel, will not be terminated solely as a result of the conversion by additional general partners of their partnership interests into limited partnership interests. For a discussion of the conversion feature of the program, see "Terms of the Offering - Conversion of Units by Additional General Partners." As discussed above under the heading "Passive Loss Limitations," an additional general partner's interest in the partnership generally will not be subject to the passive activity loss rules. If, however, an additional general partner interest is converted to a limited partner interest prior to the spudding date, but after the end of the taxable year in which IDC was incurred, IDC would be subject to the passive activity loss rules. In addition, if an additional general partner interest is converted to a limited partner interest and such converting partner previously had been allocated losses that were treated as non-passive, any future partnership net income allocated to such partner will be treated as non-passive.

Alternative Minimum Tax

Due to the potentially significant impact of a purchase of units on an investor's tax liability, investors should discuss the implications of an investment in the partnership on their regular and AMT liabilities with their tax advisors prior to acquiring units.

A taxpayer is subject to an alternative minimum tax ("AMT") to the extent that its "tentative minimum tax" exceeds its regular income tax liability. A corporate taxpayer's tentative minimum tax generally equals 20% of its alternative minimum taxable income ("AMTI") in excess of an exemption amount. The AMT rate for a noncorporate taxpayer is 26% or 28%, depending on the amount of its AMTI above an exemption amount. Alternative minimum taxable income is the taxpayer's regular taxable income increased by certain tax preferences and increased or decreased by certain tax adjustments. Certain items of income, deduction, gain and loss from the partnership will give rise to preferences or adjustments for AMT purposes.

Excess percentage depletion (i.e., depletion in excess of basis) is not a preference item for AMT purposes for a taxpayer other than an integrated oil company.

"Excess IDC" is generally not a preference item for AMT purposes for a taxpayer other than an integrated oil company, except to the extent that it reduces a taxpayer's AMTI by more than 40%. Excess IDC is the amount by which the taxpayer's IDC deduction exceeds the deduction that would have been allowed had IDCs been capitalized and amortized on a straight-line basis over ten years. Excess IDC is a preference, if at all, only to the extent that it exceeds 65% of the taxpayer's net income from oil and gas properties for the taxable year.

For corporations other than integrated oil companies, the adjusted current earning adjustments were repealed.

Gain or Loss on Sale of Property or Units

    Sale or exchange of property by the partnership or a unit by an investor could result in ordinary income rather than capital gain. In the case of a sale or exchange of a unit, an investor could be required to recognize ordinary income greater than the amount of the gain realized on the sale. If so, the additional ordinary income would be offset by additional capital loss, but that capital loss may not be immediately deductible.
    Investors who fail to report a sale or exchange of a unit in the partnership could be subject to a penalty.

An investor may recognize gain either upon the sale of his or her partnership units or from the allocation of partnership gain as a result of the partnership's sale of its property. The maximum federal income tax rate on long-term capital gains for individual taxpayers is generally 15%. Prior to the passage of the 2003 Tax Act, the rate was generally 20%. Because of the recapture of IDCs and depletion, the sale may result in ordinary income to the investor, which is currently taxed at a maximum rate of 35% for individuals. If the amount of gain exceeds the amount of the deductions to be recaptured, the investor will recognize ordinary income to the extent of the recaptured deductions and capital gain for the remainder. If, upon the sale of units, the amount of deductions to be recaptured exceeds the gain realized, an investor may be required to recognize ordinary income greater than the amount of gain realized.

To balance the excess income, the investor would recognize a capital loss for the difference between the gain and the income. Depending on an investor's particular tax situation, some or all of this loss might be deferred to future years, resulting in a greater tax liability in the year in which the sale was made and a reduced future tax liability.

Any partner who sells or exchanges interests in a partnership must generally notify the partnership in writing within 30 days of the transaction in accordance with Regulations and must attach a statement to his tax return reflecting the facts regarding the sale or exchange. The notice must include names, addresses, and taxpayer identification numbers (if known) of the transferor and transferee and the date of the exchange. The partnership also is required to provide copies of the information it provides to the Service to the transferor and the transferee.

Any investor who is required to notify the partnership of a transfer of his partnership interest, and, who fails to do so, may be fined $50 for each failure, limited to $100,000, provided there is no intentional disregard of the filing requirement. Similarly, the partnership may be fined for failure to report the transfer. The partnership's penalty is $50 for each failure, limited to $250,000, provided there is no intentional disregard of the filing requirement.

The tax consequences to an assignee purchaser of a unit from a partner are not described in this prospectus. Any assignor of a unit should advise his assignee to consult his own tax advisor regarding the tax consequences of the assignment.

Partnership Distributions

Under the Code, any increase in a partner's share of partnership liabilities, or any increase in the partner's individual liabilities by reason of an assumption by him of partnership liabilities is considered to be a contribution of money by the partner to the partnership. Similarly, any decrease in a partner's share of partnership liabilities or any decrease in the partner's individual liabilities by reason of the partnership's assumption of the individual liabilities will be considered as a distribution of money to the partner by the partnership.

The partners' adjusted bases in their units will initially consist of the cash they contribute to the partnership. Their bases will be increased by their share of partnership income and additional contributions and decreased by their share of partnership losses and distributions. To the extent that the actual or constructive distributions are in excess of a partner's adjusted basis in his partnership interest (after adjustment for contributions and his share of income and losses of the partnership), that excess will generally be treated as gain from the sale of a capital asset. In addition, gain could be recognized by a distributee partner upon the disproportionate distribution to that partner of unrealized receivables or substantially appreciated inventory. The limited partnership agreement prohibits distributions to any investor partner to the extent the distributions would create or increase a deficit in the partner's capital account.

Partnership Allocations

The partners' distributive shares of partnership income, gain, loss, and deduction should be determined and allocated substantially in accordance with the terms of the limited partnership agreement.

The Service could contend that the allocations contained in the limited partnership agreement do not have substantial economic effect or are not in accordance with the partners' interests in the partnership and may seek to reallocate these items in a manner that will increase the income or gain or decrease the deductions allocable to a partner.

Tax Shelter Rules

Under federal tax law, there are various definitions of "tax shelters" and, depending upon which definition is satisfied, different obligations are required by the participants in or promoters of the tax shelter. Certain types of tax shelters must be "registered" with the Service by the organizer of the shelter. The Service assigns a tax shelter registration number to these types of shelters, and such number generally must be reported on the participants' tax returns. Another type of tax shelter (a so-called "Reportable Transaction") generally must be disclosed to the Service by the participants in the tax shelter using a Form 8886. In addition, promoters and organizers of either of these types of tax shelters generally must prepare and maintain a list of each of the participants in the tax shelter. The Service issued regulations on February 28, 2003, which define certain of these tax shelters and provide the disclosure and list maintenance requirements for these tax shelters. We believe the partnership will not be considered a tax shelter for these purposes. Accordingly, the partnership will not be required to register with the Service as a tax shelter, the partners will not be required to disclose the partnership as a tax shelter on Form 8886, and the organizers of the partnership will not be required to maintain a list of the partners as participants in a tax shelter.

Profit Motive

    Investors who enter a business without economic, nontax profit motive may be denied the benefits of deductions associated with the business to the extent they exceed the income from the business.

The existence of economic, nontax motives for entering into the transaction is essential if the partners are to obtain the tax benefits associated with an investment in the partnership.

Where an activity entered into by an individual is not engaged in for profit, the individual's deductions with respect to that activity are limited to those not dependent upon the nature of the activity (e.g., interest and taxes); any remaining deductions will be limited to gross income from the activity for the year. Should it be determined that a partner's activities with respect to the transaction are "not for profit," the Service could disallow all or a portion of the deductions generated by the partnership's activities.

The Code generally provides for a presumption that an activity is entered into for profit where gross income from the activity exceeds the deductions attributable to the activity for three or more of the five consecutive taxable years ending with the taxable year in question. At the taxpayer's election, the presumption can relate to three or more of the taxable years in the 5-year period beginning with the taxable year in which the taxpayer first engages in the activity.

Due to the inherently factual nature of a partner's intent and motive in engaging in the transaction, counsel does not express an opinion as to the ultimate resolution of this issue in the event of a challenge by the Service. Partners must, however, seek to make a profit from their activities with respect to the transaction beyond any tax benefits derived from those activities or risk losing those tax benefits.

Administrative Matters

Returns and Audits. While no federal income tax is required to be paid by an organization classified as a partnership for federal income tax purposes, a partnership must file federal income tax information returns, which are subject to audit by the Service. Any audit may lead to adjustments, in which event you may be required to file amended personal federal income tax returns. Any audit may also lead to an audit of your individual tax return and adjustments to items unrelated to an investment in units.

For purposes of reporting, audit, and assessment of additional federal income tax, the tax treatment of "partnership items" is determined at the partnership level. Partnership items will include those items that the Regulations provide are more appropriately determined at the partnership level than the partner level. The Service generally cannot initiate deficiency proceedings against an individual partner with respect to partnership items without first conducting an administrative proceeding at the partnership level as to the correctness of the partnership's treatment of the item. An individual partner may not file suit for a credit or a refund arising out of a partnership item without first filing a request for an administrative proceeding by the Service at the partnership level. Individual partners are entitled to notice of the administrative proceedings and decisions, except in the case of partners with less than 1% profits interest in a partnership having more than 100 partners. If a group of partners having an aggregate profits interest of 5% or more in a partnership so requests, however, the Service also must mail notice to a partner appointed by that group to receive notice. All partners, whether or not entitled to notice, are entitled to participate in the administrative proceedings at the partnership level, although the limited partnership agreement provides for waiver of some of these rights by the investor partners. All investor partners, including those not entitled to notice, may be bound by a settlement reached by the partnership's representative "tax matters partner," which will be Petroleum Development Corporation. If a proposed tax deficiency is contested in any court by any partner of a partnership or by us, all partners of that partnership may be deemed parties to the litigation and bound by the result reached.

Consistency Requirements. You must generally treat partnership items on your federal income tax returns consistently with the treatment of the items on the partnership information return unless you file a statement with the Service identifying the inconsistency or otherwise satisfy the requirements for waiver of the consistency requirement. Failure to satisfy this requirement will result in an adjustment to conform your treatment of the item with the treatment of the item on the partnership return. Intentional or negligent disregard of the consistency requirement may subject you to substantial penalties.

Compliance Provisions. Taxpayers are subject to several penalties and other provisions that encourage compliance with the federal income tax laws, including an accuracy-related penalty in an amount equal to 20% of the portion of an underpayment of tax caused by negligence, intentional disregard of rules or regulations or any "substantial understatement" of income tax. A "substantial understatement" of tax is an understatement of income tax that exceeds the greater of (a) 10% of the tax required to be shown on the return (the correct tax), or (b) $5,000 ($10,000 in the case of a corporation other than an S corporation or personal holding corporation).

Except in the case of understatements attributable to "tax shelter" items, an item of understatement may not give rise to the penalty if (a) there is or was "substantial authority" for the taxpayer's treatment of the item or (b) all facts relevant to the tax treatment of the item are disclosed on the return or on a statement attached to the return, and there is a reasonable basis for the tax treatment of the item by the taxpayer. In the case of partnerships, the disclosure is to be made on the return of the partnership. Under the applicable Regulations, however, an individual partner may make adequate disclosure with respect to partnership items if conditions are met.

In the case of understatements attributable to "tax shelter" items, the substantial understatement penalty may be avoided only if the taxpayer establishes that, in addition to having substantial authority for his position, he reasonably believed the treatment claimed was more likely than not the proper treatment of the item. A "tax shelter" item, for these purposes, is one that arises from a partnership (or other form of investment) the principal purpose of which is the avoidance or evasion of federal income tax. The definition of "tax shelter" for these purposes is different from the definitions for registration, disclosure and list maintenance purposes discussed above under "Tax Shelter Rules." A corporation is generally held to a higher standard to avoid the substantial understatement penalty attributable to tax shelter items. However, we do not believe the partnership will be considered a "tax shelter" for these purposes.

Accounting Methods and Periods

The partnership will use the accrual method of accounting and intends to select the calendar year as its taxable year.

Social Security Benefits; Self-employment Tax

A general partner's share of any income or loss attributable to units will constitute "net earnings from self-employment" for both social security and self-employment tax purposes, while a limited partner's share of these items will not constitute "net earnings from self-employment."

State and Local Taxes

The opinions expressed in this prospectus are limited to issues of federal income tax law and do not address issues of state or local law. We urge you to consult your tax advisors regarding the impact of state and local laws on your investment in the partnership.

Individual Tax Advice Should Be Sought

We have presented only a summary of the material tax considerations that may affect your decision regarding the purchase of units. The tax considerations attendant to an investment in a partnership are complex, vary with individual circumstances, and depend in some instances upon whether the investor acquires general partner interests or limited partner interests. You should review the tax consequences with your tax advisor.

SUMMARY OF LIMITED PARTNERSHIP AGREEMENT

The limited partnership agreement in the form attached to this prospectus as Appendix A will govern your rights and obligations. You, together with your personal advisers, should carefully study the limited partnership agreement in its entirety before submitting a subscription. The following statements concerning the limited partnership agreement are merely a summary of all the material terms of the limited partnership agreement, but do not purport to be complete and in no way amend or modify the limited partnership agreement.

Responsibility of Managing General Partner

The Managing General Partner shall have the exclusive management and control of all aspects of the business of the partnership. Sections 5.01 and 6.01 of the limited partnership agreement. No investor partner shall have any voice in the day-to-day business operations of the partnership. Section 7.01. The Managing General Partner is authorized to delegate and subcontract its duties under the limited partnership agreement to others, including entities related to it. Section 5.02.

Liability of General Partners, Including Additional General Partners

General partners, including additional general partners, will have unlimited liability for partnership activities. The additional general partners will be jointly and severally liable for all obligations and liabilities to creditors and claimants, whether arising out of contract or tort, in the conduct of partnership operations. Section 7.12.

We, as operator, maintain general liability insurance. In addition, we have agreed to indemnify each of the additional general partners for obligations related to casualty and business losses which exceed available insurance coverage and partnership assets. Section 7.02.

The additional general partners, by execution of the limited partnership agreement, grant to the Managing General Partner the exclusive authority to manage the partnership business in its sole discretion and to bind the partnership and all partners in its conduct of the partnership business. The additional general partners may not participate in the management of the partnership business; and the limited partnership agreement prohibits the additional general partners from acting in a manner harmful to the assets or the business of the partnership or to do any other act which would make it impossible to carry on the ordinary business of the partnership. If an additional general partner acts contrary to the terms of the limited partnership agreement, losses caused by his or her actions will be borne by that additional general partner alone and that additional general partner may be liable to other partners for all damages resulting from his or her breach of the limited partnership agreement. Section 7.01. Additional general partners who choose to assign their units in the future may do so only as provided in the limited partnership agreement. Liability of partners who have assigned their units may continue after the assignment unless a formal assumption and release of liability is effected. Section 7.03.

Liability of Limited Partners

The West Virginia Uniform Limited Partnership Act will govern the partnerships, under which law a limited partner's liability for the obligations of the partnership is limited to his or her capital contribution, his or her share of partnership assets and the return of any part of his or her capital contribution for a period of one year after the return (or six years in the event the return is in violation of the limited partnership agreement). A limited partner will not otherwise be liable for the obligations of the partnership unless, in addition to the exercise of his or her rights and powers as a limited partner, the person takes part in the control of the business of the partnership. Section 7.01.

Allocations and Distributions

General: Profits and losses are to be allocated and cash is to be distributed in the manner described in the section entitled "Participation in Costs and Revenues." See Article III of the limited partnership agreement.

Time of Distributions: The Managing General Partner will determine and distribute not less frequently than quarterly cash available for distribution. Section 4.01. The Managing General Partner may, at its discretion, make distributions more frequently. Notwithstanding any other provision of the limited partnership agreement to the contrary, no partner will receive any distribution to the extent the distribution will create or increase a deficit in that partner's capital account (as increased by his or her share of partnership minimum gain). Section 4.03.

Liquidating Distributions: Liquidating distributions will be made in the same manner as regular distributions; however, in the event of dissolution of the partnership, distributions will be made only after due provision has been made for, among other things, payment of all partnership debts and liabilities. Section 9.03.

Voting Rights

Investor partners owning 10% or more of the then outstanding units entitled to vote have the right to require the Managing General Partner to call a meeting of the partners. Section 7.07.

Investor partners may vote with respect to partnership matters. A majority in interest of the then outstanding units entitled to vote constitutes a quorum. Each unit is entitled to one vote on all matters; each fractional unit is entitled to that fraction of one vote equal to the fractional interest in the unit. Except as otherwise provided in the limited partnership agreement, at any meeting of investor partners, approval of any matters considered at the meeting requires the affirmative vote of a majority of units represented, in person or by proxy, at the meeting at which a quorum is present. Approval of any of the following matters requires the affirmative vote of a majority of the then outstanding units entitled to vote, without the concurrence of the Managing General Partner:

    The sale of all or substantially all of the assets of the partnership;
    Removal of the Managing General Partner and election of a new managing general partner;
    Dissolution of the partnership;
    Any non-ministerial amendment to the limited partnership agreement;
    Cancellation of contracts for services with the Managing General Partner or affiliates; and
    The appointment of a liquidating trustee in the event the partnership is to be dissolved by reason of the retirement, dissolution, liquidation, bankruptcy, death, or adjudication of insanity or incapacity of the last remaining general partner.

Additionally, the partnership is not permitted to participate in a roll-up transaction unless the roll-up has been approved by at least 66 2/3% in interest of investor partners. Sections 5.07(m) and 7.08. The Managing General Partner if it were removed by the investor partners may elect to retain its interest in the partnership as a limited partner in the successor limited partnership (assuming that the investor partners determined to continue the partnership and elected a successor managing general partner), in which case the former Managing General Partner would be entitled to vote its interest as a limited partner. Section 7.06.

Investor partners may review the partnership's books and records and list of investor partners at any reasonable time and may copy the list of investor partners at their expense. Investor partners may submit proposals to the Managing General Partner for inclusion in the voting materials for the next meeting of investor partners for consideration by the investor partners. With respect to the merger or consolidation of the partnership or the sale of all or substantially all of the partnership's assets, investor partners may exercise dissenter's rights for fair appraisal of their units in accordance with Section 31D-13-1302 of the West Virginia Business Corporation Act. Sections 7.07, 7.08, and 8.01.

Retirement and Removal of the Managing General Partner

In the event that the Managing General Partner desires to withdraw from the partnership for whatever reason, it may do so only upon one hundred twenty (120) days prior written notice and with the written consent of the investor partners owning a majority of the then outstanding units. Section 6.03.

In the event that the investor partners desire to remove the Managing General Partner, they may do so at any time with the consent of the investor partners owning a majority of the then outstanding units, and upon the selection of a successor managing general partner by the investor partners owning a majority of the then outstanding units. Section 7.06.

Term and Dissolution

The partnership will continue for a maximum period ending December 31, 2055 unless earlier dissolved upon the occurrence of any of the following:

    the written consent of the investor partners owning a majority of the then outstanding units;
    the retirement, bankruptcy, adjudication of insanity or incapacity, withdrawal, removal, or death (or, in the case of a corporate managing general partner, the retirement, withdrawal, removal, dissolution, liquidation, or bankruptcy) of a managing general partner, unless a successor managing general partner is selected by the partners under the limited partnership agreement or the remaining managing general partner, if any, continues the partnership's business;
    the sale, forfeiture, or abandonment of all or substantially all of the partnership's property; or
    the occurrence of any event causing dissolution of the partnership under the laws of the State of West Virginia.

Section 9.01.

Indemnification

The Managing General Partner has agreed to indemnify each of the additional general partners for obligations related to casualty losses which exceed available insurance coverage and partnership assets. Section 7.02.

If obligations incurred by the partnership are the result of the negligence or misconduct of an additional general partner, or the violation of the terms of the limited partnership agreement by the additional general partner, then the foregoing indemnification by the Managing General Partner will be unenforceable as to that additional general partner and that additional general partner will be liable to all other partners for damages and obligations resulting from their negligence or misconduct. Section 7.02.

The Managing General Partner will be entitled to reimbursement and indemnification for all expenditures made (including amounts paid in settlement of claims) or losses or judgments suffered by it in the ordinary and proper course of the partnership's business, provided that the Managing General Partner has determined in good faith that the course of conduct which caused the loss or liability was in the best interests of the partnership, that the Managing General Partner was acting on behalf of or performing services for the partnership, and that the expenditures, losses or judgments were not the result of the negligence or misconduct on the part of the Managing General Partner. Section 6.04. The Managing General Partner will have no liability to the partnership or to any partner for any loss suffered by the partnership which arises out of any action or inaction of the Managing General Partner if the Managing General Partner, in good faith, determined that the course of conduct was in the best interest of the Partnership and the course of conduct did not constitute negligence or misconduct of the Managing General Partner. The Managing General Partner will be indemnified by the partnership to the limit of the insurance proceeds and tangible net assets of the partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the partnership, provided that the same were not the result of negligence or misconduct on the part of the Managing General Partner.

Notwithstanding the above, the Managing General Partner will not be indemnified for liabilities arising under federal and state securities laws unless there has been a successful adjudication on the merits of each count involving securities law violations; or
    the claims have been dismissed with prejudice on their merits by a court of competent jurisdiction; or
    a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the position of any state securities regulatory authority in which securities of the partnership were offered or sold as to indemnification for violations of securities laws;
    provided, however, the court need only be advised of the positions of the securities regulatory authorities of those states (a) which are specifically set forth in the prospectus and (b) in which plaintiffs claim they were offered or sold partnership units.

In any claim for indemnification for federal or state securities laws violations, the party seeking indemnification must place before the court the position of the Securities and Exchange Commission, the Massachusetts Securities Division, and the Tennessee Securities Division or other respective state securities division with respect to the issue of indemnification for securities laws violations.

The partnership will not incur the cost of the portion of any insurance which insures any party against any liability as to which the party is prohibited from being indemnified. Section 6.04.

Reports to Partners

The Managing General Partner will furnish to the investor partners of each partnership semi-annual and annual reports which will contain financial statements (including a balance sheet and statements of income, partners' equity and cash flows), which statements at fiscal year end will be audited by an independent accounting firm and will include a reconciliation of the statements with information provided to the investor partners for federal income tax purposes. Financial statements furnished in a partnership's semi-annual reports will not be audited. Semi-annually, all investor partners will also receive a summary itemization of the transactions between the Managing General Partner or any affiliate and the partnership showing all items of compensation received by the Managing General Partner and its affiliates. Annually beginning with the fiscal year ended December 31, 2004 with respect to partnerships designated "PDC 2004- Limited Partnership," December 31, 2005 with respect to partnerships designated "PDC 2005- Limited Partnership," and December 31, 2006, with respect to partnerships designated "PDC 2006- Limited Partnership," oil and gas reserve estimates prepared by an independent petroleum engineer will also be furnished to the investor partners. Annual reports will be provided to the investor partners within 120 days after the close of each partnership fiscal year, and semi-annual reports will be provided within 75 days after the close of the first six months of each partnership fiscal year. In addition, the investor partners will receive on a monthly basis while the partnership is participating in the drilling and completion activities of a program, reports containing a description of the partnership's acquisition of interests in prospects, including farmins and farmouts, and the drilling, completion and abandonment of wells thereon. All investor partners will receive a report containing information necessary for the preparation of their federal income tax returns and any required state income tax returns by March 15 of each calendar year. Investor partners will also receive in the monthly reports a summary of the status of wells drilled by the partnership, the amount of oil or gas from each well and the drilling schedule for proposed wells, if known. The Managing General Partner may provide other reports and financial statements as it deems necessary or desirable. Section 8.02.

Power of Attorney

Each partner will grant to the Managing General Partner a power of attorney to execute documents deemed by the Managing General Partner to be necessary or convenient to the partnership's business or required in connection with the qualification and continuance of the partnership. Section 10.01.

Other Provisions

Other provisions of the limited partnership agreement are summarized in this prospectus under the headings "Terms of the Offering," "Source of Funds and Use of Proceeds," "Participation in Costs and Revenues," "Management," "Fiduciary Responsibility of the Managing General Partner," and "Transferability of Units." We direct the attention of prospective investors to these sections.

TRANSFERABILITY OF UNITS

    Your sale of units is limited; no public market exists or will develop for the units; you may not be able to sell your units at the price or when you want.
    Purchasers of units from you must satisfy the suitability requirements of this offering and as imposed by law.

No public market exists or will develop for the units. You should consider an investment in the partnerships an illiquid investment. You may not be able to sell your units when and if you want to do so and at the price you believe to be fair. In addition, as a basis of counsel's opinion that the partnerships will not be treated as "publicly traded partnerships," we have represented that the units will not be traded on an established securities market or the substantial equivalent thereof.

While units of the partnership are transferable, assignability of the units is limited, requiring among other things our consent. Section 7.03. Transfers of fractional units are prohibited, unless you own a fractional unit, in which case your entire fractional interest must be transferred. You may assign units only to a person otherwise qualified to become an investor partner, including the satisfaction of any relevant suitability requirements, as imposed by law or the partnership. See "Terms of the Offering - Investor Suitability," which presents each state's suitability requirements for investors. In no event may you make an assignment which, in the opinion of counsel to the partnership, would result in the partnership being considered to have been terminated for purposes of Section 708 of the Code, unless we consent to an assignment, or which, in the opinion of counsel to the partnership, would result in the partnership being treated as a publicly traded partnership, or which, in the opinion of counsel to the partnership, may not be effected without registration under the Securities Act of 1933, or would result in the violation of any applicable state securities laws.

A substituted additional general partner will have the same rights and responsibilities, including unlimited liability, in the partnership as every other additional general partner. Upon receipt of notice of a purported transfer or assignment of a unit of general partnership interest, we, after having determined that the purported transferee satisfies the suitability standards of an additional general partner and other conditions established by the program, will promptly notify the purported transferee of the partnership's consent to the transfer and will include with the notice a copy of the limited partnership agreement, together with a signature page. In the notification, we will advise the transferee that he or she will have the same rights and responsibilities, including unlimited liability, as every other additional general partner and that he or she will not become a partner of record until he or she returns the executed signature page to the partnership. A partnership need not recognize any assignment until the instrument of assignment has been delivered to us. The assignee of the interests has rights of ownership but may become a substituted investor partner and thus be entitled to all of the rights of an additional general partner or limited partner only upon meeting conditions, including paying all costs and expenses incurred in connection with the substitution, making representations to us, including satisfaction of the required suitability standards for an investment in the program, and executing appropriate documents to evidence its agreement to be bound by all of the terms and provisions of the applicable limited partnership agreement.

Conversion of Units by the Managing General Partner and by Additional General Partners. Upon completion of drilling of a particular partnership, we will convert all units of general partnership interest of that partnership into units of limited partnership interest of that partnership. See "Terms of the Offering - Conversion of Units by the Managing General Partner and by Additional General Partners" for a discussion of how the conversion feature of the program works.

Unit Repurchase Program. Beginning with the third anniversary of the date of the first cash distribution of the partnership, you may request us to repurchase your units, subject to conditions. See "Terms of the Offering - Unit Repurchase Program" for a discussion of how the unit repurchase program works.

PLAN OF DISTRIBUTION

    An affiliate of the Managing General Partner is dealer manager of the offering.
    Sales will be made on a "minimum-maximum best efforts" basis through NASD-licensed broker-dealers.
    Broker-dealers will receive an amount equal to 10-1/2% of the subscription proceeds as sales commissions, expenses, and wholesaling fees.
    Purchase of units by the Managing General Partner and/or affiliates may allow the offering to satisfy the minimum sales requirements and allow the offering to close and a partnership to be funded.
    We will not sell units to tax-exempt investors or to foreign investors.

We are offering for sale units of preformation limited and general partnership interest through PDC Securities Incorporated, the dealer manager, our affiliate, as principal distributor, and through NASD-licensed broker-dealers on a "minimum-maximum best efforts" basis for each partnership, to a select group of investors who meet the suitability standards set forth under "Terms of the Offering - Investor Suitability." We will not sell units to tax-exempt investors (including IRAs and other tax-exempt plans) or to foreign investors. "Minimum-maximum best efforts" means (1) that the various broker-dealers which will sell the units (a) will not be obligated to sell or to purchase any amount of units but (b) will be obligated to make a reasonable and diligent effort (that is, their "best efforts") to sell as many units as possible and (2) that the offering will not close unless the minimum number of units (87-1/2 units aggregating $1.75 million with respect to each of the -B and -C designated Limited Partnerships; 150 units aggregating $3 million with respect to each of the -A designated Limited Partnerships; and 175 units aggregating $3.5 million with respect to each of the -D designated Limited Partnerships) is sold within the offering period. The term "maximum" refers to the maximum proceeds of $17.5 million with respect to each of the -B and -C designated Limited Partnerships; $30 million with respect to each of the -A designated Limited Partnerships; and $35 million with respect to each of the -D designated Limited Partnerships) that can be raised with respect to any partnership.

The dealer manager, an NASD member, will receive a sales commission equal to 7% of the investor partners' subscriptions; reimbursement of bona fide accountable due diligence expenses of up to -1/2% of the investor partners' subscriptions; and wholesaling fees and expenses, meeting costs, and marketing fees and expenses and other compensation equal to 3% of the investor partners' subscriptions, for an aggregate of $3,675,000 for the sale of the maximum number of 1,750 units of a -D designated Limited Partnership; $1,837,500 for the sale of 875 units of a -B or -C designated Limited Partnership; and $3,150,000 for the sale of 1,500 units of an -A designated Limited Partnership. The dealer manager may reallow these commissions, expenses and fees, in whole or in part, to NASD-licensed broker-dealers for sale of the units. The dealer manager will retain, in lieu of reimbursement of specific expenses, 2% of investor partners' subscriptions for wholesaling fees and expenses, meeting costs and other selling expenses. In no event will the total compensation paid to NASD members exceed 10-1/2% of subscriptions (comprised of 7% in sales commissions, 3% in wholesaling fees and expenses, marketing fees and expenses and other compensation and -1/2% of subscriptions for reimbursement of bona fide accountable due diligence expenses). Any commissions and other remuneration will be paid in cash solely on the amount of initial subscriptions and only as permitted under federal and state securities laws and applicable rules and regulations. As provided in the soliciting dealers agreements between PDC Securities Incorporated and the various soliciting dealers, we, prior to the time that we have received the minimum required subscriptions in cleared funds from subscribers that are suitable to be investor partners in the partnership in which units are then being offered, may advance to the various NASD-licensed broker-dealers from our own funds the sales commissions and due diligence expenses which would otherwise be payable in connection with the subscriptions prior to the close and funding of the partnership. If the sale of the minimum number of units has not occurred as of the time as the particular offering terminates or we determine not to organize and fund the partnership for any reason, those broker-dealers which have received commissions and due diligence expenses in advance from us with respect to the sale of units in that partnership are required by the soliciting-dealers agreements to return the commissions and due diligence expenses to us promptly.

No sales commissions will be paid on sales of units to officers, directors, employees, or registered representatives of a soliciting dealer if the soliciting dealer, in its discretion, has elected to waive the sales commissions. Any units so purchased will be held for investment and not for resale.

We, the dealer manager, and soliciting dealers have agreed to indemnify one another against civil liabilities, including liability under the Securities Act of 1933. In the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable. Members of the selling group may be deemed to be "underwriters" as defined under the Securities Act, and their commissions and other payments may be deemed to be underwriting compensation.

The dealer manager may offer the units and receive commissions in connection with the sale of units only in those states in which it is lawfully qualified to do so.

We and our affiliates may elect to purchase units in the offering on the same terms and conditions as other investors, net of commissions. The purchase of units by us and/or our affiliates may have the effect of allowing the offering to be subscribed to the minimum, resulting in satisfaction of an express condition of the offering, and thus allow the offering to close. We and/or our affiliates will not purchase more than 10% of the units subscribed by the investor partners in any partnership. Additionally, not more than $50,000 of units purchased by us and affiliates are permitted to be applied to satisfying the minimum requirement. Any units purchased by us and/or our affiliates will be held for investment and not for resale.

SALES LITERATURE

In connection with the offering, the NASD-registered broker-dealers may utilize various sales literature which discusses aspects of the program, namely, a program highlight information piece which will constitute the prospectus summary ("Program Summary" in bullet format), an introduction to the program ("Flip Chart/Slide Presentation"), and prospect letters ("Broker-Dealer Guide"). The program may also utilize a program general summary piece ("Program Summary" in text format), a sheet presenting information regarding comparative investment deductions ("Investment Deductions"), and a Web site at www.pdcgas.com. Our sales material will not contain any material information which is not also set forth in the prospectus. The offering of units will be made only by means of this prospectus.

LEGAL OPINIONS

The validity of the units offered by this prospectus and federal income tax matters discussed under "Tax Considerations" and in the tax opinion set forth in Appendix D to the prospectus have been passed upon by Duane Morris LLP, 1667 K Street, N.W., Washington, D.C. 20006.

EXPERTS

The Partnership reserve and future net revenues information presented under "Prior Activities - Partnership Proved Reserves and Future Net Revenues" has been prepared by Wright & Company, Inc., Brentwood, Tennessee, independent petroleum consultants.

The consolidated balance sheets of Petroleum Development Corporation and subsidiaries as of December 31, 2002 and 2001, included in this prospectus and in the registration statement have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

A registration statement on Form S-1 (Reg. No. 333-_____) with respect to the units offered by this prospectus has been filed on behalf of the partnerships with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted under the rules and regulations of the Securities and Exchange Commission. Reference is made to the registration statement, including exhibits, for further information. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This registration statement, as well as all exhibits and amendments, have been filed and will be filed electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system. The registration statement and all exhibits and amendments thereto are publicly available through the Commission's Web site (http://www.sec.gov). We hereby make reference to the copy of documents filed as exhibits to the Registration Statement for full statements of the provisions of those documents, and we qualify each statement in this prospectus in all respects by this reference. You may obtain copies of any materials filed as a part of the registration statement from the Securities and Exchange Commission by payment of the requisite fees for materials or you may examine these documents in the offices of the Commission without charge or by downloading the documents from the SEC's EDGAR system. The delivery of this prospectus at any time does not imply that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

GLOSSARY OF TERMS

The following terms used in this prospectus shall unless the context otherwise requires have the following respective meanings:

Act: The West Virginia Uniform Limited Partnership Act.

Additional General Partners: Those investor partners who purchase units as additional general partners, and their transferees and assigns.

Administrative Costs: All customary and routine expenses incurred by the Managing General Partner for the conduct of program administration, including legal, finance, accounting, secretarial, travel, office rent, telephone, data processing and other items of a similar nature.

Affiliate: An affiliate of a specified person means (a) any person directly or indirectly owning, controlling, or holding with power to vote 10 percent or more of the outstanding voting securities of the specified person; (b) any person 10 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the specified person; (c) any person directly or indirectly controlling, controlled by, or under common control with the specified person; (d) any officer, director, trustee or partner of the specified person; and (e) if the specified person is an officer, director, trustee or partner, any person for which the person acts in any capacity.

Assessment: Additional amounts of capital which may be mandatorily required of or paid voluntarily by an investor partner beyond his subscription commitment.

Capital Accounts: The accounts to be maintained for each partner on the books and records of the partnership under Section 3.01 of the limited partnership agreement.

Capital Available for Investment: The sum of (a) the subscriptions, net of the sales commissions, due diligence expenses, marketing support fees and other compensation, and wholesaling fees, which aggregate 10-1/2% of subscriptions, and the management fee and (b) the capital contribution of the Managing General Partner.

Capital Contribution: With respect to each investor partner, the total investment, including the original investment, assessments and amounts reinvested, by the investor partner to the capital of the partnership under Section 2.02 of the limited partnership agreement and, with respect to the Managing General Partner and initial limited partner, the total investment, including the original investment, assessments and amounts reinvested, to the capital of the partnership under Section 2.01 of the limited partnership agreement.

Capital Expenditures: Those costs associated with property acquisition and the drilling and completion of oil and gas wells which are generally accepted as capital expenditures under the provisions of the Internal Revenue Code.

Carried Interest: An equity interest in a program issued to a person without consideration, in the form of cash or tangible property, in an amount proportionately equivalent to that received from the participants.

Code: The Internal Revenue Code of 1986, as amended.

Cost: When used with respect to the sale of property to the partnership, means (a) the sum of the prices paid by the seller to an unaffiliated person for the property, including bonuses; (b) title insurance or examination costs, brokers' commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property; (c) a pro rata portion of the seller's actual necessary and reasonable expenses for seismic and geophysical services; and (d) rentals and ad valorem taxes paid by the seller with respect to the property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain the property, and the portion of the seller's reasonable, necessary and actual expenses for geological, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (d) hereof shall have been incurred not more than 36 months prior to the purchase by the partnership; provided that the period may be extended, at the discretion of the state securities administrator, upon proper justification. When used with respect to services, "cost" means the reasonable, necessary and actual expense incurred by the seller on behalf of the partnership in providing the services, determined in accordance with generally accepted accounting principles. As used elsewhere, "cost" means the price paid by the seller in an arm's-length transaction.

Dealer Manager: PDC Securities Incorporated, our affiliate.

Development Well: A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Direct Costs: All actual and necessary costs directly incurred for the benefit of the partnership and generally attributable to the goods and services provided to the partnership by parties other than the Managing General Partner or its affiliates. Direct costs shall not include any cost otherwise classified as organization and offering expenses, administrative costs, operating costs or property costs. Direct costs may include the cost of services provided by the Managing General Partner or its affiliates if the services are provided by written contracts and in compliance with Section 5.07(e) of the limited partnership agreement.

Distributable Cash: Cash remaining for distribution to the Managing General Partner and the investor partners after the payment of all partnership obligations, including debt service and the establishment of contingency reserves for anticipated future costs as determined by the Managing General Partner.

Drilling and Completion Costs: All costs, excluding operating costs, of drilling, completing, testing, equipping and bringing a well into production or plugging and abandoning it, including all labor and other construction and installation costs incident thereto, location and surface damages, cementing, drilling mud and chemicals, drillstem tests and core analysis, engineering and well site geological expenses, electric logs, costs of plugging back, deepening, rework operations, repairing or performing remedial work of any type, costs of plugging and abandoning any well participated in by the Partnership, and reimbursements and compensation to well operators, including charges paid to the Managing General Partner as unit operator during the drilling and completion phase of a well, plus the cost of the gathering systems and of acquiring leasehold interests.

Dry Hole: Any well abandoned without having produced oil or gas in commercial quantities.

Escrow Agent: Branch Banking and Trust Company, Wilson, North Carolina, or its successor.

Exploratory Well: A well drilled to find commercially productive hydrocarbons in an unproved area, to find a new commercially productive horizon in a field previously found to be productive of hydrocarbons at another horizon, or to significantly extend a known prospect.

Farmout: An agreement in which the owner of a leasehold or working interest agrees to assign an interest in specific acreage to the assignees, retaining an interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

Future Net Revenues: Estimated future cash in-flow from oil and natural gas sales of partnership estimated proved reserves as estimated by the petroleum engineers less estimated future production and development costs. Oil and natural gas sales assume oil and natural gas prices remain constant at the current price at the date of the reserve report. Production and development costs are derived based on current cost levels and assume continuation of current economic conditions.

Horizon: A zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

IDC: Intangible drilling and development costs.

Independent Expert: A person with no material relationship to the Managing General Partner who is qualified and who is in the business of rendering opinions regarding the value of oil and gas properties based upon the evaluation of all pertinent economic, financial, geologic and engineering information available to the Managing General Partner.

Initial Limited Partner: Steven R. Williams or any successor to his interest.

Investor Partner: Any investor participating in the partnership as an Additional General Partner or a limited partner, but excluding the Managing General Partner and initial limited partner.

Landowners' Royalty Interest: An interest in production, or the proceeds therefrom, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner upon the creation of an oil and gas lease.

Lease: Full or partial interests in: (a) undeveloped oil and gas leases; (b) oil and gas mineral rights; (c) licenses; (d) concessions; (e) contracts; (f) fee rights; or (g) other rights authorizing the owner thereof to drill for, reduce to possession and produce oil and gas.

Limited Partners: Those investor partners who purchase units as limited partners, transferees or assignees who become limited partners, or additional general partners whose interests are converted to limited partnership interests under the provisions of the limited partnership agreement.

Limited Partnership Agreement: The limited partnership agreement as it may be amended from time to time, the form of which is attached to the prospectus as Appendix A.

Loss: The excess of the partnership's losses and deductions over the partnership's income and gains, computed in accordance with the provisions of the federal income tax laws.

Management Fee: The fee to which the Managing General Partner is entitled under Section 6.06 of the limited partnership agreement.

Managing General Partner: Petroleum Development Corporation or its successors.

Mcf: One thousand cubic feet of natural gas measured at the standard temperature of 60 degrees Fahrenheit and pressure of 14.65 psi.

Net Subscriptions: An amount equal to total subscriptions of the investor partners less the amount of organization and offering costs of the partnership.

Net Well: The sum of fractional working interests owned and drilled by the partnership.

Non-Capital Expenditures: Those expenditures associated with property acquisition and the drilling and completion of oil and gas wells that under present law are generally accepted as fully deductible currently for federal income tax purposes.

Offering Termination Date: December 31, 2004 with respect to partnerships designated "PDC 2004- Limited Partnership," December 30, 2005 with respect to partnerships designated "PDC 2005- Limited Partnership," and December 29, 2006 with respect to partnerships designated "PDC 2006- Limited Partnership" or the earlier date as the Managing General Partner, in its sole and absolute discretion, shall select.

Oil and Gas Interest: Any oil or gas royalty or lease, or fractional interest therein, or certificate of interest or participation or investment contract relative to the royalties, leases or fractional interests, or any other interest or right which permits the exploration of, drilling for, or production of oil and gas or other related hydrocarbons or the receipt of the production or the proceeds thereof.

Operating Costs: Expenditures made and costs incurred in producing and marketing oil or gas from completed wells, including, in addition to labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or therefrom, ad valorem and severance taxes, insurance and casualty loss expense, and compensation to well operators or others for services rendered in conducting the operations.

Organization and Offering Costs: All costs of organizing and selling the offering including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters' attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts, expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants' and attorneys' fees and other front end fees.

Overriding Royalty Interest: An interest in the oil and gas produced under a specified oil and gas lease or leases, or the proceeds from the sale thereof, carved out of the working interest, to be received free and clear of all costs of development, operation, or maintenance.

Participant: The purchaser of a unit in the program.

Partners: The Managing General Partner, the additional general partners other than the Managing General Partner, and the limited partners. Reference to a "partner" shall mean any one of the partners.

Partnership or Partnerships: One or all of the limited partnerships to be formed in the PDC 2004-2006 Drilling Program comprised of a series of up to twelve limited partnerships to be designated as the PDC 2004-A Limited Partnership, the PDC 2004-B Limited Partnership, the PDC 2004-C Limited Partnership, PDC 2004-D Limited Partnership, PDC 2005-A Limited Partnership, PDC 2005-B Limited Partnership, PDC 2005-C Limited Partnership, PDC 2005-D Limited Partnership, PDC 2006-A Limited Partnership, PDC 2006-B Limited Partnership, PDC 2006-C Limited Partnership, and PDC 2006-D Limited Partnership. The partnerships will be governed by the West Virginia Uniform Limited Partnership Act. Together the partnerships, for purposes of this offering, are referred to as the PDC 2004-2006 Drilling Program or sometimes as the program.

Partnership Minimum Gain: Partnership minimum gain as defined in Treas. Reg. Section 1.704-2(d)(1).

PDC: Petroleum Development Corporation.

Profit: The excess of the partnership's income and gains over the partnership's losses and deductions, computed in accordance with the provisions of the federal income tax laws.

Program: One or more limited partnerships formed, or to be formed, for the primary purpose of exploring for oil or gas. In this prospectus, PDC 2004-2006 Drilling Program.

Prospect: A contiguous oil and gas leasehold estate, or lesser interest therein, upon which drilling operations may be conducted. In general, a prospect is an area in which a partnership owns or intends to own one or more oil and gas interests, which is geographically defined on the basis of geological data by the Managing General Partner and which is reasonably anticipated by the Managing General Partner to contain at least one reservoir. An area covering lands which are believed by the Managing General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more horizons. The area, which may be different for different horizons, shall be designated by the Managing General Partner in writing prior to the conduct of program operations and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein. A "prospect" with respect to a particular horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by the partnership is to a horizon containing proved reserves.

Prospectus: The partnership's prospectus, including a preliminary prospectus, of which the limited partnership agreement is a part, under which the units are being offered and sold.

Proved Developed Oil and Gas Reserves: Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Oil and Gas Reserves: Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

            Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.
            Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.
            Estimates or proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other sources.

            Proved Undeveloped Reserves: Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless the techniques have been proved effective by actual tests in the area and in the same reservoir.

            Reservoir: A separate structural or stratigraphic trap containing an accumulation of oil or gas.

            Roll-Up: A transaction involving the acquisition, merger, conversion, or consolidation, either directly or indirectly, of the partnership and the issuance of securities of a roll-up entity. The term does not include:

              a transaction involving securities of the partnership that have been listed for at least 12 months on a national exchange or traded through the National Association of Securities Dealers Automated Quotation National Market System; or
              a transaction involving the conversion to corporate, trust or association form of only the partnership if, as a consequence of the transaction, there will be no significant adverse change in any of the following:
                voting rights;
                the term of existence of the partnership;
                sponsor compensation; or
                the partnership's investment objectives.

Roll-Up Entity: A partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed roll-up transaction.

Royalty: A fractional undivided interest in the production of oil and gas wells, or the proceeds therefrom to be received free and clear of all costs of development, operations or maintenance. Royalties may be reserved by landowners upon the creation of an oil and gas lease ("landowner's royalty") or subsequently carved out of a working interest ("overriding royalty").

Securities Act: Securities Act of 1933, as amended.

Sponsor: Any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will manage or is entitled to manage or participate in the management or control of a program. "Sponsor" includes the managing and controlling general partner(s) and any other person who actually controls or selects the person who controls 25% or more of the exploratory, developmental or producing activities of the partnership, or any segment thereof, even if that person has not entered into a contract at the time of formation of the partnership. "Sponsor" does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of units. Whenever the context of these guidelines so requires, the term "sponsor" shall be deemed to include its affiliates.

Spudding Date: The date that drilling commences.

Subscriptions: The subscription agreement(s) or the amount indicated on the subscriptions agreements that the additional general partners and the limited partners have agreed to pay to a partnership.

Tangible Costs: Those costs which are generally accepted as capital expenditures under the provisions of the Code.

Treas. Reg.: A regulation promulgated by the Treasury Department under Title 26 of the United States Code.

Unit: An undivided interest of an investor partner in the aggregate interest in the capital and profits of the partnership.

Well Head Gas Price: The price paid by a gas purchaser for gas produced from partnership wells excluding any tax reimbursements or transportation allowances.

Wholesaling Fee: A fee paid to a representative of the dealer manager who helps introduce and explain the program to registered representatives with firms executing a selling agreement with the dealer manager for the program.

Working Interest: An interest in an oil and gas leasehold which is subject to some portion of the costs of development, operation, or maintenance.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2003 and December 31, 2002
Assets
	2003	2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$40,537,500	$ 51,023,500
Accounts and notes receivable	21,659,500	15,336,500
Inventories.	2,111,600	1,174,100
Prepaid expenses	3,958,000	4,125,300

Total current assets	68,266,600	71,659,400

Properties and equipment	241,248,100	195,258,800
Less accumulated depreciation, depletion, and amortization	67,567,300	57,143,700
	173,680,800	138,115,100

Other assets	314,600	2,477,100

	$242,262,000	$212,251,600

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$ 31,629,400	$ 28,687,200
Advances for future drilling contracts	17,686,400	37,283,800
Funds held for future distribution	10,550,600	3,917,900

Total current liabilities	59,866,400	69,888,900

Long-term debt	46,000,000	25,000,000
Other liabilities	2,512,000	4,137,200
Deferred income taxes	17,370,000	12,103,300
Asset retirement obligation	698,500	-

Stockholders' equity:
Common stock	156,300	157,300
Additional paid-in capital	28,573,200	29,316,800
Retained earnings	88,059,700	73,430,100
Accumulated other comprehensive income	(974,100)	(1,782,000)

Total stockholders' equity	115,815,100	101,122,200

	$242,262,000	$212,251,600

AN INVESTOR IN PDC 2004-2006 DRILLING PROGRAM DOES NOT THEREBY ACQUIRE ANY

INTEREST IN THE ASSETS OF PETROLEUM DEVELOPMENT CORPORATION

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

1. Accounting Policies

Reference is hereby made to the Company's audited Consolidated Balance Sheet at December 31, 2002 which contains a summary of significant accounting policies followed by the Company in preparation of its consolidated financial statements. These policies were also followed in preparing the unaudited balance sheet at September 30, 2003 included herein.

2. Basis of Presentation

The Management of the Company believes that all adjustments (consisting of only normal recurring accruals) necessary to a fair statement of the financial position of the Company as of September 30, 2003 have been made.

3. Oil and Gas Properties

Oil and Gas Properties are reported on the successful efforts method.

4. Contingencies and Commitments

There are no material loss contingencies at September 30, 2003. There has been no change in commitments and contingencies as described in Note 8 of the Consolidated Balance Sheet at December 31, 2002.

5. Business Segments (Thousands)

PDC's operating activities can be divided into three major segments: drilling and development, natural gas sales, and well operations. The Company drills natural gas wells for Company-sponsored drilling partnerships and retains an interest in each well. The Company also engages in oil and gas sales to residential, commercial and industrial end-users. The Company charges Company-sponsored partnerships and other third parties competitive industry rates for well operations and gas gathering. Segment information for September 30, 2003 and December 31, 2002 is as follows:

	September 30, 2003	December 31, 2002
SEGMENT ASSETS
Drilling and Development	$ 30,099	31,279
Natural Gas Sales	192,738	162,232
Well Operations	10,838	10,706
Unallocated amounts
Cash	519	1,736
Other	8,068	6,299
Total	$242,262	212,252

AN INVESTOR IN PDC 2004-2006 DRILLING PROGRAM DOES NOT THEREBY ACQUIRE ANY

INTEREST IN THE ASSETS OF PETROLEUM DEVELOPMENT CORPORATION

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS - (Continued)

(Unaudited)

6. Comprehensive income

Comprehensive income includes certain items recorded directly to shareholders' equity and classified as other comprehensive income. The following table illustrates the calculation of comprehensive income for the quarter ended September 30, 2003.

Net Income before cumulative effect of accounting change	$14,828,200
Cumulative effect of change in accounting principle (net of taxes of $121,700)	(198,600)
Net income	$14,629,600
Reclassification adjustment for settled contracts included in net income (net of tax of $603,200)	984,100
Changes in fair value of outstanding hedging positions (net of tax of $108,000)	(176,200)
Other comprehensive income	807,900
Comprehensive Income	$15,437,500

7. Common Stock Repurchase

On March 13, 2003 the Company publicly announced the authorization by its Board of Directors to repurchase up to 5% of the Company's common stock (785,000 shares). This program is scheduled to expire on December 31, 2004. The following activity has occurred since inception of the plan on March 13, 2003 until September 30, 2003.

Month of Purchase	March, 2003	April, 2003	September, 2003

Average Price paid per share	$6.02	$6.48	$11.15

Broker/Dealer	McDonald Investments	McDonald Investments	McDonald Investments

Number of Shares Purchased	46,500	49,900	12,800

Remaining Number of Shares to Purchase	738,500	688,600	675,800

8. Change in Accounting Principle

In June 2001, the Financial Accounting Standard Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS No. 143 on January 1, 2003 and recorded a net asset of $271,800 and a related liability of $592,100 (using a 6% discount rate) and a cumulative effect on change in accounting principle on prior years of $198,600 (net of taxes of $121,700).

AN INVESTOR IN PDC 2004-2006 DRILLING PROGRAM DOES NOT THEREBY ACQUIRE ANY

INTEREST IN THE ASSETS OF PETROLEUM DEVELOPMENT CORPORATION

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS - (Continued)

(Unaudited)

9. New Accounting Standards

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, the Company has included the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, the Company would be required to reclassify the historical cost of approximately $5,455,700 and $4,208,800 of mineral rights associated with undeveloped oil and gas properties and $11,832,400 and $10,898,700 of mineral rights associated with developed oil and gas properties as of September 30, 2003 and December 31, 2002, respectively, out of oil and gas properties and into a separate intangible mineral rights assets line item. The Company's total balance sheet, cash flows and results of operations would not be affected since such intangible assets would continue to be amortized and assessed for impairment.

AN INVESTOR IN PDC 2004-2006 DRILLING PROGRAM DOES NOT THEREBY ACQUIRE ANY

INTEREST IN THE ASSETS OF PETROLEUM DEVELOPMENT CORPORATION

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(With Independent Auditors' Report Thereon)

Independent Auditors' Report

The Stockholders and Board of Directors

Petroleum Development Corporation:

We have audited the consolidated balance sheets of Petroleum Development Corporation and subsidiaries as of December 31, 2002 and 2001. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. An audit of the consolidated balance sheets includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheets. An audit of the consolidated balance sheets also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of Petroleum Development Corporation and subsidiaries as of December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 10 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

KPMG LLP

Pittsburgh, Pennsylvania

February 25, 2003, except for Note 16, which is

as of September 5, 2003.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$ 48,263,000	47,892,300
Restricted cash	2,760,500	283,300
Notes and accounts receivable	15,336,500	10,752,600
Inventories	1,174,100	1,117,900
Prepaid expenses	4,125,300	4,659,300
Total current assets	71,659,400	64,705,400

Properties and equipment:
Oil and gas properties (successful efforts accounting method)	183,614,200	167,244,600
Pipelines	7,015,000	6,501,500
Transportation and other equipment	3,174,200	3,201,500
Land and buildings	1,455,400	1,402,400

	195,258,800	178,350,000
Less accumulated depreciation, depletion and amortization	57,143,700	45,809,500
	138,115,100	132,540,500

Other assets	2,477,100	2,606,200

	$212,251,600	199,852,100

(Continued)

AN INVESTOR IN PDC 2004-2006 DRILLING PROGRAM DOES NOT THEREBY ACQUIRE ANY

INTEREST IN THE ASSETS OF PETROLEUM DEVELOPMENT CORPORATION

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 17,425,500	17,118,600
Other accrued expenses	11,261,700	7,924,200
Advances for future drilling contracts	37,283,800	31,592,200
Funds held for future distribution	3,917,900	4,650,800

Total current liabilities	69,888,900	61,285,800

Long-term debt	25,000,000	28,000,000
Other liabilities	4,137,200	4,082,700
Deferred income taxes	12,103,300	9,710,800

Commitments and contingencies

Stockholders' equity:
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued and outstanding 15,734,767 and 16,245,752 shares	157,300	162,400
Additional paid-in capital	29,316,800	32,922,500
Retained earnings	73,430,100	64,145,300
Accumulated other comprehensive loss, net of tax	(1,782,000)	(457,400)

Total stockholders' equity	101,122,200	96,772,800

	$212,251,600	199,852,100

See accompanying notes to consolidated balance sheets.

AN INVESTOR IN PDC 2004-2006 DRILLING PROGRAM DOES NOT THEREBY ACQUIRE ANY

INTEREST IN THE ASSETS OF PETROLEUM DEVELOPMENT CORPORATION

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets

December 31, 2002 and 2001

(1)  Summary of Significant Accounting Policies

     Principles of Consolidation

The accompanying consolidated balance sheets include the accounts of Petroleum Development Corporation and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for its investment in limited partnerships under the proportionate consolidation method. Under this method, the Company's balance sheets include its prorata share of assets and liabilities, respectively, of the limited partnerships in which it participates.

The Company is involved in three business segments. The segments are drilling and development, natural gas sales and well operations (See Note 15).

The Company grants credit to purchasers of oil and gas and the owners of managed properties, substantially all of whom are located in West Virginia, Tennessee, Pennsylvania, Ohio, Michigan, North Dakota and Colorado.

Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories of well equipment, parts and supplies are valued at the lower of average cost or market. An inventory of natural gas is recorded when gas is purchased in excess of deliveries to customers and is recorded at the lower of cost or market. An inventory of oil located in stock tanks on well locations, is carried at market at the end of each period.

Oil and Gas Properties

Exploration and development costs are accounted for by the successful efforts method.

The Company assesses impairment of capitalized costs of proved oil and gas properties by comparing net capitalized costs to undiscounted future net cash flows on a field-by-field basis using expected prices. Prices utilized in each year's calculation for measurement purposes and expected costs are held constant throughout the estimated life of the properties. If net capitalized costs exceed undiscounted future net cash flow, the measurement of impairment is based on estimated fair value which would consider future discounted cash flows.

Property acquisition costs are capitalized when incurred. Geological and geophysical costs and delay rentals are expensed as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered economically producible reserves. If reserves are not discovered, such costs are expensed as dry holes. Development costs, including equipment and intangible drilling costs related to both producing wells and developmental dry holes, are capitalized.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

Unproved properties are assessed on a property-by-property basis and properties considered to be impaired are charged to expense when such impairment is deemed to have occurred.

Costs of proved properties, including leasehold acquisition, exploration and development costs and equipment, are depreciated or depleted by the unit-of-production method based on estimated proved developed oil and gas reserves.

Upon sale or retirement of complete units of depreciable or depletable property, the net cost thereof, less proceeds or salvage value, is credited or charged to income. Upon retirement of a partial unit of property, the cost thereof is charged to accumulated depreciation and depletion.

Based on the Company's experience, management believes site restoration, dismantlement and abandonment costs net of salvage to be immaterial in relation to operating costs. These costs are being expensed when incurred.

Transportation Equipment, Pipelines and Other Equipment

Transportation equipment, pipelines and other equipment are carried at cost. Depreciation is provided principally on the straight-line method over useful lives of 3 to 17 years. SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's balance sheets.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

Maintenance and repairs are charged to expense as incurred. Major renewals and betterments are capitalized. Upon the sale or other disposition of assets, the cost and related accumulated depreciation, depletion and amortization are removed from the accounts, the proceeds applied thereto and any resulting gain or loss is reflected in income.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

Buildings

Buildings are carried at cost and depreciated on the straight-line method over estimated useful lives of 30 years.

Advances for Future Drilling Contracts

Represents funds received from Partnerships and other joint ventures for drilling activities which have not been completed and accordingly have not yet been recognized as income in accordance with the Company's income recognition policies.

Retirement Plans

The Company has a 401-K contributory retirement plan (401-K Plan) covering full-time employees. The Company provides a discretionary matching of employee contributions to the plan.

The Company also has a profit sharing plan covering full-time employees. The Company's contributions to this plan are discretionary.

The Company has a deferred compensation arrangement covering executive officers of the Company as a supplemental retirement benefit.

The Company has established split-dollar life insurance arrangements with certain executive officers. Under these arrangements, advances are made to these officers equal to the premiums due. The advances are collateralized by the cash surrender value of the policies. The Company records as other assets its share of the cash surrender value of the policies.

Revenue Recognition

Oil and gas wells are drilled primarily on a contract basis. The Company follows the percentage-of-completion method of income recognition for drilling operations in progress.

Sales of natural gas are recognized when sold, oil revenues are recognized when produced into a stock tank.

Well operations income consists of operation charges for well upkeep, maintenance and operating lease income on tangible well equipment.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

Derivative Financial Instruments

All derivatives are recognized on the consolidated balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("Cash flow" hedge), or a non-hedging derivative. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. No hedging activities were discontinued during 2002 or 2001.

Changes in fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of non-hedging derivatives are reported in current-period earnings. The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised. Additionally, if the derivative is dedesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate, hedge accounting will discontinue.

For the year ended December 31, 2000, prior to adoption of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" and SFAS No. 138, "Accounting for Certain Hedging Activities", gains and losses related to qualifying hedges of firm commitments or anticipated transactions through the use of natural gas futures and option contracts were deferred and recognized in income or as adjustments of carrying amounts when the underlying hedged transaction occurred. In order for futures contracts to qualify as a hedge, there must be sufficient correlation to the underlying hedged transaction. The change in the fair value of derivative instruments which do not qualify for hedging were recognized into income in 2000.

During 2000, the Company entered into an interest rate swap agreement which expires October 11, 2004 to reduce its exposure to market risks from changing interest rates. The interest rate differential to be paid or received was accrued and recognized as interest expense in the period incurred.

Stock Compensation

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to continue to measure compensation cost for stock-based awards using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and to provide pro forma net income and pro forma earnings per share disclosures as if the fair value based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123. See Note 5.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated balance sheets include estimates of oil and gas reserves and future cash flows from oil and gas properties.

Fair Value of Financial Instruments

The carrying values of the Company's receivables, payables and debt obligations are estimated to be substantially the same as the fair values as of December 31, 2002 and 2001.

New Accounting Standards

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. At this time, the Company cannot reasonably estimate the effect of the adoption of this Statement on its financial position.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending December 31, 2002 and are included in the notes to these financial statements.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

(2)  Notes and Accounts Receivable

Included in other assets are noncurrent accounts receivable as of December 31, 2002 and 2001, in the amounts of $445,600 and $173,600 net of an allowance for doubtful accounts of $445,600 and $174,600, respectively.

The allowance for doubtful current accounts receivable as of December 31, 2002 and 2001 was $49,400 and $349,900, respectively.

(3)  Long-Term Debt

On July 3, 2002 the Company executed a $100 million credit facility with Bank One, NA and BNP Paribas. The agreement provides for borrowing up to $100 million subject to and secured by adequate levels of oil and gas reserves. The current total borrowing base is $58.0 million of which the Company has activated $40 million of the facility. The Company is required to pay a commitment fee of 1/4 percent on the unused portion of the activated credit facility. Interest accrues at prime, with LIBOR (London Interbank Market Rate) alternatives available at the discretion of the Company. No principal payments are required until the credit agreement expires on July 3, 2005.

As of December 31, 2002 and 2001 the outstanding balance was $25,000,000 and $28,000,000, respectively. Any amounts outstanding under the credit facility are secured by substantially all properties of the Company. The credit agreement requires, among other things, the existence of satisfactory levels of natural gas reserves, maintenance of certain working capital and tangible net worth ratios along with a restriction on the payment of dividends. As of December 31, 2002 and 2001 the Company was in compliance with all financial covenants in the credit agreement.

At December 31, 2002, $10,000,000 of the outstanding balance was subject to an interest rate swap at a rate of 8.39%, $6,000,000 was subject to a 90-day LIBOR rate of 3.27% and $9,000,000 was subject to a prime rate of 4.25%.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

(4)  Income Taxes

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below:
	2002	2001
Deferred tax assets:
Allowance for doubtful accounts	$ 199,300	199,300
Drilling notes	84,500	88,100
Alternative minimum tax credit carryforwards (Section 29)	2,055,500	1,715,800
Future abandonment	505,900	409,300
Deferred compensation	2,000,400	2,100,500
Other	40,600	48,900
Total gross deferred tax assets	4,886,200	4,561,900
Less valuation allowance	-	-
Deferred tax assets	4,886,200	4,561,900
Less current deferred tax assets (included in prepaid expenses)	(1,351,200)	(1,133,400)
Net non-current deferred tax assets	3,535,000	3,428,500
Deferred tax liabilities:
Properties and equipment, principally due to differences in Depreciation and amortization	(16,730,500)	(13,419,800)
Total gross deferred tax liabilities	(16,730,500)	(13,419,800)
Net deferred tax liability	(13,195,500)	(9,991,300)

Deferred income tax assets related to AOCI	1,092,200	280,500
Net deferred tax liability after AOCI	$(12,103,300)	(9,710,800)

At December 31, 2002, the Company has alternative minimum tax credit carryforwards (Section 29) of approximately $2,055,500 which are available to reduce future federal regular income taxes over an indefinite period.

Accumulated other comprehensive loss is net of tax of $1,092,200 and $280,500 as of December 31, 2002 and 2001, respectively.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

(5) Stockholders' Equity

Changes in capital during 2002 and 2001 are as follows:

	Common stock issued
	Number Of Shares	Amount	Additional Paid-in- capital	Retained Earnings	Accumulated Other Comprehen-sive Income	Total

Balance, December 31, 2000	16,244,044	$162,400	32,917,000	49,177,500	-	82,256,900

Issuance of common stock	1,708	-	-	-	-	-
Amortization of stock award	-	-	5,500	-	-	5,500
Net income				14,967,800		14,967,800
Comprehensive income:
Cumulative effect of change in accounting principle - January 1, 2001 (net of tax of $8,052,700)	-	-	-	-	(12,079,100)	-
Reclassification adjustment for settlement of contracts Included in net income (net of tax of $3,046,900)	-	-	-	-	4,971,200	-
Changes in fair value of outstanding hedging positions (net of tax of $4,076,100)	-	-	-	-	6,650,500	-
Other comprehensive loss					(457,400)	(457,400)
Comprehensive income	_________	_________	_________	_________	________	14,510,400
Balance, December 31, 2001	16,245,752	$ 162,400	32,922,500	64,145,300	(457,400)	96,772,800

Issuance of common stock:
Exercise of employee stock options	70,000	700	78,100	-	-	78,800
Amortization of stock award		-	5,500	-	-	5,500
Repurchase and cancellation of treasury stock	(580,985)	(5,800)	(3,689,300)			(3,695,100)
Net income	-	-	-	9,284,800	-	9,284,800
Comprehensive income:
Reclassification adjustment for settlement of contracts Included in net income (net of tax of $9,100)	-	-	-	-	14,800	-
Changes in fair value of outstanding hedging positions and interest rate swap (net of tax of $820,900)	-	-	-	-	(1,339,400)	-
Other comprehensive loss					(1,324,600)	(1,324,600)
Comprehensive income	_________	_________	_________	__________	________	7,960,200
Balance, December 31, 2002	15,734,767	$ 157,300	29,316,800	73,430,100	(1,782,000)	101,122,200

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

     Options

Options amounting to 185,000 shares were granted during 2001 to certain employees and directors under the Company's Stock Option Plans. These options were granted with an exercise price equal to market value as of the date of grant and vest over a six month period. The outstanding options expire from 2005 to 2011.

The estimated fair value of the options granted during 2001 was $3.70 per option. The fair value was estimated using the Black-Scholes option pricing model with the following assumptions for the 2001 grant: risk-free interest rate of 5.88%, expected dividend yield of 0%, expected volatility of 50.23% and expected life of 7 years.

	Number of Shares	Average Exercise Price	Range of Exercise Prices

Outstanding December 31, 2000	1,045,000	$3.95	1.125 - 6.125

Granted	185,000	$6.25	6.25 - 6.25

Outstanding December 31, 2001	1,230,000	$4.29	1.125 - 6.25

Exercised	(70,000)	$1.125	1.125 - 1.125

Outstanding December 31, 2002	1,160,000	$4.48	1.125 - 6.25

As of December 31, 2002, there were 140,000 options outstanding and exercisable at the $1.125 exercise price which have a weighted average remaining contractual life of 2.9 years. Also as of December 31, 2002 there were 1,020,000 options outstanding and exercisable at a $3.75 to $6.25 exercise price range having a weighted average remaining contractual life of 5.9 years and weighted average exercise price of $4.95.

Stock Redemption Agreement

The Company has stock redemption agreements with three officers of the Company. The agreements require the Company to maintain life insurance on each executive in the amount of $1,000,000. The agreements provide that the Company shall utilize the proceeds from such insurance to purchase from such executives' estates or heirs, at their option, shares of the Company's stock. The purchase price for the outstanding common stock is to be based upon the average closing asked price for the Company's stock as quoted by NASDAQ during a specified period. The Company is not required to purchase any shares in excess of the amount provided for by such insurance.

(6)  Employee Benefit Plans

The Company made 401-K Plan contributions of $288,000 and $260,800 for 2002 and 2001, respectively.

The Company has a profit sharing plan (the Plan) covering full-time employees. The Company contributed $200,000 to the plan in cash during 2002 and 2001, respectively.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

During 2002 and 2001 the Company expensed and established a liability for $90,000 each year under a deferred compensation arrangement with the executive officers of the Company.

At December 31, 2002 and 2001, the Company has recorded as other assets $501,000 and $402,100, respectively, related to the cash surrender value of the life insurance on certain executive officers.

(7)  Transactions with Affiliates

As part of its duties as well operator, the Company received $60,620,222 in 2002 and $71,802,700 in 2001 representing proceeds from the sale of oil and gas and made distributions to investor groups according to their working interests in the related oil and gas properties. Funds held for future distribution on the consolidated balance sheet of $3,917,900 and $4,650,800 includes amounts owed to affiliated partnerships as of December 31, 2002 and 2001, respectively.

The Company provided oil and gas well drilling services to affiliated partnerships. Substantially all of the Company's oil and gas well drilling operations was for such partnerships. The Company also provided related services of operation of wells, reimbursement of syndication costs, management fees, tax return preparation and other services relating to the operation of the partnerships. The Company received $20,008,900 in 2002 and $16,072,500 in 2001 for those services. Amounts due from the partnerships as of December 31, 2002 and 2001 were $1,028,000 and $1,246,200, and are included in notes and accounts receivable.

During 2002 and 2001, the Company paid $51,800 and $30,100, respectively, to the Corporate Secretary's law firm for various legal services.

(8)  Commitments and Contingencies

The nature of the independent oil and gas industry involves a dependence on outside investor drilling capital and involves a concentration of gas sales to a few customers. The Company sells natural gas to various public utilities and industrial customers. One customer, Cinnabar Energy Services, accounted for 10.8% and 13.1% of total revenues in 2002 and 2001, respectively.

The Company would be exposed to natural gas price fluctuations on underlying purchase and sale contracts should the counterparties to the Company's hedging instruments or the counterparties to the Company's gas marketing contracts not perform. Such nonperformance is not anticipated. There were no counterparty default losses in 2002 or 2001.

Substantially all of the Company's drilling programs contain a repurchase provision where Investors may tender their partnership units for repurchase at any time beginning with the third anniversary of the first cash distribution. The provision provides that the Company is obligated to purchase an aggregate of 10% of the initial subscriptions per calendar year (at a minimum price of four times the most recent 12 months' cash distributions), only if such units are tendered, subject to the Company's financial ability to do so. The maximum annual 10% repurchase obligation, if tendered by the investors, is currently approximately $1,878,200. The Company has adequate liquidity to meet this obligation.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

The Company is not party to any legal action that would materially affect the Company's results of operations or financial condition.

(9) Lease Obligations

The Company has entered into certain operating leases on behalf of itself and its Partnerships principally for the leasing of natural gas compressors on its Michigan operating facilities. The future minimum lease payments under these non-cancellable operating leases as of December 31, 2002 are as follows:

Year	Lease Amount
2003	$ 979,300
2004	397,800
2005	120,400
2006	50,200
$1,547,700

The Company's share of this lease expense for operating leases for the years ended December 31, 2002 and 2001 was $660,700 and $693,000, respectively.

(10) Derivative Financial Instruments

The Company utilizes commodity based derivative instruments as hedges to manage a portion of its exposure to price volatility stemming from its integrated natural gas production and marketing activities. These instruments consist of natural gas futures and option contracts traded on the New York Mercantile Exchange for Appalachian and Michigan production and CIG (Colorado Interest Gas Index)-based hedges traded by Bank One for Colorado production. The futures and option contracts hedge committed and anticipated natural gas purchases and sales, generally forecasted to occur within a 12 month period. The Company does not hold or issue derivatives for trading or speculative purposes. In addition, interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable rate long-term debt.

Statement of Accounting Standards No. 133 and No. 138, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133/138), was issued by the Financial Accounting Standards Board. SFAS No. 133/138 standardized the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. The Company adopted the provisions of the SFAS 133/138 effective January 1, 2001. The natural gas futures and options and the interest rate swap are derivatives pursuant to SFAS 133/138. The Company's derivatives are treated as hedges of committed and/or anticipated transactions and had a total estimated fair value of $(1,782,000) (net of tax) on December 31, 2002 and a total estimated fair value of $(457,400) (net of tax) on December 31, 2001.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

Natural gas futures and option contracts for the sale or purchase of natural gas are as follows:

December 31, 2002	Amount (mmbtu)	Fair Value	Fair Value net of tax
Futures contracts
Marketing activities	3,950,000	$(1,431,400)	$(887,400)
Production activities	280,000	(209,700)	(130,000)
	4,230,000	$(1,641,100)	$(1,017,400)

Option contracts
Marketing activities	-	-	-
Production activities	2,950,400	$(337,200)	(209,100)
	2,950,400	$(337,200)	$(209,100)

December 31, 2001
Futures contracts
Marketing activities	1,680,000	$479,300	$297,200
Production activities	-	-	-
	1,680,000	$479,300	$297,200

Option contracts
Marketing activities	20,000	$9,000	$ 5,600
Production activities	-	-	-
	20,000	$9,000	$ 5,600

The Company is required to maintain margin deposits with brokers for outstanding futures contracts. As of December 31, 2002 and 2001, cash in the amount of $2,760,500 and $283,300 was on deposit.

Interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable rate long-term debt. At December 31, 2002 and 2001, the Company was a party to an interest rate swap agreement expiring on October 11, 2004. The agreement entitles the Company, on a quarterly basis, to a fixed-rate interest payment of 6.89% plus its current LIBOR rate margin (+1.50% At December 31, 2002) on a $10,000,000 notional amount related to its outstanding line of credit.

The fair value of the interest rate swap agreement was $(896,000), $(555,000) net of tax at December 31, 2002 and $(1,226,200), $(760,200) net of tax at December 31, 2001. Current market pricing models were used to estimate fair value.

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

By using derivative financial instruments to hedge exposures to changes in interest rates and commodity prices, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates repayment risk. The Company minimizes the credit or repayment risk in derivative instruments by entering into transactions with high-quality counterparties.

(11) Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

Costs incurred by the Company in oil and gas property acquisition, exploration and development are presented below:

	Years Ended December 31,
	2002	2001
Property acquisition cost:
Proved undeveloped properties	$ 1,892,700	3,670,500
Producing properties	240,000	75,700
Development costs	16,429,400	35,411,900
	$18,562,100	39,158,100

The proved reserves attributable to the development costs in the above table were 19,607,000 Mcf and 130,000 bbls for 2002 and 23,896,000 Mcf and 715,000 bbls for 2001 (amounts unaudited). Of the above development costs incurred for the years ended December 31, 2002 and 2001 the amounts of $2,699,500 and $7,026,900, respectively, were incurred to develop proved undeveloped properties from the prior year end.

Property acquisition costs include costs incurred to purchase, lease or otherwise acquire a property. Development costs include costs incurred to gain access to and prepare development well locations for drilling, to drill and equip development wells and to provide facilities to extract, treat, gather and store oil and gas.

(12) Oil and Gas Capitalized Costs

Aggregate capitalized costs for the Company related to oil and gas exploration and production activities with applicable accumulated depreciation, depletion and amortization are presented below:

	December 31,
	2002	2001
Proved properties:
Tangible well equipment	$114,431,800	100,805,800
Intangible drilling costs	64,973,600	61,930,200
Undeveloped properties	4,208,800	4,508,600
	183,614,200	167,244,600
Less accumulated depreciation, depletion and amortization	50,664,600	39,503,200
	$132,949,600	127,741,400

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

(13) Net Proved Oil and Gas Reserves (Unaudited)

The proved reserves of oil and gas of the Company have been estimated by an independent petroleum engineer, Wright & Company, Inc. at December 31, 2002 and 2001. These reserves have been prepared in compliance with the Securities and Exchange Commission rules based on year end prices. An analysis of the change in estimated quantities of oil and gas reserves, all of which are located within the United States, is shown below:
	Oil (BBLS)
	2002	2001
Proved developed and
Undeveloped reserves:
Beginning of year	2,126,000	2,166,000
Revisions of previous estimates	124,000	(176,000)
Beginning of year as revised	2,250,000	1,990,000
New discoveries and extensions
Rocky Mountain Region	130,000	715,000
Dispositions to partnerships	(80,000)	(384,000)
Production	(227,000)	(195,000)
End of year	2,073,000	2,126,000

Proved developed reserves:
Beginning of year	1,801,000	1,527,000

End of year	1,849,000	1,801,000

	Gas (MCF)
	2002	2001
Proved developed and undeveloped reserves:
Beginning of year	118,608,000	118,640,000
Revisions of previous estimates	1,469,000	(8,694,000)
Beginning of year as revised	120,077,000	109,946,000
New discoveries and extensions
Rocky Mountain Region	19,607,000	23,896,000
Dispositions to partnerships	(4,792,000)	(9,263,000)
Acquisitions
Michigan Basin	4,000	-
Rocky Mountain Region	75,000	2,000
Appalachian Basin	342,000	112,000
Production	(6,462,000)	(6,085,000)
End of year	128,851,000	118,608,000

Proved developed reserves:
Beginning of year	88,477,000	92,131,000

End of year	94,847,000	88,477,000

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

(14) Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (Unaudited)

Summarized in the following table is information for the Company with respect to the standardized measure of discounted future net cash flows relating to proved oil and gas reserves. Future cash inflows are computed by applying year-end prices, adjusted for hedging contracts, of oil and gas relating to the Company's proved reserves to the year-end quantities of those reserves. Future production, development, site restoration and abandonment costs are derived based on current costs assuming continuation of existing economic conditions. Future income tax expenses are computed by applying the statutory rate in effect at the end of each year to the future pretax net cash flows, less the tax basis of the properties and gives effect to permanent differences, tax credits and allowances related to the properties.
	As of December 31,
	2002	2001
Future estimated revenues	$548,949,000	317,515,000
Future estimated production costs	(143,878,000)	(98,538,000)
Future estimated development costs	(50,971,000)	(45,323,000)
Future estimated income tax expense	(105,876,000)	(50,360,000)
Future net cash flows	248,224,000	123,294,000
10% annual discount for estimated timing of cash flows	(149,755,000)	(76,855,000)
Standardized measure of discounted future estimated net cash flows	$98,469,000	46,439,000

The following table summarizes the principal sources of change in the standardized measure of discounted future estimated net cash flows:
	Years Ended December 31,
	2002	2001

Sales of oil and gas production, net of production costs	$(16,449,000)	(19,876,000)
Net changes in prices and production costs	143,574,000	(140,487,000)
Extensions, discoveries and improved recovery, Less related cost	39,347,000	25,942,000
Dispositions to partnerships	(6,940,000)	(28,935,000)
Acquisitions	1,167,000	189,000
Development costs incurred during the period	16,429,000	35,412,000
Revisions of previous quantity estimates	3,318,000	(23,818,000)
Changes in estimated income taxes	(55,516,000)	30,622,000
Accretion of discount	(72,900,000)	62,751,000

	$ 52,030,000	(58,200,000)

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

It is necessary to emphasize that the data presented should not be viewed as representing the expected cash flow from, or current value of, existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. The required projection of production and related expenditures over time requires further estimates with respect to pipeline availability, rates of demand and governmental control. Actual future prices and costs are likely to be substantially different from the current prices and costs utilized in the computation of reported amounts. Any analysis or evaluation of the reported amounts should give specific recognition to the computational methods utilized and the limitations inherent therein.

(15) Business Segments (Thousands)

PDC's operating activities can be divided into three major segments: drilling and development, natural gas sales, and well operations. The Company drills natural gas wells for Company-sponsored drilling partnerships and retains an interest in each well. The Company also engages in oil and gas sales to commercial and industrial end-users. The Company charges Company-sponsored partnerships and other third parties competitive industry rates for well operations and gas gathering. Segment information for the years ended December 31, 2002 and 2001 is as follows:
	2002	2001
SEGMENT ASSETS
Drilling and Development	$31,279	36,202
Oil and Natural Gas Sales	162,232	142,865
Well Operations	10,706	11,975
Unallocated amounts
Cash	1,736	422
Other	6,299	8,388
Total	$212,252	199,852

	2002	2001
EXPENDITURES FOR SEGMENT LONG-LIVED ASSETS
Drilling and Development	$ 1,800	5,963
Oil and Natural Gas Sales	16,674	35,488
Well Operations	1,221	839
Unallocated amounts	82	371
Total	$ 19,777	42,661

PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Balance Sheets - (Continued)

December 31, 2002 and 2001

(16) New Accounting Standards

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses accounting and reporting for business combinations and is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses the accounting and reporting for acquired goodwill and other intangible assets. The new standard eliminates the requirement to amortize acquired goodwill; instead, such goodwill is required to be reviewed at least annually for impairment. The new standard also requires that, at a minimum, all intangible assets be aggregated and presented as a separate line item in the balance sheet. The adoption of SFAS No. 141 and SFAS No. 142 had no impact on the Company's total balance sheet, cash flows or results of operations.

A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, the Company has included the costs of mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, the Company would be required to reclassify the historical cost of approximately $4,208,800 of mineral rights associated with undeveloped oil and gas properties and $10,898,700 of mineral rights associated with developed oil and gas properties as of December 31, 2002, respectively, out of oil and gas properties and into a separate intangible mineral rights assets line item. The Company's total balance sheet, cash flows and results of operations would not be affected since such intangible assets would continue to be amortized and assessed for impairment.

APPENDIX A

FORM OF
LIMITED PARTNERSHIP AGREEMENT
OF
PDC 2004-___ LIMITED PARTNERSHIP

[PDC 2005- LIMITED PARTNERSHIP]

[PDC 2006- LIMITED PARTNERSHIP]

TABLE OF CONTENTS

Page

ARTICLE I: The Partnership *

1.01 Organization *

1.02 Partnership Name *

1.03 Character of Business *

1.04 Principal Place of Business *

1.05 Term of Partnership *

1.06 Filings *

1.07 Independent Activities *

1.08 Definitions *

ARTICLE II: Capitalization *

2.01 Capital Contributions of the Managing General Partner and Initial Limited Partner *

2.02 Capital Contributions of the Investor Partners *

2.03 Additional Contributions *

ARTICLE III: Capital Accounts and Allocations *

3.01 Capital Accounts *

3.02 Allocation of Profits and Losses *

3.03 Depletion *

3.04 Apportionment Among Partners *

ARTICLE IV: Distributions *

4.01 Time of Distribution *

4.02 Distributions *

4.03 Capital Account Deficits *

4.04 Liability Upon Receipt of Distributions *

ARTICLE V: Activities *

5.01 Management *

5.02 Conduct of Operations *

5.03 Acquisition and Sale of Leases *

5.04 Title to Leases *

5.05 Farmouts *

5.06 Release, Abandonment, and Sale or Exchange of Properties *

5.07 Certain Transactions *

ARTICLE VI: Managing General Partner